As filed with the Securities and Exchange Commission on July 31, 2014

     Registration No. 333-195508

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 CRAILAR TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

British Columbia	5600	98-0359306
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

Suite 305, 4420 Chatterton Way, Victoria, British Columbia, Canada, V8X 5J2
Telephone: (250) 658-8582
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     Theodore R. Sanders
Chief Financial Officer
629 McVey Avenue
Lake Oswego, Oregon, U.S.A., 97034
Telephone: (503) 387-3941
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Thomas J. Deutsch	Ellen S. Bancroft
McMillan LLP	Morgan, Lewis & Bockius LLP
Royal Centre, 1055 West Georgia Street, Suite 1500	5 Park Plaza, Suite 1750
Vancouver, British Columbia, Canada, V6E 4N7	Irvine, California, U.S.A., 92614-3508
Telephone: (604) 689-9111	Telephone: (949) 399-7000

As soon as practicable after the effective date of this registration statement.
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registrations statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

[ ] Large accelerated filer	[ ] Accelerated filer

[ ] Non-accelerated filer	[X] Smaller reporting company
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Units, each consisting of one share of common stock, without par value, and one warrant to purchase common stock, without par value (1)(3)	$7,475,000	$962.78
Common stock, without par value, included in units (1)(3)	–	–	(2)
Warrants included in the units (1)(3)	–	–	(2)
Common stock, without par value, underlying the warrants included in the units (1)(3)	7,475,000	962.78
Total	$14,950, 000	$1,925.56	(4)
———————
(1)	Includes units that the underwriters have the option to purchase to cover over-allotments, if any.
(2)	No separate fee required pursuant to Rule 457(g) under the Securities Act.
(3)

Pursuant to Rule 416 under the Securities Act, there are also being registered such additional securities as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.

(4)

Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price, including the offering price of units that the underwriters have the option to purchase to cover over-allotments, if any. A total of $2,408.82 was previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 31, 2014

CRAILAR TECHNOLOGIES INC.
12,037,037 Units

      We are offering to sell 12,037,037 units in this offering (each, a "Unit"), with each Unit consisting of one share of our common stock (each, a "Share") and one warrant (each, a "Warrant"). Each Warrant entitles the holder to purchase one share of our common stock (each, a "Warrant Share") at an exercise price of $0.54 (the market price of our common stock) per Warrant Share. The Warrants will expire on August___, 2019. The Shares and the Warrants are immediately separable and will be issued separately. No fractional Warrants will be issued.

      Our common stock is quoted on the OTC Markets Group Inc.’s OTCQB tier and on the TSX Venture Exchange under the symbols “CRLRF” and “CL”, respectively.  On July 30, 2014, the last reported sale price of our common stock on the OTCQB was $0.54 per share, and the last reported sale price of our common stock on the TSX Venture Exchange was CAD$0.58 per share.  In this prospectus, we assume that the public offering price per Unit is $0.54.

     Investing in our securities involves a high degree of risk. You should carefully consider the information in the section entitled "Risk Factors" beginning on page 7 of this prospectus before making a decision to purchase our securities.

	Per Unit	Total
Public offering price	$-	$-
Underwriting discounts and commissions (1)	$-	$-
Proceeds, before expenses, to us	$-	$-
———————
(1)	See "Underwriting" beginning on page 46 for additional information regarding compensation payable to the underwriters by us.

      We have granted the underwriters a 30-day option to purchase up to (i) 1,805,555 additional Units, (ii) 1,805,555 additional Shares and/or (iii) additional Warrants to purchase up to 1,805,555 Warrant Shares from us to cover over-allotments, if any.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

     Delivery of the Units will be made on or about __ _, 2014.

__________________

Sole Book-Running Manager
Roth Capital Partners

__________________

Co-Manager
Wunderlich Securities

The date of this prospectus is __, 2014

ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

     Our name, our logo and other trademarks or service marks of ours appearing in this prospectus are the property of CRAiLAR Technologies Inc. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of their respective holders.

     FOR CALIFORNIA RESIDENTS: With respect to sales of the securities being offered hereby to California residents, such securities may be sold only to: (1) "accredited investors" within the meaning of Regulation D under the Securities Act of 1933 (the "Securities Act"), (2) "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act, (3) banks, savings and loan associations, trust companies, insurance companies, investment companies registered under the Investment Company Act of 1940, pension or profit-sharing trusts, corporations or entities which, together with the corporations or other affiliates which are under common control, have a net worth on a consolidated basis according to their most recent regularly prepared financial statements of not less than $14,000,000 and subsidiaries of the foregoing or (4) any person (other than a person formed for the sole purpose of purchasing the securities being offered hereby) who purchases at least $1,000,000 aggregate amount of the securities offered hereby. Each broker-dealer selling the securities offered hereby has procedures in effect designed to ensure that each California purchaser comes within one of the foregoing categories and each California resident purchasing the securities offered hereby pursuant to this prospectus will be deemed to represent by such purchase that it comes within one of the aforementioned categories. Each person purchasing the securities offered hereby (whether or not a California resident) will be deemed to represent that it will not sell or otherwise transfer such securities pursuant to this prospectus to a California resident unless the transferee comes within one of the aforementioned categories and that it will advise the transferee of this condition which transferee, by becoming such will be deemed to be bound by the same restrictions on resale pursuant to this prospectus.

     FOR INVESTORS OUTSIDE THE U.S.: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required other than in the U.S. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

     FOR INVESTORS IN THE UNITED KINGDOM: This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of section 86(7) of the Financial Services and Markets Act 2000 that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a "Relevant Person"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus or any of its contents."

     EUROPEAN ECONOMIC AREA: Public offer selling restriction under the Prospectus Directive.
The Units may not be offered to the public in any Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), except that Units may be offered to the public in a Relevant Member State (a) to any legal entity which is a qualified investor as defined in the Prospectus Directive; (b) to fewer than 100, or, if each Relevant Member State in which Units are offered has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or (c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that that no such offer of Units referred to in (a) to (c) above shall require the issuer or the underwriters to publish a prospectus pursuant to Article 3 of’ the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

     For the purposes of this provision, the expression an "offer to the public" in relation to any Units in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Units to be offered so as to enable an investor to decide to purchase or subscribe the Units, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State; the expression "Prospectus Directive" means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State; and the expression "2010 PD Amending Directive" means Directive 2010/73/EU.

     NOTICE TO INVESTORS IN SWITZERLAND: This document is not intended to constitute an offer or solicitation to purchase or invest in the equity securities described herein. The equity securities may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the equity securities constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland or a simplified prospectus or a prospectus as such term is defined in the Swiss Collective Investment Scheme Act, and neither this document nor any other offering or marketing material relating to the equity securities may be publicly distributed or otherwise made publicly available in Switzerland.

     Neither this document nor any other offering or marketing material relating to the offering, nor the equity securities have been or will be filed with or approved by any Swiss regulatory authority. The equity securities are not subject to the supervision by any Swiss regulatory authority, e.g., the Swiss Financial Markets Supervisory Authority FINMA (FINMA), and investors in the equity securities will not benefit from protection or supervision by such authority.

INDUSTRY DATA

     We use industry and market data throughout this prospectus, which we have obtained from market research, independent industry publications or other publicly available information. The information contained in such sources has not been independently verified. Such data is also subject to change based on various factors, including those discussed under the heading "Risk Factors" in this prospectus.

ii

PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, including the information under the heading "Risk Factors" beginning on page 7, before you invest in our securities.

     Unless otherwise indicated or the context requires otherwise, all references in this prospectus to "we," "us," "our company," the "Company" and "CRAiLAR" refer to CRAiLAR Technologies Inc., a British Columbia corporation, and its consolidated subsidiaries. All references in this prospectus to "$" are to U.S. dollars and all references to "CAD$" are to Canadian dollars. Our functional currency is the Canadian dollar; we translate our financial information to U.S. dollars as follows: (i) all assets and liabilities have been translated into U.S. dollars at the exchange rate in effect at the applicable fiscal period-end and (ii) revenues and expenses have been translated throughout the period at the weighted average exchange rate.

Our Company

Overview

     CRAiLAR is focused on bringing sustainable bast fiber-based products to market that are environmentally friendly natural fiber alternatives with equivalent or superior performance characteristics to cotton, wood or fossil-fuel based fibers. Our business operations consist primarily of the production of our natural and proprietary CRAiLAR® Flax fibers targeted at the natural yarn and textile industries, as well as the deployment of our CRAiLAR® processing technologies in the cellulose pulp and composites industries. We believe that we offer two key opportunities for development:

•	CRAiLAR® fibers (using flax, hemp or other sustainable bast fiber) for textiles (knit, woven and non-woven constructions) available in a variety of blends, textures, colors and applications; and

•	CRAiLAR® technologies for processing cellulose-based fibers as a high grade dissolving pulp for use in the additives, ethers and performance apparel markets.

     We hold the exclusive worldwide license to these patented CRAiLAR® technologies. We believe that fibers and yarns produced with the CRAiLAR® process will be competitively priced relative to currently available natural and synthetic fibers and have the benefit of being environmentally responsible. The CRAiLAR® patented process effectively cleans and polishes raw bast fiber, such as flax, hemp, kenaf and jute bast fibers, into fiber substantially equivalent to ginned cotton. It is our belief that the CRAiLAR® brand has the potential to become a consumer recognized performance brand that is valued and demanded by the market.

     We believe that entering into development and supply agreements with some of the world's largest fiber consuming companies is the best path to successful commercialization of a number of products incorporating our CRAiLAR® technologies. In execution of this strategy, we have entered into development and supply agreements with companies such as adidas AG, Georgia-Pacific, Hanesbrands Inc., IKEA, Lenzing and Levi Strauss & Co. We have supply agreements with category exclusivity clauses with certain customers that require them to purchase, in the aggregate, approximately 7.4 million pounds of CRAiLAR® Flax fibers in 2014 and approximately 8.5 million pounds in 2015 (when multi-year requirements are averaged to an annual amount) in order to retain their exclusive rights.

Industry

     With the projected increase in the global population and continued development of market economies, we expect to see a rise in the need for textile fibers worldwide. According to Gherzi, a global management consulting company focused on the textile industry, the global demand for textile fibers is expected to exceed 100 million tons by 2020.

     Gherzi estimates there were 81.0 million tons of fibers produced globally in 2011 and synthetic fibers (such as polyester) accounted for 59.2% of such fibers, cotton accounted for 33.7%, cellulose-based fibers (such as viscose and rayon) accounted for 5.7% and wool accounted for 1.4% . More generally, according to Gherzi, it is estimated that the demand for textile fibers is expanding approximately 3% per year mainly due to two macroeconomic trends: (i) ongoing population growth and (ii) increase in prosperity which generates additional demand, particularly in emerging economies. In addition, sustainability and climate change concerns are contributing to consumers increasingly preferring products manufactured with a minimal environmental impact and use of resources.

     We expect our CRAiLAR® Flax fiber to be cost competitive with other fibers currently available once we have a fully integrated production facility in operation.

The CRAiLAR Solution

     The CRAiLAR® patented technology and process uses enzymes to effectively clean and polish raw bast fiber, such as flax, hemp, kenaf and jute bast fibers, into fiber substantially equivalent to ginned cotton. This solution is clean, sustainable and environmentally responsible. Bast fiber plants grow abundantly and, when compared with cotton, require 97% less water and substantially less herbicides, fertilizers and pesticides. In April 2012, the USDA designated CRAiLAR as a 100% BioPreferred® product.

     As a result of CRAiLAR's various innovations, use of flax feedstock and robust water savings, CRAiLAR® Flax fibers have been recently awarded a ‘B' classification (Sustainable) by the MADE-BY organization, a European not-for-profit organization with a mission to improve environmental and social conditions in the fashion industry. This classification certifies that the benefits of CRAiLAR® Flax, from an environmental impact perspective, far outweigh that of polyester and conventional cotton (both ranked Less Sustainable). The MADE-BY organization and environmental benchmark supports brands and manufacturers in limiting the impact of its materials on the environment and advises them on sustainable alternatives. In this benchmark, the processing of a large range of materials from raw to yarn are compared in relation to emissions produced, their use of land space, pesticides, chemicals, water and energy.

     The CRAiLAR® fiber technology was developed by the National Research Council of Canada (the "NRC"). The NRC granted to us the exclusive worldwide license to the patented technology, which currently includes two patents covering the extraction of hemp fibers and preparation of bast fibers. Under development since 2004, this technology has undergone successful final demonstration scale testing and we are now delivering CRAiLAR® Flax fiber to our customers. We continue to work with the NRC on the development of enhancements to our core technologies that are covered by the NRC license. The license expires upon the expiration of the last patent claim covered by the license, which is currently in December 2029.

Products

     Our products include CRAiLAR® fiber for the textile market, which is manufactured using a clean, sustainable, environmentally responsible process, and cellulose-based fibers as a high grade dissolving pulp for use in the additives, ethers and performance apparel markets. We are also in the process of investigating by-product opportunities utilizing seed and shive.

Our Competitive Strengths

     We believe that we have a number of strengths that differentiate us and create the foundation for continued sales and profitable growth. All of our fiber products are designed to deliver superior performance. In apparel, we expect CRAiLAR® Flax fibers will be blended with cotton, resulting in a better performing fabric than cotton alone. When blended at 80% cotton and 20% CRAiLAR® fibers, the resulting fabric takes on the many superior characteristics of CRAiLAR® Flax fibers, wicking approximately 50% more moisture when compared to cotton and almost as much moisture as high performance synthetic fibers, reducing shrinkage by up to 50% and requiring up to 10% less dye material. In addition, we offer high quality natural fibers that are an alternative to cotton and pulp users.

     To lead us to continued sales and profitable growth, we have a proven and experienced senior management team. Our Chief Executive Officer, Ken Barker, has been with us since 2006 and has significant experience in the apparel industry. Many of the other members of our senior management team have extensive experience in the textile industry and with leading consumer brands.

Our Business Strategy

     We believe that our market presence and revenues will continue to expand with the continued development of our growers and customers, allowing the CRAiLAR® brand to be recognized in a similar fashion to ingredient brand successes such as Gore-Tex® and Tencel®. We are pursuing the following growth strategies to continue to build our business:

•

Further Develop Our Customer Ecosystem. We have established a strong set of relationships with other organizations in our customer ecosystem to deliver superior natural fibers to our customers. We believe these customers will enable us to increase the speed of deployment and functionality of our fibers and offer a wider range of applications to all our customers. We believe that the creation of these relationships is an important strategy and that additional development and supply agreements with consumer brands will also be important for the branding opportunities that these global brands will provide.

•

Expand Penetration and Consumer Base. We intend to increase the number of consumers who buy our products by using the co-branding opportunities provided by our brand customers, as they communicate our sustainability and performance benefits to their consumers. We plan to support these opportunities with grassroots marketing, social media tools and industry advertising. We plan to continue to invest aggressively in our direct and indirect sales and marketing capabilities to continue to acquire new customers.

•

Continue Innovation and Broaden Product Offering. Our customers' ability to deploy new products rapidly and cost-effectively will be central to our financial results. We intend to continue expanding the functionality of and applications for our products in the future.

•

Expand Globally. We recognize that our patented technologies have global, multi-industry applications, and represent a significant opportunity for us. We plan to expand our sales capability internationally by expanding our sales force and by collaborating with strategic customers around the world.

•

Stay True to Our Values. We are a focused business with long-standing core values. We continue to strive to operate in a socially responsible and environmentally sustainable manner. We believe the sustainability and performance of our products and solutions cultivates brand loyalty and trust with customers and helps attract consumers. We plan to work in tandem with our customers to communicate the benefits of CRAiLAR® fibers through co-branding, ingredient call-outs, co-op marketing efforts and in-store signage.

•

Invest in Infrastructure and Capabilities. We intend to continue to invest in our people, supply chain and systems to ensure that our business is scalable and profitable. We expect to add new employees to our sales, marketing, operations and finance teams as necessary to support our growth. Additionally, we plan to continue to invest in our systems and technology, to create a platform for growth and to increase efficiency.

Production Plan

     We believe that one of the keys to the successful adoption of CRAiLAR® fibers into the mainstream textile market is to scale up our in-house production capabilities. In December 2013, we acquired a European fiber dyeing facility with equipment similar to that used to produce CRAiLAR® Flax fiber. The new plant allowed us to accelerate our timeline for establishing a company-controlled CRAiLAR® enzyme processing capability. Production of CRAiLAR® fibers at this facility commenced in January 2014.  We believe the plant will have the capacity to produce over 280,000 pounds of CRAiLAR® Flax fiber per week and the space to expand the capacity to over 800,000 pounds per week.  Initially, we relied on a third party processor to perform one step of the CRAiLAR® process, but we purchased the equipment to perform this step and during the second quarter of 2014 we installed this equipment and overhauled existing equipment so that we now perform this step internally.

Raw Materials

     Flax is the principal raw material used in the manufacture of our natural fibers products. Flax is a cost-effective raw material for fiber production because it is easy to grow with minimal use of herbicides and generally requires only regular rainfall for irrigation, which significantly reduces costs as compared to other natural fibers.

     The European facility is located in an area of flax growing excellence and offers an abundant supply of feedstock from a by-product of the linen industry. Purchasing the by-product of the linen industry has significant working capital advantages because it is bought as needed and is processed, shipped and billed shortly after receipt. This compares with straw purchased directly from farmers for approximately the same cost, but for which a year's supply of straw must be paid when harvested by the farmer. We have developed relationships with various European flax processors and brokers to purchase cleaned feedstock. We have also purchased equipment to clean the feedstock for CRAiLAR® processing that will allow us to buy partially cleaned fiber, providing access to additional sources of feedstock. We expect to have this equipment installed by the end of 2014.

     We plan to expand our agronomic focus to include multiple North American and international growing regions. We believe the expansion of our growing regions will mitigate climate risk associated with harvests.

Sales and Marketing

     We are pursuing a pull-through marketing model, which focuses on working directly with some of the leading consumer brands in a variety of target markets, including apparel, textiles and industrial products, to develop additional products incorporating our CRAiLAR® fibers. In this regard, we plan to leverage our partners' direct-to-consumer marketing programs to accelerate and expand the brand recognition for our proprietary fibers.

Intellectual Property

     Under the CRAiLAR® technology platform, we have secured the exclusive worldwide licensing rights to the patented intellectual property arising from our collaborative research agreements with the NRC. The NRC license covers our proprietary processes and includes a license to two patents covering the extraction of hemp fibers and preparation of bast fibers. The patents have been issued or allowed in the U.S., Canada, China, Europe and certain other jurisdictions, and are based on applications filed under the Patent Cooperation Treaty. The license expires upon the expiration of the last patent claim covered by the license, which is currently in December 2029, but may be terminated earlier by NRC upon our breach of the license agreement or in the event we become bankrupt or insolvent.

     We believe that our intellectual property has substantial value and has contributed significantly to the success of our business. Our primary trademark is CRAiLAR®, which is registered with the U.S. Patent and Trademark Office, in Canada and in several other countries. We also rely on unpatented proprietary expertise, formulations, continuing innovation and other trade secrets, as well as common law trademarks and copyrights, to develop and maintain our competitive position.

Corporate Information

     We were incorporated under the laws of British Columbia, Canada on October 6, 1998. Our principal executive offices are located at Suite 305, 4420 Chatterton Way, Victoria, British Columbia, Canada, V8X 5J2, and our telephone number is (250) 658-8582. Our corporate website is located at www.crailar.com. The information contained in, or that can be accessed through, our website does not constitute a part of this prospectus.

The Offering

Securities offered by us:	12,037,037 Units with each Unit consisting of one Share and one Warrant. The Shares and the Warrants are immediately separable and will be issued separately. No fractional Warrants will be issued.

Offering price:	The assumed public offering price is $0.54 per Unit.

Common stock outstanding after the offering(1):	63,465,040 shares, including the 12,037,037 Shares included as part of the Units offered hereby.

Terms of Warrants issued as a part of a Unit offered in the offering:

Each Warrant is exercisable for one Warrant Share, subject to adjustment as described herein, and has an exercise price of $0.54 per Warrant Share which is equal to the market price of our common shares. Each Warrant will be immediately exercisable and will expire on August ___, 2019. See "Description of Securities" on page 48 for more information.

Use of proceeds:

We intend to use the net proceeds of the offering to expand our European wet processing facility, to purchase additional decortication equipment, to fund working capital and for other general corporate purposes.  We may also use a portion of the net proceeds to redeem certain convertible debentures. See “Use of Proceeds”.

OTCQB symbol:	CRLRF

TSX Venture Exchange symbol:	CL

Risk factors:

You should carefully consider the information set forth in this prospectus and, in particular, the information set forth in the "Risk Factors" section beginning on page 7 of this prospectus before deciding whether or not to invest in shares of our common stock.

———————
(1)	The number of shares of common stock outstanding before and after this offering is based upon 51,428,003 shares outstanding as of July 30, 2014 and excludes:

•
8,089,295 shares of common stock issuable upon the exercise of outstanding options to purchase our common stock at a weighted average exercise price of $1.70 per share (we note that holders of options to purchase 6,774,877 shares have agreed to waive their right to exercise their options on a pro rata basis based on the number of shares we require to have sufficient authorized capital to issue the securities purchased in this offering, including the Shares issued as part of the Units and the Warrant Shares issuable upon exercise of the Warrants issued as part of the Units, until such time as we have increased our authorized share capital or otherwise have sufficient authorized share capital to issue shares upon exercise of such options as well as all other outstanding convertible or exercisable securities; based on the securities offered hereby, and assuming exercise in full of the over-allotment option, a total of 4,517,850 shares subject to such options would be so restricted and not exercisable);

	•	7,993,863 shares of common stock issuable upon the exercise of outstanding convertible debentures at a weighted average exercise price of $2.27 per share;

	•	8,516,260 shares of common stock issuable upon the exercise of outstanding warrants to purchase our common stock at a weighted average exercise price of $1.24 per share;

	•	805,245 shares of common stock reserved for future grants under our 2011 Fixed Share Option Plan, as amended;

	•	shares of common stock issuable upon the exercise of the Warrants offered hereby; and

	•	shares of common stock issuable upon exercise of the underwriters’ over-allotment option.

Summary Financial and Other Data

     The following tables set forth the summary financial and operating data as of the dates and for the periods indicated.  The statements of operations data and the balance sheet data has been derived from and should be read in conjunction with (i) our audited financial statements for the years ended December 31, 2012 and December 28, 2013 and from October 1, 2009 to December 28, 2013 and (ii) our unaudited financial statements for the thirteen week periods ended March 29, 2014 and March 30, 2013, together with the notes to these financial statements included elsewhere in this prospectus.  Our historical results are not necessarily indicative of the results that may be expected in any future period.

     You should read the following financial and other data in conjunction with our consolidated financial statements and related notes to the consolidated financial statements included elsewhere in this prospectus and the sections of this prospectus entitled "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

Statements of Operations Data

	Cumulative from	Thirteen	Thirteen
	October 1, 2009	Weeks Ended	Weeks Ended	Year Ended	Year Ended
	to March 29,	March 29,	March 30,	December 31,	December 28,
	2014	2014	2013	2012	2013
	(Unaudited)	(Unaudited)
		(in thousands, except share and per share data)
Revenues	$1,022	$435	$-	$-	$587
Cost of sales	(8,504)	814	-	-	(7,690)
Gross loss	(7,481)	(378)	-	-	(7,103)
Expenses	(24,433)	(1,342)	(2,540)	(7,560)	(6,519)
Other expense	(6,600)	(856)	(690)	(1,756)	(1,548)
Net loss	(38,513)	(2,576)	(3,230)	(9,315)	(15,170)
Loss per common share (basic and diluted)		(0.05)	(0.08)	(0.22)	(0.34)
Weighted average number of common shares outstanding		48,188,001	43,029,135	43,009,226	44,508,011

Balance Sheet Data

	March 29, 2014		December 28, 2013
	Actual	As Adjusted(1)	Actual	As Adjusted(1)
	(in thousands)		(in thousands)
Cash and cash equivalents	$3,867	$9,346	$1,193	$6,672
Working capital (deficiency)	(856)	4,623	(3,426)	2,053
Total assets	25,122	30,601	21,490	26,969
Total liabilities	25,850	25,850	23,504	23,504
Total stockholders' equity (deficit)	(728)	4,751	(2,014)	3,465

———————
(1) Reflects our sale of 12,037,037 Units offered by this prospectus at an assumed public offering price of $0.54 per Unit, after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.

RISK FACTORS

     An investment in our securities involves a high degree of risk. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus before purchasing our securities. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. The risks described below are the risks that we believe are material that are facing our company. Additional risks not currently known to us or that we currently deem immaterial may also impair our business, prospects, financial condition and results of operations. You could lose all or part of your investment due to any of these risks.

Risks Related to Our Business

We Have a History of Operating Losses and There Can Be No Assurance We Will Be Profitable in the Future.

     We have a history of operating losses, expect to continue to incur losses, may never be profitable, and must be considered to be in the development stage. Further, we have been dependent on sales of our equity securities and debt financing to meet our cash requirements. We have incurred net losses totaling approximately $15.2 million for our fiscal year ended December 28, 2013 ("Fiscal 2013") and $9.3 million for the year ended December 31, 2012 ("Fiscal 2012"). As of December 28, 2013, we had an accumulated deficit of $35.9 million, and as of our fiscal quarter ended March 29, 2014, we had an accumulated deficit of $38.5 million.  As of December 28, 2013, we had cash and cash equivalents of $1.2 million and a working capital deficit of $3.4 million.  As of our fiscal quarter ended March 29, 2014, we had cash and cash equivalents of $3.9 million and a working capital deficit of $0.9 million.

We Will Need to Raise Capital to Continue Our Operations.

     Based upon our historical losses from operations, we anticipate we will require additional funding after the offering. If we cannot obtain capital through additional financings or otherwise, our ability to execute our development plans and achieve profitable operational levels will be greatly limited. Historically, we have funded our operations through the issuance of equity and convertible debentures and bank debt financing arrangements. We may not be able to obtain additional financing on favorable terms, on a timely basis, if at all. Our future cash flows and the availability of financing will be subject to a number of variables, including the demand for and market acceptance of CRAiLAR® technologies. Further, debt financing could lead to a diversion of cash flow to satisfy debt-servicing obligations and create restrictions on business operations. If we are unable to raise additional funds on acceptable terms on a timely basis, it would have a material adverse effect upon our operations.

Our Independent Registered Public Accounting Firm Has Expressed Doubt about Our Ability to Continue as a Going Concern.

     Our audited financial statements have been prepared under the assumption that we will continue as a going concern. Our independent registered public accounting firm has issued a report that included an explanatory paragraph expressing substantial doubt as to our ability to continue as a going concern in light of our continuing net losses and anticipated future operating losses. Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our ability to continue as a going concern is dependent upon our ability to obtain additional financings or other capital, reduce expenditures or attain further operating efficiencies and generate revenue. If adequate funds are not available to us when we need such funds, or if we are unable to generate sufficient revenues, we will be required to curtail our operations, which would, in turn, further raise substantial doubt about our ability to continue as a going concern.

We May Have Insufficient Earnings or Liquidity to Meet Our Future Debt Obligations.

     We currently have outstanding convertible debentures and other debt (including a debt repayment obligation relating to our European production facility and a loan from IKEA) in the aggregate principal amount of $22.5 million. The maturity dates of such debt and convertible debentures range from 2016 to 2018. The interest payments on our outstanding debentures and loans are expected to be $1.8 million for each of fiscal 2014 and fiscal 2015. Our inability to generate cash flow sufficient to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, could materially and adversely affect our business. In addition, servicing these debt obligations will reduce the availability of our cash flow to fund working capital and capital expenditures to continue to expand our business and operations.

Our Success Is Dependent upon the Acceptance of CRAiLAR® Technology.

     Our success depends upon our achieving significant market acceptance of our CRAiLAR® technology and products containing our CRAiLAR® fiber. Acceptance of our CRAiLAR® technology will depend on the success of our and our customers' promotional and marketing efforts and ability to attract customers. If such efforts fail to develop an awareness of and demand for our CRAiLAR® technology and products, we may never be able to generate any significant future revenues. Even if awareness of our CRAiLAR® technology increases, we may not be able to timely produce enough of our fibers to meet demand.

     In addition, the acceptance of our CRAiLAR® technology may be adversely affected by decreases in the price of cotton. A decrease in the price of cotton could reduce our customers' desire for natural fiber alternatives, and thereby reduce the demand for and acceptance of our proprietary fibers, which could have a material adverse effect on our financial results.

We Are Dependent upon Third Parties to Increase the Awareness of and Demand for Our CRAiLAR® Fibers and Technology.

     We are pursuing a pull-through marketing model, which focuses on working directly with some of the leading consumer brands in a variety of target markets to develop additional products incorporating our CRAiLAR® fibers. To date, we have not spent significant funds on marketing and promotional efforts, but we expect our customers to spend a significant amount on promotion, marketing and advertising of the benefits of our fibers and their products containing such fibers in the future, which we believe will increase awareness of our products. However, we do not currently have any customer agreements which require any significant expenditures to be made by the customer specifically to promote our brand or our products. In addition, we have little control over the actions of our customers with respect to the specific products and quality and number of such products that our customers sell or market that include our CRAiLAR® fibers, or the relative mix of our fibers in such products, all of which can have an effect on the perception and acceptance of our products. If our customers do not promote and market our products in the future as we expect or their products are not well-accepted in the market or do not effectively demonstrate the benefits of our products and technologies, the acceptance of our brand and products may suffer or we may be required to incur significant additional costs for promotion and marketing, which would adversely affect our financial results and condition.

An Early Termination of the NRC License Will Have a Material Adverse Effect on Our Business.

     Our CRAiLAR® technologies are based on patents and other intellectual property licensed to us from the NRC. The license agreement expires upon the expiration of the last patent claim covered by the license, which is currently in December 2029, but may be terminated earlier by the NRC upon our breach of the license agreement or in the event we become bankrupt or insolvent. An early termination of the license agreement would have an immediate and material adverse effect on our business. In addition, due to the substantial dependence of our technologies on the patents held by the NRC, our business and financial results may be adversely affected if such patents are not adequately enforced or protected.

Delays or Disruptions in Production of Our Products Could Adversely Affect Our Financial Results.

     Our business operations consist primarily of, and our revenues are dependent upon, the production and sale of our CRAiLAR® fibers. Currently, we have only one wet processing facility located in Europe for the production of our products. Any delays or disruptions in production at our European facility, whether due to mechanical issues, labor disputes or otherwise, could materially and adversely impact our sales and financial results. Such delays or disruptions that result in an inability to timely meet supply requirements could also have a negative effect on our relationships with our customers and the ultimate acceptance of our products. We may also experience unforeseen quality control issues as we adjust production to meet any changes in demand for our products. In addition, although we plan to make improvements to our decortication facility in South Carolina so that we can resume production at such facility, we cannot assure you that such improvements will be made or that we will ever have full processing capabilities at that facility.

A Commercial Market Must Be Found for Our By-products.

     North American markets need to be found and developed for the by-products of our decortication process. Although several opportunities for the sale of our by-products are being explored, no contracts for the off take of our by-products have been signed as of the date of this prospectus, and we cannot assume that we will enter into any such contracts in the future or that such development will lead to usable products.

We May Be Unable to Retain Key Employees or Management Personnel.

     The loss of any of our key officers and management personnel would have an adverse impact on our future development and could impair our ability to succeed. Our performance is substantially dependent upon the expertise of our Chief Executive Officer, Mr. Kenneth Barker, and our Chief Innovation Officer, Mr. Jason Finnis, and other key management personnel and our ability to continue to hire and retain such personnel. It may be difficult to find sufficiently qualified individuals to replace Messrs. Barker and Finnis or other key management personnel, including Mr. Ted Sanders, our Chief Financial Officer and Treasurer, Mr. Jay Nalbach, our Chief Marketing Officer, and Mr. Guy Prevost, our Corporate Controller and Compliance Officer, if we lose any one or more of them. The loss of any such persons could have a material adverse effect on our business, development, financial condition, and operating results. We do not maintain "key person" life insurance on our senior executive officers.

Our Officers and Directors May Be Subject to Conflicts of Interest.

     Certain of our officers and directors may be subject to conflicts of interest. Such conflicts include deciding how much time to devote to our affairs, as well as what business opportunities should be presented to us. Certain of our directors devote part of their working time to other business endeavors, including consulting relationships with other entities, and have responsibilities to other entities. Because of these relationships, such directors may be subject to conflicts of interest. Currently, we have no policy in place to address such conflicts of interest. However, such directors have acknowledged their fiduciary duty to perform their duties in our best interest and those of our shareholders.

Government Regulation and Trade Restrictions Could Have a Negative Impact on Our Business.

     Governments or special interest groups may attempt to protect existing industries through the use of duties, tariffs or public relations campaigns. These efforts may adversely affect interest in and demand for our CRAiLAR® technology.

     Moreover, any negative changes to international treaties and regulations such as NAFTA and international trade agreements, and embargoes imposed by entities such as the World Trade Organization, which could result in a rise in trade quotas, duties, taxes and similar impositions or which could limit the countries from whom we can purchase component materials, or which could limit the countries where we or our customers might market and sell products created using CRAiLAR® technology, could have an adverse effect on our business.

     The laws, regulations, policies or current administrative practices of any government body, organization or regulatory agency in the United States or any other jurisdiction may be changed, applied or interpreted in a manner which will fundamentally alter our ability to carry on business. The actions, policies or regulations, or changes thereto, of any government body or regulatory agency, or other special interest groups, may have a detrimental effect on us. Any or all of these situations may have a negative impact on our ability to operate and/or our profitability.

If Our Competitors Misappropriate Unpatented Proprietary Know-How and Our Trade Secrets, It May Have a Material Adverse Effect on Our Business.

     The loss of or inability to enforce our CRAiLAR® trademark and our proprietary know-how and trade secrets could adversely affect our business. We depend heavily on trade secrets and the design expertise of our employees. If any of our competitors copy or otherwise gains access to our trade secrets or develops similar technologies or processes independently, we would not be able to compete as effectively. The measures we take to protect our trade secrets and design expertise may not be adequate to prevent their unauthorized use. Further, the laws of foreign countries may provide inadequate protection of such intellectual property rights. We may need to bring legal claims to enforce or protect such intellectual property rights. Any litigation, whether successful or unsuccessful, could result in substantial costs and diversion of resources. In addition, notwithstanding the rights we have secured in our intellectual property, other persons may bring claims against us that we have infringed on their intellectual property rights or claims that our intellectual property right interests are not valid. Any claims against us, with or without merit, could be time consuming and costly to defend or litigate and therefore could have an adverse effect on our business and financial condition.

Currency Fluctuations May Cause Translation Gains and Losses.

     A significant portion of our expenses are incurred in Canadian dollars and Euros. As a result, appreciation in the value of these currencies relative to the United States dollar could adversely affect our operating results. Foreign currency translation gains and losses arising from normal business operations are credited to or charged against other income for the period incurred. Fluctuations in the value of Canadian dollars and Euros relative to United States dollars may cause currency translation gains and losses.

We May Not Successfully Identify or Complete Future Acquisitions, Which Could Have a Material Adverse Effect on Our Business, Financial Condition, Results of Operations and Cash Flow.

     We may seek to expand our business partly through acquisitions. However, if any reasonable acquisition candidates were to be identified, we cannot assure you that we will succeed in:

•	completing acquisitions;

•	integrating acquired operations into our existing operations; or

•	expanding into new markets.

     We also cannot assure you that any current or future acquisitions will not have an adverse effect on our operating results, particularly in the fiscal quarters immediately following their completion while we integrate the operations of the acquired business. The integration of newly acquired businesses or operations may prove to be more challenging, take more time than originally anticipated and result in significant additional costs and/or operational issues, all of which could adversely affect our financial condition and result of operations. Once integrated, acquired operations may not achieve levels of revenues, profitability or productivity comparable with those achieved by our existing operations, or otherwise perform as expected.

Risks Related to Our Common Stock

Sales of a Substantial Number of Shares of Our Common Stock May Result in Significant Downward Pressure on the Price of Our Common Stock and Could Affect Your Ability to Realize the Current Trading Price of Our Common Stock.

     As of July 30, 2014, there were 51,428,003 shares of our common stock issued and outstanding.  Further, as of that date there were outstanding options exercisable for 8,089,295 shares of common stock at a weighted average exercise price of $1.70 per share and warrants exercisable for 8,516,260 shares of common stock at a weighted average exercise price of $1.24 per share. We also completed three offerings of convertible debentures of $10.1 million (CAD$10.0 million), $4.9 million (CAD$5.0 million) and $3.4 million (CAD$3.5 million) on September 20, 2012, February 25, 2013 and July 26, 2013, respectively. Holders of the convertible debentures issued in September 2012 and February 2013 have the option to convert such notes at a price of $2.85 (CAD$2.90) per share of common stock at any time prior to September 30, 2017. Holders of the convertible debentures issued in July 2013 have the option to convert such notes at a price of $1.21 (CAD$1.25) per share of common stock at any time prior to July 26, 2016. Any sales in the public market of the common shares issuable upon exercise or conversion of the outstanding options, warrants and convertible debentures may dilute our stockholders' ownership percentages and could result in a decrease in the market value of our equity securities. We note that holders of options to purchase 6,774,877 shares have agreed to waive their right to exercise their options on a pro rata basis based on the number of shares we require to have sufficient authorized capital to issue the securities purchased in this offering, including the Shares issued as part of the Units and the Warrant Shares issuable upon exercise of the Warrants issued as part of the Units, until such time as we have increased our authorized share capital or otherwise have sufficient authorized share capital to issue shares upon exercise of such options as well as all other outstanding convertible or exercisable securities.

     In addition, any significant downward pressure on the price of our common stock as certain stockholders sell their shares of our common stock may encourage short sales. Any such short sales could place further downward pressure on the price of our common stock.

The Trading Price of Our Common Stock on the OTCQB Has Been and May Continue to Fluctuate Significantly and Stockholders May Have Difficulty Reselling Their Shares.

     During Fiscal 2013, our common stock has traded as low as $0.36 and as high as $2.63. In addition to volatility associated with OTCQB securities in general, the value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

•	changes in the demand for flax and other eco-friendly products;

•	market acceptance of our products and the products that incorporate our CRAiLAR® fiber;

•	disappointing results from our or our customers' marketing and sales efforts;

•	failure to meet our revenue or profit goals or operating budget;

•	decline in demand for our common stock;

•	downward revisions in securities analysts' estimates or changes in general market conditions;

•	lack of funding generated for our operations and existing debt obligations;

•	investor perception of our industry or our business prospects; and

•	general economic trends.

     In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to sell their shares at a fair price and you may lose all or part of your investment.

Additional Issuances of Equity Securities May Result in Dilution to Our Existing Stockholders.

     Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock. The Board of Directors has the authority to issue additional shares of our capital stock to provide additional financing in the future and the issuance of any such shares may result in a reduction of the book value or market price of the outstanding shares of our common stock. If we do issue any such additional shares, such issuance also will cause a reduction in the proportionate ownership and voting power of all other stockholders. As a result of such dilution, if you acquire shares of our common stock, your proportionate ownership interest and voting power could be decreased. Further, any such issuances could result in a change of control.

     We are not authorized to issue shares of preferred stock. However, there are provisions of British Columbia law that permit a company's board of directors, without shareholder approval, to issue shares of preferred stock with rights superior to the rights of the holders of shares of common stock. As a result, shares of preferred stock could be issued quickly and easily, adversely affecting the rights of holders of shares of common stock and could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult. Although we currently do not have any authorized preferred stock, have no plans to create authorized preferred stock, and have no present plans to issue any shares of preferred stock, any creation and issuance of preferred stock in the future could adversely affect the rights of the holders of common stock and reduce the value of the common stock.

Our Common Stock is Classified as a "Penny Stock" Under SEC Rules Which Limits the Market for Our Common Stock.

     Because our stock is not traded on any national securities exchange in the U.S. and because the market price of the common stock is less than $5 per share, the common stock is classified as a "penny stock." Our stock has never traded above $5 per share. SEC Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), imposes additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as an "established customer" or an "accredited investor." This includes the requirement that a broker-dealer must make a determination that investments in penny stocks are suitable for the customer and must make special disclosures to the customers concerning the risk of penny stocks. Many broker-dealers decline to participate in penny stock transactions because of the extra requirements imposed on penny stock transactions. Application of the penny stock rules to our common stock reduces the market liquidity of our shares, which in turn affects the ability of holders of our common stock to resell the shares they purchase, and they may not be able to resell at prices at or above the prices they paid.

We Are a Canadian Company and a Majority of Our Directors and Many of Our Officers Are Canadian Citizens and/or Residents, Which Could Make It Difficult for Investors to Enforce Judgments Against Us in the United States.

     We are a company incorporated under the laws of the Province of British Columbia, Canada and a majority of our directors and many of our officers reside in Canada. Therefore, it may be difficult for investors to enforce within the United States any judgments obtained against us or any of our directors or officers. All or a substantial portion of such persons' assets may be located outside the United States. As a result, it may be difficult for investors to effect service of process on our directors or officers, or enforce within the United States or Canada any judgments obtained against us or our officers or directors, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state thereof. Consequently, you may be effectively prevented from pursuing remedies under U.S. federal securities laws against them. In addition, investors may not be able to commence an action in a Canadian court predicated upon the civil liability provisions of the securities laws of the United States. We have been advised by our Canadian counsel that there is doubt as to the enforceability, in original actions in Canadian courts, of liability based upon the U.S. federal securities laws and as to the enforceability in Canadian courts of judgments of U.S. courts obtained in actions based upon the civil liability provisions of the U.S. federal securities laws. Therefore, it may not be possible to enforce those actions against us or any of our directors or officers.

A Decline in the Price of Our Common Stock Could Affect Our Ability to Raise Further Working Capital and Adversely Impact Our Operations.

     A decline in the price of our common stock could result in a reduction in the liquidity of our common stock and a reduction in our ability to raise additional capital for our operations. Because our operations to date have been principally financed through the sale of equity securities, a decline in the price of our common stock could have an adverse effect upon our liquidity and our continued operations. A reduction in our ability to raise equity capital in the future would have a material adverse effect upon our business plan and operations, including our ability to continue our current operations. If our stock price declines, we may not be able to raise additional capital or generate funds from operations sufficient to meet our obligations.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. Such statements include statements regarding our expectations, hopes, beliefs or intentions regarding the future, including but not limited to statements regarding our market, strategy, competition, development plans (including acquisitions and expansion), financing, revenues and operations. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause actual results to differ materially from such forward-looking statements include the risks described in greater detail in the foregoing "Risk Factors" section. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement. Market data used throughout this prospectus is based on published third party reports or the good faith estimates of management, which estimates are based upon their review of internal surveys, independent industry publications and other publicly available information.

USE OF PROCEEDS

      We expect to receive approximately $5.5 million of net proceeds from the sale of the 12,037,037 Units offered by us in this offering (or approximately $6.4 if the underwriters' over-allotment option is exercised in full) at the assumed public offering price of $0.54 per Unit, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds of this offering for the following purposes:

•	$4.0 million to expand our European wet processing facility and to purchase of additional decortication equipment; and

•	the remaining amount to fund working capital and for general corporate purposes.

     In addition, in accordance with the terms of the convertible debentures we issued on July 26, 2013 for gross proceeds of approximately $3.4 million (CAD$3.5 million) (the "July 2013 Debentures"), in the event that we complete one or more equity financings between July 26, 2013 and July 26, 2016 with gross proceeds of at least an aggregate of $19.4 million (CAD$20.0 million), we must, subject to providing no less than 60 days prior notice to each holder of the July 2013 Debentures, redeem the July 2013 Debentures in whole at face value plus all accrued and unpaid interest thereon. As at March 29, 2014, accrued interest of $158,029 (CAD$174,329) was included in accrued liabilities. At the holder's option, the July 2013 Debentures may be converted into common shares at any time up to the earlier of the maturity date (July 26, 2016) and the business day immediately preceding the date specified by us for redemption of the debentures. The conversion price is $1.21 (CAD$1.25) per share. Between July 26, 2013 and July 30, 2014, we have received gross proceeds of approximately $5.9 million (CAD$6.5 million) from three equity financing transactions in which we issued units consisting of shares and warrants. As of July 30, 2014, none of such warrants have been exercised. If all of those warrants are exercised, we would receive additional gross proceeds of approximately $5.0 million (CAD$5.5 million). If the gross proceeds that we receive in this offering cause us to meet the $19.4 million (CAD$20.0 million) threshold that triggers the mandatory redemption provision in the July 2013 Debentures (or if subsequent warrant exercises from the three financings that closed between July 26, 2013 and June 30, 2014 or from this offering cause us to meet such threshold), and if the holders of the July 2013 Debentures do not choose to convert their debentures, we will use a portion of the net proceeds of this offering (and, if applicable, from the net proceeds of the exercise of such warrants) to redeem the July 2013 Debentures.

     Pending their use, we anticipate that the net proceeds of this offering will be invested in short-term, interest-bearing, investment-grade securities or maintained in interest-bearing accounts.

     The allocation of the net proceeds of this offering set forth above represents our best estimates based upon our current plans and assumptions regarding industry and general economic conditions and our future revenues and expenditures. If any of these factors change, it may be necessary or advisable for us to reallocate some of the proceeds within the above-described categories or to use portions for other purposes. Investors will be relying on the judgment of our management regarding application of the net proceeds of this offering.

     A $0.10 increase or decrease in the assumed public offering price per Unit would increase or decrease our net proceeds from this offering by approximately $1,119,000, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us. Similarly, any increase or decrease in the number of Units that we sell in the offering will increase or decrease our net proceeds by such increase or decrease, as applicable, multiplied by the offering price per Unit, less underwriting discounts and commissions.

MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Market for Common Stock

     Our common stock has been quoted on the OTC Bulletin Board or the OTCQB tier of the OTC Markets Group, Inc. since March 21, 2006, initially under the symbol "NADVF" (until October 31, 2012) and now on the OTCQB under the symbol "CRLRF" (since November 1, 2012). The market for our common stock is limited, and can be volatile. The following table sets forth the high and low bid prices relating to our common stock on a quarterly basis for the periods indicated as quoted by the OTCQB. These quotations reflect inter-dealer prices without retail mark-up, mark-down, or commissions, and may not reflect actual transactions.

Quarter Ended	High	Low
June 28, 2014	$1.43	$0.78
March 29, 2014	1.65	0.69
December 28, 2013	1.00	0.42
September 28, 2013	1.27	0.36
June 29, 2013	2.30	0.95
March 30, 2013	2.63	2.05
December 31, 2012	2.71	1.90
September 30, 2012	2.75	2.00
June 30, 2012	3.54	2.39
March 31, 2012	3.58	1.75

     In addition, shares of our common stock have been listed on the TSX Venture Exchange ("TSX-V") since July 8, 2008, initially under the symbol "NAT" (until October 30, 2012) and now under the symbol "CL" (since October 31, 2012). The following table sets forth the high and low sales prices of our common stock on a quarterly basis for the periods indicated as quoted by the TSX-V.

Quarter Ended	High		Low
June 28, 2014	CAD$	1.45	CAD$	0.86
March 29, 2014		1.83		0.73
December 28, 2013		1.10		0.48
September 28, 2013		1.30		0.38
June 29, 2013		2.30		0.99
March 30, 2013		2.76		2.05
December 31, 2012		2.71		1.95
September 30, 2012		2.75		2.01
June 30, 2012		3.50		2.28
March 31, 2012		3.59		1.76

      On  July 30, 2014, the last reported sale price of our common stock on the OTCQB was $0.54 per share and the last reported sale price of our common stock on the TSX-V was CAD$0.58 per share.

Holders

     As of July 30, 2014, there were 92 holders of record of our common stock as reported by our transfer agent, Computershare Investor Services Inc. There were also an undetermined number of holders who hold their stock in nominee or "street" name.

DIVIDEND POLICY

     No dividends have ever been declared by the Board of Directors on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

CAPITALIZATION

     The following table sets forth our cash and cash equivalents, total debt, and capitalization as of March 29, 2014:

•	on an actual basis; and

•

on an as adjusted basis to reflect our receipt of the net proceeds from our sale of 12,037,037 Units in this offering at an assumed public offering price of $0.54 per Unit, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

     You should read this table together with "Use of Proceeds", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Securities", and our audited consolidated financial statements and related notes included elsewhere in this prospectus.

	As of March 29, 2013
	Actual	As Adjusted
	(In thousands, except share amounts)
Cash and cash equivalents	$3,387	$9,346
Total debt	$25,850	$25,850
Stockholders' deficit:
Capital Stock Authorized: 100,000,000 common shares without par value Issued and outstanding: 50,679,097 common shares, actual; 62,716,134 as adjusted	38,100	43,579
Subscription receivable	-	—
Additional paid-in capital	10,005	10,005
Accumulated other comprehensive income (loss)	1,165	1,165
Deficit	(11,485)	(11,485)
Deficit accumulated in the development stage	(38,513)	(38,513)

Total stockholders’ equity (deficit) and total capitalization	$(728)	$4,751

      A $0.10 increase or decrease in the assumed public offering price per Unit would increase or decrease our cash and cash equivalents by approximately $1,119,000, would increase or decrease additional paid-in capital by approximately $1,119,000 and would increase or decrease total stockholders' equity and total capitalization by approximately $1,119,000, after deducting estimated underwriting discounts and commissions and the estimated offering expenses payable by us. Similarly, any increase or decrease in the number of Units that we sell in the offering will increase or decrease our net proceeds by such increase or decrease, as applicable, multiplied by the offering price per Unit, less underwriting discounts and commissions.

DILUTION

     If you purchase any of the Units offered by this prospectus, you will experience dilution to the extent of the difference between the offering price per Unit you pay in this offering and the net tangible book value per share of our common stock immediately after completion of this offering. Net tangible book value per share represents total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. As of March 29, 2014, the net tangible book value of our common stock was approximately $(0.7 million), or approximately $(0.014) per share.

      After giving effect to our sale of 12,037,037 Units at the assumed public offering price, deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and applying the net proceeds from this sale, the pro forma net tangible book value of our common stock would have been approximately $4,778,592, or $0.0753 per share, as of March 29, 2014. This amount represents an immediate increase in net tangible book value to our existing stockholders of $0.0863 per share and an immediate dilution to new investors of $0.465 per share.

       The following table illustrates the per share dilution:

Assumed public offering price per Unit		$0.54
Net tangible book value per share as of March 29, 2014	$(0.014)
Increase per share attributable to new investors	0.0863
As adjusted net tangible book value per share after this offering		0.0753
Dilution per Share to new investors in this offering		$0.465

     To the extent that any outstanding options or warrants are exercised, investors will experience further dilution.

      A $0.10 increase or decrease in the assumed public offering price of $0.54 per Unit would increase or decrease, as applicable, our as adjusted net tangible book value per share by $0.018, and increase or decrease, as applicable, the dilution per Share to new investors by $0.465, assuming the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, any increase or decrease in the number of Units that we sell in the offering will increase or decrease our net proceeds in proportion to such increase or decrease, as applicable, multiplied by the offering price per Unit, less underwriting discounts and commissions and offering expenses.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our results of operations and financial position should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this prospectus. Our consolidated financial statements are prepared in accordance with U.S. GAAP. All references to dollar amounts in this section are in U.S. dollars unless expressly stated otherwise. The matters discussed in these sections that are not historical or current facts deal with potential future circumstances and developments. Such forward-looking statements include, but are not limited to, statement regarding our development plans, market trends, anticipated operating expenses, capital requirements and capital resources. As such, these forward-looking statements may include words such as "plans", "intends", "anticipates", "should", "estimates", "expects", "believes", "indicates", "targeting", "suggests", and similar expressions. The actual results may differ from these forward-looking statements and these differences may be material.

Overview

     We are focused on bringing sustainable bast fiber-based products to market that are environmentally friendly natural fiber alternatives with equivalent or superior performance characteristics to cotton, wood or fossil-fuel based fibers. Our business operations consist primarily of the production of our natural and proprietary CRAiLAR® Flax fibers targeted at the natural yarn and textile industries, as well as the deployment of our CRAiLAR® processing technologies in the cellulose pulp and composites industries. We believe that we offer two key opportunities for development:

•	CRAiLAR® fibers (using flax, hemp or other sustainable bast fiber) for textiles (knit, woven and non-woven constructions) available in a variety of blends, textures, colors and applications; and

•	CRAiLAR® technologies for processing cellulose-based fibers as a high grade dissolving pulp for use in the additives, ethers and performance apparel markets.

     Effective in Fiscal 2013, we began to report our first, second, third and fourth quarters on a 4-4-5 basis, with each quarter ending on the Saturday closest to the last day of each third month. In Fiscal 2013, our first quarter ended on March 30, 2013, the second quarter ended on June 29, 2013, the third quarter ended on September 28, 2013 and the fourth quarter ended on December 28, 2013.

Acquisition of Production Facility

     We commenced production of the first stage of the CRAiLAR® flax fiber process in the first quarter of Fiscal 2013 out of our decortication facility in Pamplico, South Carolina. Following the decortication process, the fibers were converted into Crailar® Flax fiber at a third party wet processing facility with initial fiber sales beginning in the second quarter of Fiscal 2013. In December 2013, we acquired a European fiber dyeing facility with equipment similar to that used to produce CRAiLAR® Flax fiber. The acquisition was made pursuant to an Asset Purchase Agreement dated November 6, 2013, which was amended and restated on December 13, 2013. The new facility allowed us to accelerate our timeline for establishing a company-controlled CRAiLAR® wet processing capability. Production of CRAiLAR® fibers at this facility commenced in January 2014. We believe the facility has the capacity to produce over 280,000 pounds of CRAiLAR® Flax fiber per week with space to expand the capacity to over 800,000 pounds per week. Operations at our decortication facility in South Carolina have been suspended until improvements have been built and installed to the front end of the production line.

Debentures

     On September 20, 2012, we completed the offering of $10.1 million (CAD$10.0 million) worth of convertible debentures (the "September 2012 Debentures"), which bear interest at a rate of 10% per year, payable semi-annually on March 31 and September 30 of each year and mature on September 30, 2017. The holders of the September 2012 Debentures have the option to convert the September 2012 Debentures into shares of our common stock at a price of $2.85 (CAD$2.90) per share at any time prior to the maturity date. On February 25, 2013, we completed another offering of $4.9 million (CAD$5.0 million) convertible debentures (the "February 2013 Debentures") with essentially the same terms as the previously mentioned offering. Furthermore, on July 26, 2013, we completed a third offering of $3.4 million (CAD$3.5 million) worth of convertible debentures (the "July 2013 Debentures") with an interest rate of 10% payable semi-annually on March 31 and September 30 of each year, which mature on July 26, 2016. Originally, the holders of the July 2013 Debentures had the option to convert such debentures into shares of our common stock at a price of $1.94 (CAD$2.00) per share at any time prior to the maturity date. However, pursuant to the Amended and Restated Convertible Debenture Indenture dated December 23, 2013, the conversion price for the July 2013 Debentures has been reduced to $1.21 (CAD$1.25) per share of common stock. The holders of the July 2013 Debentures also each received warrants to purchase 800 shares of our common stock at an exercise price of $1.21 (CAD$1.25) per share for each $972 (CAD$1,000) of principal amount of July 2013 Debentures purchased, which warrants are exercisable at any time prior to the maturity date of the debentures.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Principles of Consolidation

     The consolidated financial statements for the Company's fiscal year ended December 28, 2013 include the accounts of the Company and its five wholly-owned subsidiaries as of December 28, 2013:  Crailar Inc., a Nevada incorporated company; Hemptown USA, Inc., a Nevada incorporated company; 0697872 B.C. Ltd., a British Columbia incorporated company; Crailar Fiber Technologies Inc., a British Columbia incorporated company, and HTnaturals Apparel Corp, a British Columbia incorporated company.  The consolidated financial statements for the Company's fiscal quarter ended March 29, 2014 include such five subsidiaries as well as a sixth subsidiary, Crailar Europe NV, which was formed in February 2014.  All intercompany transactions and account balances have been eliminated upon consolidation.

Cash and Cash Equivalents

     Cash equivalents consist of cash on deposit and term deposits with original maturities of one year or less at the time of issuance.  As of December 28, 2013, the Company had $1.2 million in cash and cash equivalents.  As of March 29, 2014, the Company had $3.9 million in cash and cash equivalents.

Inventory

     The raw flax fiber feedstock, decorticated fiber and CRAiLAR® fiber is valued at the lower of cost and market. All direct costs are capitalized to raw flax fiber inventory, decorticated fiber inventory and CRAiLAR® fiber. Seed inventory is valued at the lower of average cost and market. Cost represents the cost to purchase seed and/or growing cost plus any related shipping costs. Other inventories, which primarily consist of production consumables, are recorded at the lower of cost and replacement cost, which approximates net realizable value.

Use of Estimates

     The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Significant areas requiring management's estimates and assumptions are inventory costing and net realizable value, the expected future use and other impairment considerations of property and equipment, fair value of warrants, options, derivative liabilities, provision for income taxes, depreciation and financial instruments.

Property and Equipment

     Property and equipment are stated at cost and are depreciated as follows:

Automobiles	20% declining balance
Computer equipment	30% declining balance
Computer software	100% declining balance
Equipment	30% declining balance
Furniture and fixtures	20% declining balance
Production Equipment	30% declining balance
Leasehold improvements	Term of lease
Website development	100% declining balance

     Depreciation is claimed at one-half of the regular rate in the year of addition. No depreciation is claimed in the year of disposal.

Intangible Assets

     Intangible assets are stated at cost and are amortized as follows:

Trademarks	5 year straight - line
License Fee	10 year straight - line
Patent	10 year straight – line

Revenue Recognition

     Revenue is recognized when there is persuasive evidence of a sale arrangement, delivery to the customer has occurred, the fee is fixed and determinable, and collectability is considered probable.

Foreign Currency Translation

•

The Company's functional currency is Canadian dollars. The Company translates its financial statements to U.S. dollars using the following method: All assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the year-end. Revenues and expenses are translated throughout the year at the weighted average exchange rate. Exchange gains or losses from such translations are included in accumulated comprehensive income (loss), as a separate component of stockholders' equity; and

•	Foreign currency transaction gains and losses are included in the statement of operations and comprehensive loss.

Income Taxes

     The Company utilizes the liability method of accounting for deferred income taxes. Under the liability method, deferred income taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded when it is more likely than not that potential the future tax assets will not be realized.

Comprehensive Loss

     Comprehensive loss is the change in equity during a period resulting from transactions and other events, other than those changes resulting from transactions with owners in their capacity as owners. Other comprehensive income (loss) includes items of income and expense that are not recognized in net loss as required or permitted by GAAP.

Stock-based Compensation

     The Company accounts for stock-based payment transactions in which an enterprise receives services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. The Company uses the Black-Scholes option-pricing model to establish the fair-value of stock-based awards.

Earnings (Loss) Per Share

     Basic and diluted earnings (loss) per share are computed using the weighted average number of shares outstanding during the year. Common stock equivalents from stock options and warrants were excluded from the calculation of net loss per share for the years ended December 28, 2013 and December 31, 2012 and for the thirteen week periods ended March 29, 2014 and March 30, 2013 as their effect is anti-dilutive.Basic and diluted earnings (loss) per share are computed using the weighted average number of shares outstanding during the year. Common stock equivalents from stock options and warrants were excluded from the calculation of net loss per share for the years ended December 28, 2013 and December 31, 2012 and for the thirteen week periods ended March 29, 2014 and March 30, 2013 as their effect is anti-dilutive.

Long-Lived Asset Impairment

     Long-lived assets of the Company are reviewed when changes in circumstances suggest their carrying value has become impaired. Management considers assets to be impaired if the carrying value exceeds the estimated discounted future projected cash flows to result from the use of the asset and its eventual disposition. If impairment is deemed to exist, the assets will be written down to fair value. Fair value is generally determined using a hierarchy of fair value methodologies under GAAP, primarily based on a discounted cash flow analysis.

Risk Management

     Currency risk. The Company is exposed to currency risk to the extent that certain inventory and equipment is purchased from Europe. The purchase price for such inventory and equipment is generally in Euros. The Company does not currently hedge its foreign currency exposure and, accordingly, is at risk for foreign currency exchange fluctuations. The Company and its subsidiaries do not have significant transactions or hold significant cash denominated in currencies other than their functional currencies.

     Credit risk. The risk in cash accounts is managed through the use of a major financial institution, which has high credit quality as determined by the rating agencies. Receivables are managed through the use of letters of credit, and therefore management believes credit risk is minimal.

     Interest rate risk.  As of March 29, 2014, approximately $340,000 of the Company's debt bears interest at fluctuating rates.  Consequentially the Company is exposed to interest rate fluctuations.  The Company does not currently hedge its exposure to interest rate risk.

     Commodity price risk. Commodity price risk is the risk that the fair value of future cash flows will fluctuate because of changes in the market prices of commodities. The Company is exposed to commodity price risk as it purchases fiber feedstock from the flax producers in Europe. The Company purchases the short fiber waste product called "tow" and the price fluctuates based on supply. The Company has relationships with several short fiber producers and anticipates little issue in obtaining sufficient fiber for its needs. The Company does not currently enter into futures contracts or otherwise hedge its exposure to commodity price risk.

Research and Development

     Research and development costs are charged to operations as incurred.

Recent Pronouncements

     There are no recent pronouncements that are applicable to the Company.

RESULTS OF OPERATIONS

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	March 29,	March 30,	December 28,	December 31,
	2014	2013	2013	2012
		(amounts in thousands, except per share data)
Revenues	$435	$-	$587	$-
Cost of sales
Materials and direct production costs	360	-	470	-
Facility commissioning costs	252	-	1,897	-
Production facility overhead costs	98	-	-	-
Depreciation	104	-	681	-
Impairment on loss of inventory	-	-	4,642	-
	814	-	7,690	-
Gross profit (loss)	(378)	-	(7,103)	-
Expenses:
Marketing and promotion	83	199	663	672
Amortization and depreciation	24	52	175	279
General and administrative	1,235	2,289	5,681	6,609
	1,342	2,540	6,519	7,560
Loss before other items	(1,720)	(2,540)	(13,622)	(7,560)
Other income (expense):
Gain on disposal of assets	-	-	1	-
Accretion expense/Fair value			-	-
adjustment	(262)	-
Interest	(541)	(312)	(2,059)	(100)
Write off of equipment	-	-	(13)	(594)
Research and development	(53)	(56)	(355)	(660)
Impairment loss on inventory	-	(396)	-	304
Fair value adjustment derivative
liabilities	-	74	453	(98)
Bargain purchase	-	-	426	-
	(856)	(690)	(1,548)	(1,756)
Net loss	(2,576)	(3,230)	(15,170)	(9,315)
Exchange differences on translating to
presentation currency	580	198	1,044	(34)
Total comprehensive loss	(1,996)	(3,032)	(14,126)	(9,351)
Loss per share (basic and diluted)	$(0.05)	$(0.08)	$(0.34)	$(0.22)
Non-GAAP Financial Measures:
EBITDA(1)	$(1,645)	$(2,698)	$(12,255)	$(8,936)
Adjusted EBITDA(1)	$(1,322)	$(1,710)	$(6,322)	$(5,422)

(1)

EBITDA and Adjusted EBITDA are supplemental non-GAAP financial measures. EBITDA consists of net income before (a) interest income (expense), net; (b) income tax provision (benefit); (c) depreciation of production property and equipment; (d) accretion expense and (e) amortization and depreciation. "Adjusted EBITDA" further adjusts EBITDA to exclude share-based compensation expense, facility commissioning expense, impairment loss, write-off of equipment, fair value adjustment derivative liabilities and bargain purchase. A reconciliation of these non-GAAP financial measures to net income is set forth in the table under " - Non-GAAP Financial Measures" below.

Non-GAAP Financial Measures

     The table below reconciles net loss to Adjusted EBITDA for the periods presented (in thousands):

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	March 29, 2014	March 30, 2013	December 28, 2013	December 31, 2012
	(in thousands)		(in thousands)
Net loss	$(2,576)	$(3,230)	$(15,170)	$(9,315)
Interest expense, net	541	312	2,059	100
Income tax provision (benefit)	-	-	-	-
Depreciation of production property and equipment	-	-	681	-
Accretion expense	262	(74)	-	-
Amortization and depreciation	128	294	175	279
EBITDA	(1,645)	(2,698)	(12,255)	(8,936)
Stock-based compensation	71	555	2,005	2,398
Facility commissioning expense	252	-	-	-
Impairment loss	-	396	4,642	304
Write off of equipment	-	-	13	594
Rent	-	37	152	120
Fair value adjustment derivative liabilities	-	-	(453)	98
Bargain purchase	-	-	(426)	-
Adjusted EBITDA	$(1,322)	$(1,710)	$(6,322)	$(5,422)

     Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Exchange Act define and prescribe the conditions for use of certain non-GAAP financial information. We provide "EBITDA," which is a non-GAAP financial measure that consists of net income before (a) interest income (expense), net; (b) income tax provision (benefit); (c) depreciation of production property and equipment; (d) accretion expense and (e) amortization and depreciation. "Adjusted EBITDA" further adjusts EBITDA to exclude share-based compensation expense, facility commissioning expense, impairment loss, write-off of equipment, fair value adjustment derivative liabilities and bargain purchase.

     We believe that these non-GAAP financial measures provide important supplemental information to management and investors. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with the U.S. GAAP results and the accompanying reconciliation to corresponding U.S. GAAP financial measures, provides a more complete understanding of factors and trends affecting our business and results of operations.

     Our management uses EBITDA and Adjusted EBITDA as a measure of our Company's operating performance because it assists in comparing our operating performance on a consistent basis by removing the impact of items not directly resulting from core operations. Internally, these non-GAAP measures are also used by management for planning purposes, including the preparation of internal budgets; for allocating resources to enhance financial performance; for evaluating the effectiveness of operational strategies; and for evaluating our capacity to fund capital expenditures and expand our business. We also believe that analysts and investors use these measures as supplemental measures to evaluate the overall operating performance of development stage companies. Additionally, we believe that lenders or potential lenders use EBITDA and Adjusted EBITDA to evaluate our ability to repay loans.

     These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with U.S. GAAP and should not be relied upon to the exclusion of U.S. GAAP financial measures. Management strongly encourages investors to review our consolidated financial statements in their entirety and to not rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. In addition, we expect to continue to incur expenses similar to the non-GAAP adjustments described above, and exclusion of these items from our non-GAAP measures should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

Quarter Ended March 29, 2014 Compared to Quarter Ended March 30, 201

Revenue and Gross Margins

     For the thirteen week period ended March 29, 2014 ("First Quarter 2014") our revenues were derived from sales of CRAiLAR® fiber and other fiber (non-CRAiLAR) at our new European production facility. For the thirteen week period ended March 30, 2013 ("First Quarter 2013") we had no revenues.

     Our gross loss for the First Quarter 2014 was $378,108 (First Quarter 2013: $0). Cost of sales for the First Quarter 2014 is comprised of $359,647 for flax feedstock, utilities, labor, chemicals and water directly related to sales of CRAiLAR Flax fiber and the non-CRAiLAR legacy fiber dyeing business; $251,825 to temporarily outsource the final CRAiLAR process until new equipment is installed at the Company's production facility (which subsequently occurred in the second quarter of 2014) and training expenses for new employees to add more production shifts; $98,235 of facility overhead costs; and $103,851 for depreciation of production equipment.

Operating Expenses

     During the First Quarter 2014, we recorded operating expenses of $1.3 million compared to operating expenses of $2.5 million for the First Quarter 2013, a decrease of $1.2 million or approximately 47%. The decrease in operating expenses was primarily due to a $572,000 reduction of expenses associated with the U.S. decortication plant largely related to the facility start up costs required in the First Quarter 2013; a $484,000 reduction in stock-based compensation expense; a $24,000 reduction in administrative salaries; and a $75,000 reduction in investor relations and public relations expenses.

     Marketing and promotion expenses comprised of marketing salaries and sales development costs were $82,670 for the First Quarter 2014, a decrease of $116,688 or approximately 59% from $199,359 for the First Quarter 2013. The decrease was primarily driven by a $75,000 reduction in investor relations and public relations consulting expenses.

     General and administrative expenses for the First Quarter 2014 decreased to $1.2 million, a reduction of $1.1 million or approximately 46% from $2.3 million for the First Quarter 2013. The decrease was caused by a $572,000 reduction in overhead costs associated with the suspension of operations at the U.S. decortication plant; a $484,000 reduction in stock-based compensation because of fewer options vesting in the First Quarter 2014 than in the First Quarter 2013; and a $24,000 reduction in administrative salaries.

Other Items

     Interest expense increased to $540,633 for the First Quarter 2014, compared to $311,525 for the First Quarter 2013, an increase of $229,108, resulting from interest on certain convertible debentures issued in Fiscal 2013, amortization of deferred debt issuance cost and debt discount, and the issuance of $8.4 million of additional promissory notes in Fiscal 2013. Interest expense is attributable to the convertible debenture interest and note payable interest of $434,000 and the amortization of the deferred debt issuance costs of $106,000.

Net Loss

     Our net loss for the First Quarter 2014 was $2.6 million, or $0.05 per share, compared to $3.2 million, or $0.08 per share for the First Quarter 2013. The decrease in net loss was largely attributable to a decrease in general and administrative expense of $1.0 million, a decrease in marketing expense of $117,000 and a decrease in amortization and depreciation expense of $28,000, offset by a gross margin loss of $378,000 and an increase in interest and accretion expense of $492,000. In addition, there was no impairment loss in First Quarter 2014 ($396,000 in First Quarter 2013) and no fair value adjustment to derivative liabilities while in First Quarter 2013 there was a $73,000 gain to the fair market adjustment to derivative liabilities.

     For the First Quarter 2014, the weighted average number of shares of common stock outstanding was 48,188,001 compared to 43,029,135 for the First Quarter 2013.

Fiscal Year Ended December 28, 2013 Compared to Fiscal Year Ended December 31, 2012

Revenue and Gross Margins

     In Fiscal 2013, our revenues were derived from sales of CRAiLAR® fiber, flax seed and other fiber (non-CRAiLAR) at our new European processing facility, and also included customer payments to retain product exclusivity. We did not generate any revenues in Fiscal 2012.

    Our gross loss for Fiscal 2013 was $(7.1 million), which reflects $4.6 million of feedstock inventory write-downs; $1.9 million of plant pre-commissioning expenses related to our South Carolina facility; $680,839 of related plant depreciation primarily related to our South Carolina facility; and $470,115 of costs directly attributable to higher sales in the current year. The inventory write-down of $4.6 million included the write-down of raw flax fiber feedstock of $2.3 million; flax seed of $1.9 million; CRAiLAR® fiber of $274,297 and decorticated fiber of $196,861, to net realizable value. The write-down of raw flax fiber feedstock was primarily due to the expected reduced fiber yield from extreme weather conditions. The write-down of seeds was the result of our decision not to plant during the fall of 2013 in North America, and the seed was subsequently sold as lower value oil seed. The write-down of CRAiLAR® fiber and decorticated fiber was a result of the cost of the fiber exceeding its market price. Pre-commissioning expenses of $1.9 million related to the South Carolina plant incurred from mid January 2013 and ceased at the beginning of the fourth quarter of Fiscal 2013 when production at this plant was suspended. Pre-commissioning expenses that were incurred during the start-up/commissioning period include indirect wages, training, repairs and maintenance, rent, utilities, supplies, equipment rentals, and equipment calibration. Depreciation of production property and equipment for the South Carolina facility during the pre-commissioning period of $680,839 was charged to cost of sales.

Operating Expenses

     During Fiscal 2013, we recorded operating expenses of $6.5 million compared to operating expenses of $7.6 million for Fiscal 2012, a decrease of $1.0 million or 13.8% . The primary cause of the decrease in operating expenses was the reduction in depreciation expense of our pilot scale facility in Kingstree, South Carolina and the reduction in general and administrative expense, primarily stock-based compensation and bonus expense as a result of fewer options vesting during Fiscal 2013 compared with Fiscal 2012.

     Marketing and promotion expenses primarily consist of investor and public relation services, and decreased slightly to $663,438 for Fiscal 2013, from $672,305 for Fiscal 2012, a decrease of $8,867 or 1%.

     General and administrative expenses ("G&A") decreased to $5.7 million for Fiscal 2013, from $6.6 million for Fiscal 2012, a decrease of $927,075 or 14%. This decrease was primarily caused by a $608,000 reduction in salaries and consultant expenses due to a decrease in stock-based compensation as a result of fewer options granted and our use of fewer consultants in Fiscal 2013. Also, $319,000 of expenses previously recorded in G&A in Fiscal 2012 is now reported as facility pre-commissioning expense in Fiscal 2013 and was related to our Pamplico, South Carolina facility. These decreases in G&A were partially offset by a $122,000 increase in travel expenses primarily related to travel to and from South Carolina and Europe and a $192,800 increase in professional fees primarily related to legal costs associated with increased business activity.

     Amortization of intangible assets and depreciation of tangible assets decreased to $174,555 for Fiscal 2013 from $278,805 for Fiscal 2012, a decrease of $104,550 or 37%. Depreciation of equipment of the pilot scale facility during Fiscal 2012 that was decommissioned in the third quarter of Fiscal 2012 was the cause of the higher depreciation in Fiscal 2012.

Other Items

     Interest expense increased to $2.1 million for Fiscal 2013, compared to $99,655 for Fiscal 2012, an increase of $1.9 million, resulting from a full year's interest on certain convertible debentures issued in 2013 and the issuance of $8.4 million of additional promissory notes in Fiscal 2013. Interest expense is attributable to the convertible debenture interest of $1.5 million, the amortization of the deferred debt issuance costs of $339,000, the accretion expense of $173,000 from the amendment of the July 2013 Debentures, and the accretion expense of $33,000 on the promissory notes conversion feature.

     Research and development costs decreased to $355,099 for Fiscal 2013, compared to $660,229 for Fiscal 2012, a decrease of $305,130 or 46%, as we transitioned our focus from research and development to commercial production.

     Write-down of equipment declined to $(13,368) in Fiscal 2013 from $(593,894) in Fiscal 2012, a decrease of $580,526 or 98%. The write down in Fiscal 2012 was for decortication equipment used in the pilot scale facility that was deemed commercially unviable.

     The fair value adjustment for derivative liabilities resulted in a gain of $452,845 for Fiscal 2013, compared to a loss of $(98,285) for Fiscal 2012, reflecting a decline in the market value of our stock price.

Net Loss

     Our net loss during Fiscal 2013 was $15.2 million, or $0.34 per share, based on a weighted average number of shares outstanding of 44,508,011, compared to $9.3 million, or $0.22 per share in Fiscal 2013, based on a weighted average number of shares outstanding of 43,009,226. The increase in net loss was primarily due to the $4.6 million write-down of inventory to reflect lower of cost or market, and $1.9 million of interest expense due to higher borrowings in the current year.

LIQUIDITY AND CAPITAL RESOURCES

	March 29, 2014	December 28, 2013
	(in thousands)
Cash and cash equivalents	$3,867	$1,193
Working capital	$(856)	$(3,426)
Total assets	$25,122	$21,490
Total liabilities	$25,850	$23,504
Shareholders' deficit	$(728)	$(2,014)

     The Company has historically relied on equity financings, and more recently from the sale of convertible debentures to fund its operations. On March 20, 2014, the Company completed an equity financing with gross proceeds of $3.1 million. On December 20, 2013, the Company completed an equity financing with gross proceeds of $1.9 million (CAD$2.0 million). On December 19, 2013, but having an effective date of November 29, 2013, we entered into a loan agreement to borrow up to $3.0 million (€2.2 million, approximately CAD$3.2 million). At the end of Fiscal 2013, the Company had not drawn on the loan but as of the date of this prospectus, the Company has drawn $2.2 million (€1.6 million), which was used for capital expenditures for the European processing facility and general working capital. In February 2013, the Company completed a convertible debt financing for gross proceeds of $4.9 million (CAD$5.0 million). In July 2013, the Company completed an additional convertible debt financing for gross proceeds of $3.4 million (CAD$3.5 million). In September 2012, the Company completed a convertible debt financing for gross proceeds of $10.1 million (CAD$10.0 million). The Company expects to fund future operations and expansion from the proceeds of this offering, through bank debt, government loan programs, customer financing, lease programs, additional equity and debt financings, as well as cash generated from operations.

Net Cash Used in Operating Activities

     Net cash flows used in operating activities for the First Quarter 2014 were $2.2 million compared with $2.7 million for the First Quarter 2013. Cash flows used in operations for the First Quarter 2014 consisted primarily of a net loss of $2.6 million offset by the following items: amortization and depreciation of $127,991 (First Quarter 2013: $293,691), primarily related to production equipment in Europe with respect to the First Quarter 2014 and to the decortication facility in the U.S. with respect to the First Quarter 2013; accretion expense of $262,452 (First Quarter 2013: $0) related to the beneficial conversion feature of the promissory notes and amortization of the bonus shares issued pursuant to a promissory note; amortization of deferred debt issuance costs of $106,306 (First Quarter 2013: $85,513), which increased primarily due to the increased amount of debentures issued in fiscal 2013; fair value adjustment of derivative liability of $0 (First Quarter 2013: $73,979), which gain in the First Quarter 2013 related to the expiration of warrants having an exercise price in a currency other than the Company's functional currency; rent of $(8,214) (First Quarter 2013: $36,519) related to the lease deferral at the South Carolina decortication facility; stock-based compensation of $70,629 (First Quarter 2013: $555,237), which was lower in the First Quarter 2014 because of fewer options vesting in First Quarter 2014 than in First Quarter 2013; impairment of inventory of $0 (First Quarter 2013: $396,377) relating to the write down of raw feedstock and CRAiLAR® fiber to market price in the First Quarter 2013, which did not occur in the First Quarter 2014; increase (decrease) in accounts receivable of $(598,882) mainly due to sales tax receivable in Europe, and for CRAiLAR® sales (First Quarter 2013: $18,572); a decrease (increase) in inventory of $32,268 (First Quarter 2013: $(106,151)); an (increase) in prepaid expenses of $(207,774) (First Quarter 2013: $111,609) mostly due to the timing of insurance and listing costs; an increase in accounts payable of $233,303 (First Quarter 2013: $(253,839)) associated with the start of production in Europe; an increase (decrease) in accrued liabilities of $343,792 (First Quarter 2013: $(772,149)) mostly related to debenture interest for the First Quarter 2014 and which decreased in the First Quarter 2013 primarily due to the repayment of accrued debt; and an increase in loans payable by $6,261 (First Quarter 2013: $0).

     Net cash flows used in operating activities for Fiscal 2013 were $8.1 million compared with $5.9 million in Fiscal 2012. Cash flows used in operations for Fiscal 2013 consisted primarily of a net loss of $15.2 million offset by the following items: accretion of expense of $127,525 (2012: $0) related to the repricing of warrants associated with the July 2013 debentures; amortization and depreciation of $855,394 (2012: $278,805), which increased in 2013 primarily in connection with the opening of our South Carolina decortication facility; amortization of deferred debt issuance costs of $346,789 (2012: $90,220), which increased in 2013 primarily due to full year charge of issuance costs related to debentures issued in 2012 plus issuance costs of two new debt offerings in 2013; fair value adjustment of derivative liability of $(452,845) (2012: $98,285), which fair value adjustment gain in 2013 related to the expiration of warrants having an exercise price in a currency other than the Company's functional currency; gain on disposal of assets of $(790) (2012: $0); rent of $151,539 (2012: $119,836), which increased in 2013 as the result of entry into a lease with respect to our South Carolina decortication facility during 2012; stock-based compensation of $2.0 million (2012: $2.4 million), which decreased in 2013 primarily due to fewer options vesting in 2013; write off of equipment of $13,368 (2012: $593,894), which was substantially greater in 2012 as result of the write off of equipment at the pilot scale facility in that year; impairment of inventory of $4.6 million (2012: $303,663), which increased significantly in 2013 due to the write down of raw flax fiber feedstock resulting from lower than expected yields due to extreme weather, the write down of seed inventory related to the decision not to plant during fall 2013 and the write down of some decorticated fiber and CRAiLAR® fiber to market price; bargain purchase of $(425,909) (2012: $0) related to the purchase of the European facility; a decrease (increase) in accounts receivable of $(86,763) (2012: $78,622), which increased in 2013 primarily due to an exclusivity payment due for 2013; an increase in inventory of $(2.7 million) (2012: $(2.2 million)) related to the start of production in 2013 and pre-production in 2012; an (increase) in prepaid expenses of $(184,087) (2012: $(59,538)) primarily related to financing costs; an increase in accounts payable of $971,483 (2012: $1.2 million) associated with the start of production in 2013 and pre-production in 2012; an increase in unearned revenue of $247,655 (2012: $0) due to a pre-payment by a customer; and an increase in accrued liabilities of $709,990 (2012: $521,769) related to inventory purchase, primarily of feedstock inventory.

Net Cash Used in Investing Activities

     Net cash flows used in investing activities for the First Quarter 2014 were $0.6 million, compared to $1.9 million for the First Quarter 2013. Cash flows used in investing activities for the First Quarter 2014 consisted of the acquisition of property and equipment for the European production facility of $553,642 (compared with $1,895,353 for the purchase of equipment at the U.S. decortication plant in the First Quarter 2013); and organization costs and acquisition of trademarks and licenses of $20,637 (First Quarter 2013: $2,131).

     Net cash flows used in investing activities for Fiscal 2013 were $4.0 million, compared to $10.5 million for Fiscal 2012. Cash flows used in investing activities in Fiscal 2013 consisted of sale of equipment of $35,790 (2012: $0); acquisition of property and equipment used for decortication equipment, yard equipment, harvesting equipment and the build out of the South Carolina facility totaling $3.9 million (2012: $10.4 million) and legal expenses with respect to the acquisition of trademarks and licenses totaling $89,306 (2012: $30,268).

Net Cash Provided by Financing Activities

     Cash flows provided by financing activities for the First Quarter 2014 totaled $5.2 million compared to $4.4 million during the First Quarter 2013. In the First Quarter 2014, we issued common stock and warrants to purchase common stock for gross proceeds of $3.1 million (First Quarter 2013: $192,873), received proceeds from long term debt of $2.1 million (First Quarter 2013: $0) and had debt issuance costs of $11,140 (First Quarter 2013: $481,962). During the First Quarter 2013, we received proceeds of $4.7 million from the issuance of convertible debentures.

     Cash flows provided by financing activities for Fiscal 2013 totaled $10.2 million compared to $12.9 million during Fiscal 2012. In Fiscal 2013, we issued capital stock and warrants for proceeds of $239,746 (2012: $3.9 million); promissory notes for proceeds of $621,009 (2012: $0); and convertible debentures for net proceeds of $7.4 million (2012: $9.0 million). We also received funds from a private placement for $1.9 million (2012: $0).

Effect of Exchange Rate

     The effect of exchange rates on cash resulted in an unrealized gain of $251,357 for the First Quarter 2014, as compared with an unrealized gain of $197,980 for the First Quarter 2013.

     The effect of exchange rates on cash resulted in an unrealized gain of $197,315 for Fiscal 2013, as compared with an unrealized loss of $35,685 in Fiscal 2012.

MATERIAL COMMITMENTS

Debt Offerings

     We completed the following three convertible debt offerings in 2012 and 2013: (i) the September 2012 Debentures with gross proceeds of $10.1 million (CAD$10.0 million) on September 20, 2012; (ii) the February 2013 Debentures with gross proceeds of $4.9 million (CAD$5.0 million) on February 25, 2013; and (iii) the July 2013 Debentures with gross proceeds of $3.4 million (CAD$3.5 million) on July 26, 2013. The September 2012 Debentures mature on September 30, 2017 and bear interest at a rate of 10% per year, payable semi-annually on March 31 and September 30 of each year, starting March 31, 2013. The February 2013 Debentures mature on September 30, 2017 and bear interest at a rate of 10% per year, payable semi-annually on March 31 and September 30 of each year, starting on September 30, 2013. The February 2013 Debentures are ranked subordinate to the September 2012 Debentures. Non-Canadian resident holders of the February 2013 Debentures will receive additional interest equal to the amount of the withholding taxes paid by us for Canadian tax purposes. The July 2013 Debentures mature on July 26, 2016 and bear interest at a rate of 10% per year, payable semi-annually on March 31 and September 30 of each year, commencing on September 30, 2013. The July 2013 Debentures are secured by production equipment and fixtures located at our South Carolina facility that are different from the production equipment and fixtures at the South Carolina facility that were used to secure the September 2012 Debentures and the February 2013 Debentures. In the event we complete one or more equity financings between July 26, 2013 and July 26, 2016 with gross proceeds of at least an aggregate of $19.4 million (CAD$20.0 million), we must, subject to providing no less than 60 days prior notice to each holder of the July 2013 Debentures, redeem the July 2013 Debentures in whole at face value plus all accrued and unpaid interest thereon. The initial conversion rates of each of the September 2012 Debentures, the February 2013 Debentures and the July 2013 Debentures were $2.85 (CAD$2.90), $2.85 (CAD$2.90) and $1.94 (CAD$2.00), respectively, and are subject to anti-dilution provisions.

     Holders of the September 2012 Debentures and the February 2013 Debentures have the option to convert their debentures into common stock at a price of $2.85 (CAD$2.90) per share of common stock at any time prior to their respective maturity date. We may redeem the September 2012 Debentures and the February 2013 Debentures after September 30, 2015 provided that the market price at the time of the redemption notice is not less than 125% of the conversion price.

     In accordance with the conditions of the IKEA Loan (defined below), we approached the debenture holders (the "Debentureholders") of the July 2013 Debentures about releasing their security over certain assets held by our subsidiary, CRAiLAR Inc., having an acquisition cost of $1.3 million, which form a portion of the assets securing the July 2013 Debentures pursuant to the Guaranty and Security Agreement (the "Guaranty") between CRAiLAR Inc. (the "Guarantor") and Computershare Trust Company of Canada (the "Trustee"), dated July 26, 2013, as set forth in Schedule "A" to the Guaranty, to be used as separate security for the IKEA Loan to us. As consideration for such alteration to the secured assets, the conversion price of the July 2013 Debentures was reduced from $1.94 (CAD$2.00) per share to $1.21 (CAD$1.25) per share. On December 23, 2013, the Trustee and us entered into an Amended and Restated Convertible Debenture Indenture which reflects the modification and alteration of the rights of the Debentureholders and the Trustee against us with respect to (i) the secured assets to now only include those specific assets held by the Guarantor as set forth in Schedule "F" to the Amended and Restated Convertible Debenture Indenture having an acquisition cost of $3.9 million, and (ii) the reduction of the conversion price of the July 2013 Debentures from $1.94 (CAD$2.00) per share to $1.21 (CAD$1.25) per share. In addition, on the same date, the Guarantor and the Trustee entered into an Amended and Restated Guaranty and Security Agreement, which reflects the modification and alteration with respect to the secured assets as discussed above.

Debt

     On December 1, 2013, we purchased certain assets of a European fiber dyeing facility. We acquired these assets by assuming an aggregate of $1.2 million of the seller's debts, which we have agreed to repay on the earlier of their respective due dates and December 1, 2018. On December 13, 2013, we entered into an amended asset purchase agreement for such assets, which replaced the initial asset purchase agreement and provides that the title to and economic risk in respect of the environmental permit and the employees passed to us on December 1, 2013, however, the title to the equipment at the facility shall only pass to us upon full payment of the foregoing assumed indebtedness of the seller, notwithstanding the fact that physical possession and economic risk of all assets of the acquired facility passed to us on December 1, 2013. We have reached an oral agreement with the seller to lease the real property for the facility and are in the process of formalizing that oral agreement.

     On December 19, 2013, but having an effective date of November 29, 2013, we entered into a loan agreement (the "Loan Agreement") with IKEA Supply AG ("IKEA"), whereby IKEA agreed to loan us $3.0 million (€2.2 million, approximately CAD$3.2 million) (the "IKEA Loan") having a term until June 25, 2016 and bearing interest at a rate of 1.9% per annum. As security for the IKEA Loan, IKEA required that the IKEA Loan be secured by assets purchased with the proceeds of the IKEA Loan, as well as a portion of the secured assets used to secure the July 2013 Debentures. The proceeds from the IKEA Loan are designated for the installation of equipment to support and expand our European production facility and for working capital to fulfill IKEA orders.

     We entered into the following loan arrangements with each of the following directors: Jason Finnis, Kenneth Barker and Robert Edmunds:

•

Finnis. Pursuant to a convertible promissory note, dated for reference October 11, 2013, Mr. Finnis granted us a loan in the principal amount of $96,290 (CAD$100,000) bearing interest at a rate of 12% per annum and due on December 11, 2013. On November 7, 2013, we repaid to Mr. Finnis $47,885 (CAD$50,000), such that a principal amount of $47,885 (CAD$50,000) remained due and payable on the loan. Pursuant to a loan extension agreement, dated for reference December 18, 2013, Mr. Finnis and we agreed to extend the term for repayment of the loan and interest thereon until the earlier of (i) December 20, 2014 and (ii) such time as we complete our next public offering of registered securities by way of a registration statement on Form S-1 of not less than $2.8 million (CAD$3.0 million) in gross proceeds to us. We repaid this loan and interest thereon in full in April 2014.

•

Barker. Pursuant to a convertible promissory note, dated for reference October 11, 2013, Mr. Barker granted us a loan in the principal amount of $50,000 bearing interest at a rate of 12% per annum and due and payable on December 11, 2013. Pursuant to a loan extension agreement, dated for reference December 18, 2013, Mr. Barker and we agreed to extend the term for repayment of the loan and interest thereon until the earlier of (i) December 20, 2014 and (ii) such time as we complete our next public offering of registered securities by way of a registration statement on Form S-1 of not less than $2.8 million (CAD$3.0 million) in gross proceeds to us. We repaid this loan and interest thereon in full in April 2014.

•

Edmunds. Pursuant to demand convertible promissory notes, dated for reference October 11, 2013 and December 4, 2013, respectively, Mr. Edmunds granted us loans in the aggregate principal amount of $523,521 (CAD$545,000) bearing interest at a rate of 20% per annum. Pursuant to a loan extension agreement, dated for reference December 18, 2013, Mr. Edmunds and we agreed to extend the term for repayment of the loan and interest thereon until the earlier of (i) December 20, 2014 and (ii) such time as we complete our next public offering of registered securities by way of a registration statement on Form S-1 of not less than $2.8 million (CAD$3.0 million) in gross proceeds to us. As consideration for the extension, we issued to Mr. Edmunds 181,666 shares of our common stock at a deemed value of $0.56 (CAD$0.60) per share. We repaid this loan and interest thereon in full in April 2014.

     We are committed to annual debt and debenture interest payments over the next five years as follows (in thousands):

2014	$1,764
2015	1,765
2016	1,596
2017	1,029
2018	4
Total	$6,158

Annual Leases

     We are committed to current annual lease payments totaling $1.2 million for all of our premises under lease. Approximate minimum lease payments over the next five years are as follows (in thousands):

2014	$305
2015	210
2016	210
2017	210
2018	210
Total	$1,145

OFF-BALANCE SHEET ARRANGEMENTS

     As of the date of this prospectus, we do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors. The term "off-balance sheet arrangement" generally means any transaction, agreement or other contractual arrangement to which an entity unconsolidated with us is a party, under which we have any obligation arising under a guarantee contract, derivative instrument or variable interest; or a retained or contingent interest in assets transferred to such entity or similar arrangement that serves as credit, liquidity or market risk support for such assets.

SUBSEQUENT EVENTS

     On March 31, 2014, we received $210,237 (€152,900) pursuant to the loan agreement entered into with IKEA.

     On May 23, 2014, we issued 1,724 shares upon the conversion of $4,650 (CAD$5,000) principal amount of previously issued convertible debentures at the conversion price of $2.70 (CAD$2.90) per share.

     On June 2, 2014, we completed a private placement of units to thirteen creditors in settlement of debt. This private placement consisted of the issuance of 742,355 units at a deemed issuance price of $1.25 per unit in settlement of an aggregate amount of $927,944 of debt owed to such creditors. Each unit is comprised of one common share and one-half of one transferable common share purchase warrant of the Company, and each whole warrant will entitle the holder thereof to purchase one additional common share of the Company at an exercise price of $1.75 per warrant share for a period of two years from closing, that is, until June 2, 2016.

     On June 17, 2014, we issued 4,827 shares of common stock upon the conversion of $12,929 (CAD$14,000) principal amount of previously issued convertible debentures at the conversion price of $2.68 (CAD$2.90) per share.

BUSINESS

Overview

     We are focused on bringing sustainable bast fiber-based products to market that are environmentally friendly natural fiber alternatives with equivalent or superior performance characteristics to cotton, wood or fossil-fuel based fibers. Our business operations consist primarily of the production of our natural and proprietary CRAiLAR® Flax fibers targeted at the natural yarn and textile industries, as well as the deployment of our CRAiLAR® processing technologies in the cellulose pulp and composites industries. We believe that we offer two key opportunities for development:

•	CRAiLAR® fibers (using flax, hemp or other sustainable bast fiber) for textiles (knit, woven and non-woven constructions) available in a variety of blends, textures, colors and applications; and

•	CRAiLAR® technologies for processing cellulose-based fibers as a high grade dissolving pulp for use in the additives, ethers and performance apparel markets.

     We hold the exclusive worldwide license to the patented CRAiLAR® technologies. We believe that fibers and yarns produced with the CRAiLAR® process will be competitively priced relative to current natural and synthetic fibers and have the benefit of being environmentally responsible. The CRAiLAR® patented process effectively cleans and polishes raw bast fiber, such as flax, hemp, kenaf and jute bast fibers, into fiber substantially equivalent to ginned cotton. It is our belief that the CRAiLAR® brand has the potential to become a recognized sustainable performance brand that is valued and demanded by the market.

     We believe that entering into development and supply agreements with some of the world's largest fiber consuming companies is the best path to successful commercialization of a number of products incorporating our CRAiLAR® technologies. In execution of this strategy, we have entered into development and supply agreements with companies such as adidas AG, Georgia-Pacific, Hanesbrands Inc., IKEA, Lenzing and Levi Strauss & Co. Our agreements with certain customers contain category exclusivity clauses that require them to purchase, in the aggregate, approximately 7.4 million pounds of CRAiLAR® Flax fibers in 2014 and approximately 8.5 million pounds in 2015 (when multi-year requirements are averaged to an annual amount) in order to retain their exclusive rights.

Corporate Structure and Subsidiaries

     We were incorporated under the laws of British Columbia, Canada, on October 6, 1998, under the name "Hemptown Clothing Inc." We changed our name to "Naturally Advanced Technologies Inc." effective March 21, 2006. We further changed our name to "Crailar Technologies, Inc." effective October 31, 2012. We have six wholly-owned subsidiaries: Crailar Inc., a Nevada corporation; Crailar Fiber Technologies Inc., a British Columbia corporation; HTnaturals Apparel Corp., a British Columbia corporation; 0697872 B.C. Ltd., a British Columbia corporation; and Hemptown USA, Inc., a Nevada corporation, and Crailar Europe NV, a Belgian corporation.

Industry

     With the projected increase in the global population and continued development of market economies, we expect to see a rise in the need for textile fibers worldwide. According to Gherzi, a global management consulting company focused on the textile industry, the global demand for textile fibers is expected to exceed 100 million tons by 2020.

     Gherzi estimates there were 81.0 million tons of fibers produced globally in 2011 and synthetic fibers (such as polyester) accounted for 59.2% of such fibers, cotton accounted for 33.7%, cellulose-based fibers (such as viscose and rayon) accounted for 5.7% and wool accounted for 1.4% . More generally, according to Gherzi, it is estimated that the demand for textile fibers is expanding approximately 3% per year, mainly due to the following two macroeconomic trends:

•

Ongoing population growth. UNESCO expects the global population to rise from its current total of approximately 7 billion to 7.7 billion people in 2020 when global demand for fibers is expected to exceed 100 million tons.

•	Increase in prosperity. Increasing prosperity generates additional demand, particularly in emerging economies as they catch up with western industrialized nations.

In addition, sustainability and climate change concerns have contributed to consumers increasingly preferring products manufactured with a minimal environmental impact and use of resources.

     While some of the increase in demand is likely to be filled by synthetic fibers, we believe that the consumer preference for natural fibers will continue to rise, as societal trends to live both sustainably and naturally increase. We believe that we have a unique opportunity to fill this shortfall through the production of CRAiLAR® fiber. With mill delivered cotton priced between $0.90 and $1.00 per pound, flax is a cost-effective raw material for fiber production. We expect our fiber will be cost competitive with other fibers currently available in the fiber industry once the Company has a fully integrated production facility in operation.

The CRAiLAR Solution

     We hold the exclusive worldwide license to the patented CRAiLAR® technologies. The CRAiLAR® patented technologies and processes effectively clean and polish raw bast fiber, such as flax, hemp, kenaf and jute bast fibers, into fiber substantially equivalent to ginned cotton. This solution is clean, sustainable, and environmentally responsible. Bast fiber plants grow abundantly and, when compared with cotton, require 97% less water and substantially less herbicides, fertilizers and pesticides. In April 2012, the USDA designated CRAiLAR as a 100% BioPreferred® product. CRAiLAR® Flax fibers have been recently awarded a ‘B' classification by the MADE-BY organization. This classification certifies that the benefits of CRAiLAR® Flax far outweigh that of polyester and conventional cotton (both ranked Less Sustainable). The MADE-BY organization and environmental benchmark supports brands and manufacturers in limiting the impact of its materials on the environment and advises them on sustainable alternatives. In this benchmark, the processing of a large range of materials from raw to yarn are compared in relation to emissions produced, their use of land space, pesticides, chemicals, water and energy.

     The CRAiLAR® fiber technology was developed by the NRC. Under development since 2004, this technology is now in successful production with our global partners. We anticipate that CRAiLAR® Flax fibers will generally be used in union with cotton and all other mainstream fibers, which, when blended together, should result in a much better performing fabric than cotton or other mainstream fibers alone.

Products

CRAiLAR® Fiber

     The CRAiLAR® fiber technology is a clean, sustainable, environmentally responsible process, which works with bast fiber feedstock. Bast fiber plants grow abundantly generally without excessive water, herbicide, fertilizer and pesticide use. As a result, CRAiLAR® was designated as a 100% BioPreferred® product by the USDA in April 2012. In December 2013, CRAiLAR® Flax fibers were awarded a ‘B' classification by the MADE-BY organization, alongside and equal to organic cotton and Lenzing Tencel.

     Relative to existing bast fiber processing methods, the CRAiLAR® fiber enzymatic process is significantly faster, produces highly consistent results, and is environmentally low impact. The resulting CRAiLAR® fibers have characteristics that are superior to traditionally processed bast fibers for textile applications. Because the CRAiLAR® fiber enzymatic processing is very effective at cleaning bast fiber, it can be spun on traditional cotton equipment at commercially viable speeds. CRAiLAR® Flax fibers can integrate seamlessly with cotton fibers and, when blended together, results in a superior performing fabric than cotton alone. When blended at 80% cotton and 20% CRAiLAR® fiber, the resulting fabric takes on many of the superior characteristics of CRAiLAR® Flax fibers, including enhanced moisture management and comfort, durability, superior dye uptake and garment shrinkage reduction.

CRAiLAR® Shive and Seed Products

     We are already in the process of investigating by-product opportunities utilizing seed and shive. IKEA has confirmed shive suitably for use in particle board manufacturing for furnishings. We believe we have the potential ability to use the straw of the linseed flax crop, which is primarily cultivated for food and industrial applications. This straw would normally be discarded and/or burned following the seed harvest. Flax shive can be transformed into fuel pellets, animal bedding particle board, molded products and consumer goods packaging while the flax seed can be used for dietary supplements, linseed oil and feed for livestock. Making use of this waste by-product will only further enhance the CRAiLAR® Flax fiber sustainability rating and could increase potential revenues.

Our Competitive Strengths

     We believe that the following strengths differentiate our company and create the foundation for continued sales and profitable growth:

     Product Performance. All of our fiber products are designed to deliver superior performance. In apparel, CRAiLAR® Flax fibers will generally be blended with cotton, which should result in a better performing fabric than cotton alone. When blended at 80% cotton and 20% CRAiLAR® fibers, the resulting fabric takes on the many characteristics of CRAiLAR® Flax fibers. Key elements include:

•	A fiber with wicking characteristics greater than unblended cotton and almost as good as high performance synthetic fibers, making fabrics breathable;

•	Superior dye uptake resulting in a potential 10% dye reduction for same color specification;

•	Reduced garment shrinkage of up to 50% from washing compared to unblended cotton; and

•	Comparable feel of comfort to cotton.

     Innovative Process. We offer high quality natural fibers that provide an alternative to cotton and high grade dissolving pulp users. We attribute our ability to develop superior products to a number of factors, including:

•	Intellectual property and patents surrounding the CRAiLAR® process and technologies;

•	Close collaboration with our customers to formulate innovative and technically advanced natural fabrics; and

•	The capital costs involved in building a commercial CRAiLAR® fibers processing facility have been determined to be relatively modest and we believe we can utilize existing industry equipment.

     Experienced Management Team. We have a proven and experienced senior management team. Our Chief Executive Officer, Ken Barker, has been with us since 2006 and has significant experience in the apparel industry. Many of the members of our senior management team have extensive experience in the textile industry and with leading consumer brands.

Our Business Strategy

     We believe that our market presence and revenues will continue to expand with the continued development of our growers and customers, allowing the CRAiLAR® brand to be recognized, similar to ingredient brand successes such as Gore-Tex® and Tencel®. We are pursuing the following several growth strategies to continue to build our business:

     Further Develop Our Customer Ecosystem. We have established a strong set of relationships with other organizations in our customer ecosystem to deliver superior natural fibers to our customers. We believe these customers will enable us to increase the speed of deployment and functionality of our fibers and offer a wider range of applications to our customers. We intend to support our customers in the growth of their products, as well as increase the number of suppliers who work with our customers. We understand that in order for new initiatives to be pulled from corporate concept to market viability, support from senior management of our customers is critical. We have established relationships with large apparel manufacturers and high grade dissolving pulp users such as Hanesbrands and Georgia Pacific. As we expand the commercialization of our fibers, we expect our customers will successfully integrate our CRAiLAR® Flax fiber within their product categories, but are also discover benefits and enhancements that are exclusive to their developments. This allows the CRAiLAR® brand to evolve and gain greater brand recognition while servicing both the consumer and customer needs. We believe that the development of customer relationships is an important strategy and that additional relationships with consumer brands will also be important for additional branding opportunities.

     Expand Penetration and Consumer Base. We intend to increase the number of consumers who buy our products by using the co-branding opportunities provided by our customers, as they communicate our sustainability and performance benefits to their consumers. We plan to further this support with grassroots marketing, social media tools and industry advertising. We believe these efforts will educate consumers about our brand and the benefits of sustainable natural fibers, creating demand for our products and, ultimately, expand our consumer base. We will continue to collaborate with our customers to formulate innovative and technically advanced fibers. We believe that our products can provide significant value to both the consumer and industrial markets. We also believe that there is a substantial opportunity for us to continue to increase the size of our customer base across a broad range of industries, given the relatively high level of performance of our products. We intend to continue to invest aggressively in our direct and indirect sales and marketing capabilities to continue to acquire new customers.

     Continue Innovation and Broaden Product Offering. Our customers' ability to deploy new products rapidly and cost-effectively will be central to our financial results. We intend to continue expanding the functionality of our products in the future. In the near term, we expect that our research and development investments will continue to be highly focused on:

•	CRAiLAR® fibers (using flax, hemp or other sustainable bast fiber) for textiles (knit, woven and non-woven constructions) available in a variety of blends, textures, colors and applications; and

•	CRAiLAR® technologies for processing of cellulose-based fibers as a high grade dissolving pulp for use in the additives, ethers and performance apparel markets.

     Over the longer term, we intend to continue our investment in the development of new applications that address additional market opportunities, which may include composites manufacturing, medical, dental and feminine hygiene products. By collaborating with our customers and partners in these efforts, we intend to enable our customers to increase their performance capabilities through rapid and cost-effective deployments of products incorporating our fibers.

     Expand Globally. We recognize that our patented technologies have global, multi-industry applications, and represent a significant opportunity for us. We plan to expand our sales capabilities internationally by expanding our sales force and by collaborating with strategic customers and partners around the world.

     Stay True to Our Values. We are a focused business with long-standing core values. We need to rapidly and positively affect the international footprint of "dirtier" fibers and processes. We continue to strive to operate in a socially responsible and environmentally sustainable manner. We believe our sustainability and performance better cultivates brand loyalty and trust with customers and helps attract consumers. We plan to work in tandem with our customers to communicate the benefits of CRAiLAR® through co-branding, ingredient call-outs, co-op marketing efforts and in-store signage.

     Invest in Infrastructure and Capabilities. We invest in our people, supply chain and systems to ensure that our business is scalable and profitable. We expect to add new employees to our sales, marketing, operations and finance teams as necessary to support our growth. Additionally, we continue to invest in our systems and technology, to create a platform for growth and to increase efficiency.

Sales and Marketing

     We are pursuing a pull-through marketing model, which focuses on working directly with some of the leading consumer brands in a variety of target markets, including apparel, textiles and industrial products, to develop additional products incorporating our CRAiLAR® fibers. In this regard, we plan to leverage our partners' direct-to-consumer marketing programs to accelerate and expand the brand recognition for our proprietary fibers.

Strategic Relationships/Customer Developments

     Because CRAiLAR® fibers can be an ingredient in a broad range of products, we believe that entering into development and supply agreements with large, successful consumer brands is the path to successful commercialization. We believe that these relationships will allow us to leverage the considerable branding and marketing talent of these brands to increase the power of the CRAiLAR® brand.

     To grow our business and our brand, we have entered into a number of development and supply agreements including, among others:

•

adidas AG. In December 2013, adidas AG took a shareholder position in CRAiLAR through their investment arm, Hydra Ventures BV. As one of the largest athletic brands in the world, adidas is a driving force in innovation and performance for athletes and fashionistas alike. CRAiLAR is working in close tandem with adidas to further their development and execution of sustainable production practices, with a goal of reducing the brand's dependency on conventional cotton and petro-chemical fibers.

•

Cone Denim LLC. On March 11, 2013, we entered into a Marketing and Development Agreement with Cone Denim LLC ("Cone") to market and develop the use of CRAiLAR® fiber in Cone's denim fabric line. We are working directly with Cone and its customer, Levi Strauss & Co., for the development of certain denim products using our CRAiLAR® Flax fiber. Subject to certain exceptions, CRAiLAR has agreed to not sell CRAiLAR® fiber to any other denim manufacturer through December 31, 2015 without providing Cone with a right of first refusal on any denim development opportunity. We believe our relationship with Cone and Levi Strauss should expand the demand for our fiber in the denim market.

•

Cotswold Industries Inc. On February 12, 2013, we entered into a Development Agreement with Cotswold Industries Inc. ("Cotswold"). CRAiLAR and Cotswold will try to develop or create commercially viable pocketing, interlining and waist banding products containing our CRAiLAR® fibers.

•

Georgia Pacific Consumer Products LLC. In September 2011, we entered into a three year CRAiLAR® fiber supply agreement with Georgia Pacific Consumer Products LLC, for the use of CRAiLAR® fiber in formed substrates for the industrial and personal care markets provided that Georgia Pacific continues to meet annual minimum purchase requirements. In May 2014, Georgia Pacific exercised its option to extend the agreement for an additional seven years through December 2021.

•

Hanesbrands Inc. In January 2011, we announced a cooperative research project with Hanesbrands Inc. and the U.S. Department of Agriculture's Agricultural Research Service designed to cultivate and evaluate the viability of various flax strains for use in CRAiLAR® technology. In March 2011, we entered into a ten-year CRAiLAR® fiber supply agreement with Hanesbrands Inc. to commercialize our proprietary fibers. Hanesbrands may terminate the agreement with 180 days' advance notice to us, and we can terminate the agreement beginning January 1, 2022 with 180 days' advanced notice to Hanesbrands. During the term of the agreement, we may not supply our proprietary fibers to third parties for knit apparel applications.

•

IKEA. In December 2013, we entered into a general supply agreement and development agreement with IKEA. The general supply agreement provides exclusivity in certain domestic textile categories as long as IKEA meets specified minimum order quantities. The agreement expires on December 31, 2016 but IKEA may extend the term up to two times for three years each by notifying us at least six months before the expiration of the then effective term. We have received orders and have begun flax fiber production at our European production facility.

•

Lenzing AG. In April 2012, we entered into a joint development agreement with Lenzing, headquartered in Austria, and one of the world's largest suppliers of viscose, Modal and Tencel® to the apparel, non-woven and auto industries. CRAiLAR and Lenzing are jointly developing fiber solutions in the performance apparel industries for global athletic brands as well as fashion brands.

•

Target Corp. In November 2011, we entered into an agreement with Target to evaluate the use of our CRAiLAR® Flax fiber in Target's domestic textiles category beginning December 1, 2011. In connection with this agreement, Target has used our CRAiLAR® Flax fiber in certain domestic textile products, including in a drapery line. While our agreement with Target has expired, we continue to work with Target in connection with the development of certain woven and knit apparel using our CRAiLAR® fibers.

     We are currently evaluating additional opportunities for multiple product development and commercialization of our proprietary CRAiLAR® technology for environmentally sustainable bast fiber processing and production. Exclusive international licensing rights allow us to protect our investment to date in the development of CRAiLAR® while confidently moving forward in seeking appropriate development and commercialization relationships.

Plan of Operation

Production Plan

     We believe that one of the keys to the successful adoption of CRAiLAR® fibers into the mainstream textile market is to scale up our in-house production capabilities. In December 2013 we acquired a European fiber dyeing facility with similar equipment used to produce CRAiLAR® Flax fiber. The acquisition was made pursuant to an Asset Purchase Agreement dated November 6, 2013, which was amended and restated on December 13, 2013. The new plant allowed us to accelerate our timeline for establishing a company-controlled CRAiLAR® enzyme processing capability. Production of CRAiLAR® fibers at this plant commenced in January 2014. We believe the plant has the capacity to produce over 280,000 pounds of CRAiLAR® Flax fiber per week with space to expand the capacity to over 800,000 pounds per week. Initially, we relied on a third party processor to perform one step of the CRAiLAR® process, but we purchased the equipment to perform this step and during the second quarter of 2014 we installed this equipment and overhauled existing equipment so that we now perform this step internally.

     The facility is located in an area of flax growing excellence and offers an abundant supply of feedstock from a byproduct of the linen industry. Purchasing the by-product of the linen industry has significant working capital advantages because it is bought as needed and is processed, shipped and billed shortly after receipt. This compares with straw purchased directly from farmers for approximately the same cost, but for which a year's supply of straw must be paid when harvested by the farmer. We have developed relationships with various European flax processors and brokers to purchase cleaned feedstock. We have also purchased equipment to clean the feedstock for CRAiLAR® processing that will allow us to buy partially cleaned fiber, providing access to additional sources of feedstock. We expect to have this equipment installed by the end of 2014.

     We also believe that it is necessary to develop contracted acreage of flax to avoid disrupting supply and demand for by-product of the linen industry. We believe that there are opportunities to secure farm acreage dedicated to supplying our plants. This would require a decortication capability in these growing regions. Our suppliers also believe that additional farmers would be attracted to grow flax for CRAiLAR because the farming techniques are very simple and efficient compared with traditional linen flax farming techniques. Also, the retting requirements for the CRAiLAR® process are less stringent than for linen flax.

     We commenced operations in Pamplico, South Carolina in January 2013. We encountered problems with the bale opening system and have suspended operations at that location until new equipment can be built and installed. We do not plan on planting flax in the U.S. this fall given that we have enough supply from the 2013 crop to last through 2014. Also, given our focus on production in Europe, we will have reduced operations in the U.S. until a strategic customer will support our presence in South Carolina. Some of the assets previously used in South Carolina may be redeployed to our European facility.

     In addition to the installation of our full scale processing line, CRAiLAR continues to improve upon its patented enzymatic process thereby increasing efficiencies. In March 2012, we announced an improvement of our CRAiLAR® wet process time by 40%, thereby significantly increasing anticipated volume capabilities at planned facilities. The evaluation and resulting improvements were conducted internally in conjunction with research partners. The resulting changes encompass processes, as well as the utilization of industry standard equipment.

Production Model

Note on Plan of Operation

     While we expect that profitable operations will be achieved in the future, there can be no assurance that revenue, margins, or profitability will increase, or be sufficient to support operations over the long term. We expect that we will need to raise additional capital to meet short and long-term operating requirements. We may also encounter business endeavors that require significant cash commitments or unanticipated problems or expenses that could result in a requirement for additional cash. If we raise additional funds through the issuance of equity or convertible debt securities other than to current shareholders, the percentage ownership of current shareholders would be reduced, and such securities might have rights, preferences or privileges senior to our common stock. Additional financing may not be available upon acceptable terms, on a timely basis, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to take advantage of prospective business endeavors or opportunities, which could significantly and materially restrict business operations. We are continuing to pursue external financing alternatives to improve our working capital position and to grow the business to the greatest possible extent.

Raw Materials

     Flax is the principal raw material used in the manufacture of our natural fibers products. Flax is a cost-effective raw material for fiber production because it is generally easy to grow with minimal use of herbicides and requires only regular rainfall for irrigation, which significantly reduces costs as compared to other natural fibers.

     We have relationships with several European companies to supply feedstock to our European facility. Feedstock is a linen industry waste product or fiber unsuitable for linen due to fiber length. There are significant acres of flax under cultivation in Western Europe for the linen industry as well as in Eastern Europe and Russia, and we believe these regions represent a sufficient source of available feedstock. We have also identified other suitable Eastern European and North American growing regions should we decide to contract directly with farmers in those regions to grow flax. We have developed improved planting and harvesting techniques from our agronomic experience in North America, which should allow us to increase yield per acre and facilitate faster and more cost effective harvesting of flax.

Seasonality

     Our operating results are subject to some variability due to seasonality and other factors. Sales levels in any period are also impacted by customers' decisions to increase or decrease their inventory levels in response to anticipated consumer demand.

Collaboration and Research Agreements

National Research Council of Canada

     In October 2007, we entered into a joint collaboration agreement with the NRC to continue to develop a patentable enzyme technology for the processing of hemp fibers. The agreement was for three years and initially expired on May 9, 2010. On February 19, 2010, we signed an amendment to the agreement to extend the term of the agreement to May 9, 2012. While this agreement has expired, we continue to work with the NRC on certain enhancements and additions to the NRC technology and negotiations are underway to continue our joint collaboration.

De Montfort University

     In 2011, we entered into a research and development agreement with De Montfort University in Leicester, United Kingdom. De Montfort's textile division is renowned for their work on bast fibers such as flax and hemp and specializes in their textile applications. De Montfort has been working on process optimization and works closely with CRAiLAR's wet processing partners. In addition to processing improvements, De Montfort has experience with flax and hemp agronomics and has recommended various harvesting improvements that have been implemented into our CRAiLAR® technologies.

Intellectual Property

     Under the CRAiLAR® technology platform, we have secured the exclusive worldwide licensing rights to the patented intellectual property arising from our collaborative research agreements with the NRC. The NRC license covers our proprietary processes and includes a license to two patents covering the extraction of hemp fibers and preparation of bast fibers. The patents have been issued or allowed in the U.S., Canada, China, Europe and certain other jurisdictions, and are based on applications filed under the Patent Cooperation Treaty. We pay an ongoing royalty of 3% of sales of products derived from the CRAiLAR® process to the NRC with a minimum annual payment set at $14,750 (CAD$15,000) per year. Once we have reached $44.5 million (CAD$50.0 million) in CRAiLAR® sales, the royalty percentage drops to 1.5% . The license expires upon the expiration of the last patent claim covered by the license, which is currently in December 2029, but may be terminated earlier by NRC upon our breach of the license agreement or in the event we become bankrupt or insolvent.

     We believe that our intellectual property has substantial value and has contributed significantly to the success of our business. Our primary trademark is CRAiLAR®, which is registered with the U.S. Patent and Trademark Office, in Canada and in several other countries. We also rely on unpatented proprietary expertise, formulations, continuing innovation and other trade secrets to develop and maintain our competitive position.

Research and Development

     We have invested a considerable amount of time and effort into product research and development. Research and development costs are charged to operations as incurred. Our research and development costs for Fiscal 2013 and Fiscal 2012 were $355,099 and $660,229, respectively, all of which were attributable to our CRAiLAR® and related bast fiber technology development.

Competition

     There are relatively few specialty natural bast fibers producers when compared with the much larger cotton and pulp commodity markets. The technical demands and patented processes of CRAiLAR® differentiates us on the basis of our ability to meet the customer's particular set of needs, rather than simply focusing only on pricing alone.

Employees

     CRAiLAR had a total of 24 full-time and two part-time employees as of July 30, 2014 located in the United States, Canada and Europe. Employee relations are considered to be good. None of our employees are subject to a collective bargaining agreement.

Properties

     On June 30, 2011, we entered into a lease for our principal offices, consisting of approximately 1,571 square feet of office space in Victoria, British Columbia for a monthly basic net rent of CAD$2,749 (US$2,763 based on the exchange rate on December 31, 2012 of CAD$1.00 = US$1.0051) . The lease is for a term of three years commencing on August 1, 2011 and expires on July 31, 2014 with one renewal term of three years.

     Effective August 9, 2010, we signed a ten-month sublease of a facility at 164 County Camp Road, Kingstree, South Carolina, at a rental cost of $4,400 per month. We attained the space for use as an initial scale-up flax fiber facility to conduct the decortication process of CRAiLAR® fibers. The property is housed near 300 acres of flax crops that we used to conduct our flax fiber growing trials. On July 1, 2011, we signed a one year lease, through June 30, 2012, for this same property and facility for a monthly rent of $3,300. Subsequent to June 30, 2012, we agreed to continue to lease the facility for a monthly rent of $3,400 until June 30, 2014.

     Effective August 15, 2011, we entered into a lease for 1,468 square feet of office space in Lake Oswego, Oregon for a monthly rent of $3,000 during the first year, $3,500 during the second year and $4,000 during the third year. This lease is for a term of three years expiring on August 14, 2014.

     In March 2012, we entered into a lease for a 147,000 square foot building on 52 acres outside of Pamplico, South Carolina. We plan to use this building as an integrated processing facility, however, problems with the bale opening systems have led operations to be suspended until new equipment can be built and installed. The initial term of the lease is for ten years with two additional five-year extension terms. No rent was due prior to January 1, 2014. Commencing January 1, 2014, the annual basic rent will be $146,930 per year, increasing to $220,395 per year from June 1, 2018 to May 31, 2022.

     In November 2013, in connection with the acquisition of our European production facility in Ieper, Belgium, we committed to lease the building housing the facility. Pursuant to an oral agreement, the initial term of the lease commitment is ten years with the option to extend the lease for an additional ten-year term. Commencing on December 1, 2013, the annual basic rent will be $62,636 for the first year with annual rent adjustments calculated as the sum of €1,300,000 multiplied by the Belgium risk-free interest rate. After five years the building will be reappraised and the base rents will be calculated using the new appraisal value. Pursuant to the agreement, we have the option to purchase the building for its appraised value after the fifth anniversary. We are currently in the process of formalizing the foregoing oral arrangements.

Legal Proceedings

     Management is not aware of any material pending legal proceedings involving us or our properties. In addition, no director, officer or affiliate is a party adverse to us in any legal proceeding, or has an adverse interest to us in any legal proceedings of which we are aware.

MANAGEMENT

Directors and Executive Officers

     All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our Board of Directors and hold office until their earlier death, retirement, resignation or removal.

     Our directors and executive officers, their ages, and positions held, as of July 30, 2014, are as follows:

Name	Age	Position with the Company
Kenneth C. Barker	58	Chief Executive Officer and a Director
Jason Finnis	42	President/Chief Innovation Officer and a Director
Theodore Sanders	60	Chief Financial Officer and Treasurer
Guy Prevost	55	Corporate Controller and Compliance Officer
Jay Nalbach	43	Chief Marketing Officer
Robert Edmunds	56	Director
Jeremy Jones	60	Director
Peter C. Moore	70	Director
Lesley Hayes	52	Director and Chairperson
Klaus Flock	46	Director

     The following is a brief account of the education and business experience during at least the past five years of each current director and executive officer, indicating each person's principal occupation during the period, the name and principal business of the organization by which he or she was employed, and other directorships held in reporting companies.

     Kenneth C. Barker. Mr. Barker has been our Chief Executive Officer since August 24, 2006, and a member of our Board of Directors since January 11, 2006. Mr. Barker has over twenty years of apparel experience, including merchandising, sourcing and full profit and loss responsibility, public market experience and corporate governance. Mr. Barker was the co-president of The Meriwether Group, Inc. of Portland, Oregon from April 2005 until June 2010, which is a corporate investment and business acceleration consulting firm. From approximately October 2003 through March 2005, Mr. Barker was the head of apparel for the North American region for adidas International, where he was responsible for all strategic product and marketing functions within the region. His duties also included providing overall apparel direction and strategy for the adidas North American apparel business, creation of the global brand vision of apparel, and being responsible for sales delivery and brand strategy in the North American marketplace. From approximately January 2001 to October 2003, Mr. Barker was the director of apparel for adidas America, where he was responsible for overall profit and loss for the entire apparel business in the United States. Mr. Barker also previously worked for adidas Canada Limited in Toronto, Canada and Levi Strauss & Co.

     Jason Finnis. Mr. Finnis has been a member of the Board of Directors since December 15, 2000, our President since March 31, 2004 and our Chief Innovation Officer since September 7, 2011. He previously served as our Chief Operating Officer from December 7, 2005 until September 7, 2011. Mr. Finnis has been working as an entrepreneur in the natural fiber industry since 1994. In 1998, he co-founded Hemptown Clothing, which, after several name changes reflecting changing business focus, became CRAiLAR Technologies Inc. in 2012. Mr. Finnis now guides the company's development of innovative applications for sustainable bast fiber, cellulose pulp, and their resulting byproducts. In this capacity, he works closely with CRAiLAR's research partners, including the NRC, the U.S. Department of Agriculture's Agricultural Research Service, and customers to identify unique applications for CRAiLAR® Flax among a range of apparel and industrial global brands. Mr. Finnis attended the University of Victoria in the faculty of Fine Arts and possesses broad experience in textile fiber production, processing, apparel manufacturing, marketing and sales.

     Theodore Sanders. Mr. Sanders was appointed our Chief Financial Officer on March 1, 2013 and was appointed our Treasurer on November 6, 2013. Mr. Sanders brings 20 years of financial management experience in publicly traded and private businesses from start-ups to multi-billion dollar global companies. Mr. Sanders brings to our executive management team a proven track record of success, most recently as Chief Financial Officer of U.S. Auto Parts Network, Inc. (NASDAQ: PRTS), an internet provider of aftermarket auto parts, from February 2009 to January 2012, where revenues doubled during his three-year tenure to more than $325 million through organic growth and acquisition, and as Chief Financial Officer at PCM Inc. (NASDAQ: PCMI) from May 1997 to June 2007, where he oversaw revenues of $1.2 billion, acquisitions and subsidiary IPOs with a team of 60 during his ten year tenure. Mr. Sanders received a Bachelor of Science, Business Administration from Nichols College (Massachusetts) and is a Certified Public Accountant.

     Guy Prevost. Mr. Prevost was a member of our Board of Directors from November 2005 to November 6, 2013. Since March 1, 2013, he has been our Corporate Controller and Compliance Officer. Previously, from May 2, 2005 to March 1, 2013, he served as our Chief Financial Officer. Mr. Prevost has over twenty-five years of public market experience in accounting, finance and corporate governance. Mr. Prevost's duties and responsibilities on our behalf will generally entail financial reporting and establishing internal procedures and controls. Mr. Prevost is a member of the Certified General Accountants Association of British Columbia and Canada.

     Jay Nalbach. Mr. Nalbach has been our Chief Marketing Officer since August 31, 2011. Mr. Nalbach has more than 16 years of experience in the sports and fashion industries, mostly recently serving as Brand Director at adidas Group Japan KK from February 2009 to January 2011 leading the execution of subsidiary brand Reebok's first ever 360-degree product and marketing campaigns in Japan. Before this, he was Global Head of Men's Lifestyle Footwear for Reebok International from July 2006 to February 2009 during the critical period of Reebok post-acquisition by adidas. Mr. Nalbach has also held senior roles with adidas AG in Portland, Oregon, U.S.A. from 1995 to 1997, Amsterdam, Netherlands from 1997 to 2000 and London, England from 2000 to 2003, including key work with Reebok, adidas Originals, Foot Locker Europe, in footwear, apparel, supply chain and account management. Mr. Nalbach also worked as European Key Account Director with Fila Spa from 2003 to 2006 in London, England, where he was responsible for developing the firm's world-class management team and increasing its market share in the athletic footwear and apparel category. Mr. Nalbach graduated from Boston University in 1993 with a B.A. degree in Pure and Applied Mathematics and German.

     Robert Edmunds. Mr. Edmunds has been a member of the Board of Directors since December 15, 2000 and previously our Chief Financial Officer until his resignation effective April 27, 2005. Mr. Edmunds received a Chartered Accountant designation in 1992. He worked as the proprietor of a public practice from 1992 through 1998. Since 1998, Mr. Edmunds has been an independent consultant with No Drama Media Corporation, providing Chief Financial Officer services, as well as business strategy, financial planning and accounting services for various clients in the entertainment and E-commerce industries.

     Jeremy Jones. Mr. Jones has been one of our directors since August 5, 2009 and was on our Advisory Board from March 2009 to August 2009. Since August 2009, Mr. Jones has been Chairman and Chief Executive Officer of Nitride Solutions Inc., a company he founded that is commercializing a low-cost, high volume manufacturing process for Aluminum Nitride, an enabling material for next generation LEDs, communication and power electronic. Prior to Nitride Solutions Inc., Mr. Jones was Vice President of Koch Genesis, the venture arm of Koch Industries, Inc. ("Koch"), from 2007 through 2009. At Koch, he was responsible for deal sourcing, diligence and structuring in areas such as renewable fuels, biopolymers, medical textiles and advanced fibers for Koch's operating businesses INVESTA, Georgia-Pacific and Flint Hills Resources. Prior to Koch, Mr. Jones was in leadership and corporate officer roles in Fortune 500 companies such as Polaroid, Motorola and Cabot Microelectronics, where he built several businesses in optical and electronic materials, as well as in start-ups such as Crosslink, a St. Louis company commercializing conductive polymer materials. Mr. Jones holds a Bachelor's Degree in Mechanical Engineering and a Master's Degree in Materials Engineering from Worcester Polytechnic Institute and an MBA from Babson College's F.W. Olin Graduate School of Business.

     Peter C. Moore. Mr. Moore has been one of our directors since July 11, 2006, and was on our Advisory Board from October 2004 to July 2006. Mr. Moore has been the President of What'a Ya Think Inc? ("WYTI") since 2008. WYTI is a design firm specializing in brand image work including symbols. They have been retained by adidas A.G. and have done work for several brands within the adidas Group, including the Taylor Made brand and the Reebok brand as well as working on image and direction for brands including Rogue Ales, and Specialized bicycles. We believe Mr. Moore is generally considered one of the top branding and design experts in the industry. He has over twenty years of footwear and apparel experience, including design and development, involving Nike, adidas and several other prominent brands and concepts in sportswear history. His roles have included creative director at Nike (Air Jordan, Nike Air). Mr. Moore was one of two individuals responsible for creation of the Air Jordan concept during the mid-1980s after which he subsequently left with a colleague to form Sports Inc., a sports marketing company in Portland, Oregon. Mr. Moore was also previously the Chief Executive Officer of adidas North America and Worldwide Creative Director of adidas AG.

     Lesley Hayes. Ms. Hayes served as a member of our Board of Directors and as our Vice President of Communications from December 15, 2000 through February 20, 2004. On November 6, 2013, Ms. Hayes was appointed as a member of the Board of Directors and as the non-executive Chairperson of our Board of Directors. Ms. Hayes has been the COO of NoDramaMedia Ltd. since 2002, providing financial and mentoring services to a number of private and public companies. Ms. Hayes has founded and grown a number of private and public companies in her career, and as an owner and/or director of these firms has raised over $150 million, managed an IPO as VP Technology, and created shareholder value in a hostile takeover process. From 1999 to 2002, Ms. Hayes was Practice Manager Creative Services for Burntsand Inc. where she managed a team of 20 web interface designers. Over the past 10 years, Ms. Hayes has served as a director and audit committee member of a number of public companies including Vicom Multimedia Inc. from 1993 to 1999, Tyler Resources Inc. from 1997 to 2008 and Northern Abitibi Mining Corp. (TSX-V: NAI) from 1996 to present. Ms. Hayes' education includes completing the Canadian Securities Course in 2002 and three masters level accounting courses, Financial Accounting, Managerial Accounting and Operations Accounting while obtaining her MBA at the University of Calgary/University of Alberta joint MBA program, which she received in May 2007. She is currently enrolled in the Ph.D. program at Athabasca University studying Entrepreneurial Leadership. Ms. Hayes is deeply involved in global entrepreneurship education, chairing the global Leadership committee for the Entrepreneur's Organization, leading events in North and South America, Europe and Asia.

     Klaus Flock. Mr. Flock joined our Board of Directors on June 23, 2014. Mr. Flock is an 18-year veteran with adidas Group AG, where he has held numerous executive level positions throughout Europe, Asia and North America. Upon returning from Indonesia in 2006, where he was Managing Director of adidas Indonesia, he was appointed Chief Financial Officer of TaylorMade-adidas Golf until late 2011. Since that time, he has held the position of Chief Financial Officer for adidas Group America, based in Portland, Oregon. Mr. Flock is a graduate of the Universität Stuttgart with a Diplom-Kfm in accounting and finance.

Family Relationships

     Ms. Hayes and Mr. Edmunds are married to each other. Mr. Finnis is married to Larisa Harrison, who was a director and an executive officer of our Company until November 6, 2013. Otherwise, there are no family relationships among our directors or executive officers.

Director Independence

     The Company's Board of Directors has determined that Messrs. Edmunds, Jones and Moore and Ms. Hayes are independent directors under the listing standards of the NYSE MKT.

Audit Committee

     Messrs. Edmunds and Jones are the members of our audit committee. The Board of Directors has determined that all of the audit committee members qualify as independent audit committee members under the listing standards of the NYSE MKT. The Board of Directors has determined that Mr. Robert Edmunds, C.A., chairman of the audit committee, qualifies as a financial expert.

     The audit committee operates under a written charter adopted by the Board of Directors on February 28, 2008. The audit committee's primary function is to provide advice with respect to our financial matters and to assist the Board of Directors in fulfilling its oversight responsibilities regarding finance, accounting and legal compliance. The audit committee's primary duties and responsibilities are to:

•	serve as an independent and objective party to monitor our financial reporting process and internal control system;

•	review and appraise the audit efforts of our independent accountants;

•	evaluate our quarterly financial performance as well as our compliance with laws and regulations;

•	oversee management's establishment and enforcement of financial policies and business practices; and

•	provide an open avenue of communication among the independent accountants, management and the Board of Directors.

Code of Ethics

     Our Board of Directors has adopted a code of ethics applicable to all our employees and directors (the "Code of Ethics"). The Code of Ethics is intended to describe our core values and beliefs and to provide the foundation for all business conduct. The Code of Ethics is further intended to focus our Board of Directors and each director, officer and employee on areas of ethical risk, provide guidance to our directors, officers and employees to help them recognize and deal with ethical issues, provide mechanisms to report unethical conduct, and help foster a culture of honesty and accountability. Our guidelines for conducting business are consistent with the highest standards of business ethics. Each director, officer and employee must comply with the letter and spirit of this Code of Ethics.

     We have posted the text of the Code of Ethics on our Internet website at www.crailar.com. Furthermore, upon request, we shall provide to any person without charge a copy of the Code of Ethics. Any such requests should be directed to Ms. Larisa Harrison, Corporate Administrative Officer and Corporate Secretary, at Suite 305, 4420 Chatterton Way, Victoria, British Columbia, Canada, V8X 5J2.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

     The Compensation Committee of our Board of Directors is responsible for the development and supervision of our approach to compensation for directors, officers and senior management as well as bonuses and any increases in compensation to employees or staff that would have a material impact on our expenses. The Compensation Committee reviews and makes recommendations regarding compensation issues, in particular:

•	compensation philosophy and policies;

•	competitive positioning;

•	annually review the performance of the CEO, the COO and the CFO on behalf of the Board;

•	make recommendations to the Board for payment and awards to Senior Officers under the Company's salary and incentive plans;

•	make recommendations to the Board for annual aggregate incentive compensation payouts to management, including security based compensation arrangements, and profit sharing to employees; and

•	make recommendations to the Board regarding Director compensation.

     The Board assumes responsibility for reviewing and monitoring the long-range compensation strategy for our senior management although the Compensation Committee guides it in this role. Our Compensation Committee receives independent competitive market information on compensation levels for executives. It uses salary data of comparable private and public companies as a benchmark for setting executive compensation. This data is obtained from various sources including online research and market surveys.

Philosophy and Objectives

     The compensation program for our senior management is designed to ensure that the level and form of compensation achieves certain objectives, including:

•	attracting and retaining talented, qualified and effective executives;

•	motivating the short and long-term performance of these executives; and

•	better aligning their interests with those of our shareholders.

     In compensating our senior management, we have employed a combination of base salary, bonus compensation and equity participation through its stock option plan.

Base Salary

     In the Board's view, paying base salaries which are competitive in the markets in which we operate is a first step to attracting and retaining talented, qualified and effective executives. Competitive salary information on comparable companies within the industry is compiled from a variety of sources, including surveys conducted by independent consultants and national and international publications.

Bonus Incentive Compensation

     Our objective is to achieve certain strategic objectives and milestones. The Board will consider executive bonus compensation dependent upon our meeting those strategic objectives and milestones and sufficient cash resources being available for the granting of bonuses. The Board approves executive bonus compensation dependent upon compensation levels based on recommendations of the Compensation Committee, and such recommendations are generally based on survey data provided by independent consultants. Each Named Executive Officer (as defined below) receives a base salary and is also eligible for an annual bonus. Annual bonuses are calculated and approved by the Company's compensation committee on a discretionary basis and can range from 25% to 125% of a Named Executive Officer's base salary.

Equity Participation

     We believe that encouraging our executives and employees to become shareholders is the best way of aligning their interests with those of our shareholders. Equity participation is accomplished through our 2011 Fixed Share Option Plan. Stock options are granted to executives and employees taking into account a number of factors, including the amount and term of options previously granted, base salary and bonuses and competitive factors. The amounts and terms of options granted are determined by the Compensation Committee. Given the evolving nature of our business, the Board continues to review and redesign the overall compensation plan for senior management so as to continue to address the objectives identified above.

Compensation Committee Interlocks and Insider Participation

     Our Compensation Committee is comprised of Jeremy Jones (the committee chair), Robert Edmunds and Lesley Hayes. No person who served as a member of our Compensation Committee during our fiscal year ended December 28, 2013 was a current or former officer or employee of our Company (except that Mr. Edmunds served as our Chief Financial Officer until his resignation from such position on April 27, 2005 and Ms. Hayes served as our Vice President of Communications from December 15, 2000 until February 20, 2004). Similarly, except for Mr. Robert Edmunds, no person who served as a member of our Compensation Committee during our fiscal year ended December 28, 2013 had any relationship requiring disclosure by us under Regulation S-K Item 404 (Transactions with Related Persons, Promoters and Certain Control Persons) in this prospectus. Additionally, during our fiscal year ended December 28, 2013, there were no Compensation Committee "interlocks," which generally means that no executive officer of our Company served: (a) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity which had an executive officer serving as a member of our Company's Compensation Committee; (b) as a director of another entity which had an executive officer serving as a member of our Company's Compensation Committee; or (c) as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity which had an executive officer serving as a director of CRAiLAR.

Compensation of Named Executive Officers

     The following table sets forth the compensation paid for Fiscal 2013 and Fiscal 2012 to (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) those other executive officers that earned in excess of $100,000 for the fiscal year ended December 28, 2013 (collectively, the "Named Executive Officers"):

Summary Compensation Table

Name and Principal				Option
Position(s)	Year	Salary	Bonus	Awards (1)	Total
Kenneth Barker,	2013	$300,000	$-	$-	$300,000
Chief Executive Officer	2012	275,000	150,000	452,329	877,329

Theodore Sanders,	2013	187,500	-	229,319	416,819
Chief Financial Officer and Treasurer (2)	2012	-	-	-	-

Jason Finnis,	2013	174,812	-	-	174,812
President & Chief Innovation Officer	2012	165,145	48,082	191,575	381,995

Guy Prevost,	2013	174,812	-	-	205,409
(former CFO) Corporate Controller and Compliance Officer (3)	2012	165,145	30,597	186,253	416,731

Larisa Harrison,	2013	121,388	-	-	121,388
(Former Chief Administrative Officer) (4)	2012	117,590	30,347	164,967	312,904

Jay Nalbach,	2013	180,000	-	-	180,000
Chief Marketing Officer	2012	165,000	49,500	159,646	374,146
————————
(1)

Amounts presented in this column represent the fair value as of the grant date of such stock options determined in accordance with Financial Accounting Standards Board Accounting Standards Codification 718 Compensation-Stock Compensation ("FASB ASC 718"). For a discussion of valuation assumptions used in the calculations, see Note 2 to our consolidated financial statements included elsewhere in this prospectus. See also our discussion of stock-based compensation under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2)	Mr. Sanders was appointed as Chief Financial Officer on March 1, 2013 and as Treasurer on November 6, 2013.
(3)	Mr. Prevost served as our Chief Financial Officer until March 1, 2013 but has served as Corporate Controller and Compliance Officer since March 1, 2013.
(4)

Ms. Harrison served as our Chief Administrative Officer and Secretary/Treasurer until November 6, 2013. Since November 6, 2013, she has served as our Corporate Administrative Officer and Corporate Secretary, which is not an executive officer position.

Stock Option Grants

     We granted options to purchase shares of our common stock to the Named Executive Officers in the fiscal year ended December 28, 2013 as set out in the table below. The options vest over a twelve-month period with 1/12th of the aggregate amount vesting monthly on the last day of each month from the date of grant.

Grants of Plan-Based Awards

		Number of		Grant Date
		Securities		Fair
		Underlying	Exercise	Value of
Name	Grant Date	Options	Price	Option
Theodore Sanders, Chief Financial Officer and Treasurer (1)	March 1, 2013	200,000	$2.24	$1.32
————————
(1)	Mr. Theodore Sanders was appointed as our Chief Financial Officer on March 1, 2013 and as our Treasurer on November 6, 2013.

Outstanding Equity Awards Held by Named Executive Officers at Fiscal Year End

     The following table sets forth information as of December 28, 2013, relating to outstanding equity awards held by each Named Executive Officer:

			Option
			Awards
			Equity
			Incentive
			Plan
			Awards:
	Number of	Number of	Number of
	Securities	Securities	Securities
	Underlying	Underlying	Underlying
	Unexercised	Unexercised	Unexercised	Option	Option
	Options	Options	Unearned	Exercise	Expiration
	Exercisable	Unexercisable	Options	Price	Date
Name	(#) (1)	(#) (1)	(#)	($)	(mm/dd/yyyy)
Kenneth Barker	500,000	-	-	1.17	10/20/2014
	250,000	-	-	0.96	08/26/2015
	500,000	-	-	0.87	11/25/2015
	125,000	-	-	1.55	04/08/2016
	325,000	-	-	2.77	08/19/2016
	425,000	-	-	2.23	10/11/2017

Ted Sanders (2)	166,668	33,332	-	2.24	03/01/2018

Jason Finnis	300,000	-	-	1.17	10/20/2014
	119,939	-	-	1.02	08/09/2015
	125,000	-	-	0.87	11/25/2015
	100,000	-	-	1.55	04/08/2016
	125,000	-	-	2.77	08/19/2016
	180,000	-	-	2.23	10/11/2017

Guy Prevost	255,000	-	-	1.17	10/20/2014
	175,000	-	-	1.55	04/08/2016
	125,000	-	-	2.77	08/19/2016
	175,000	-	-	2.23	10/11/2017

Larisa Harrison (3)	119,938	-	-	1.02	08/09/2015
	125,000	-	-	0.87	11/25/2015
	125,000	-	-	2.77	08/19/2016
	155,000	-	-	2.23	10/11/2017

Jay Nalbach	100,000	-	-	2.77	08/19/2016
	150,000	-	-	2.23	10/11/2017
————————
(1)	We note that our officers and directors have agreed to waive their right to exercise their options on a pro rata basis based on the number of shares we require to have sufficient authorized capital to issue the securities purchased in this offering, including the Shares issued as part of the Units and the Warrant Shares issuable upon exercise of the Warrants issued as part of the Units, until such time as we have increased our authorized share capital or otherwise have sufficient authorized share capital to issue shares upon exercise of such options as well as all other outstanding convertible or exercisable securities. See “Security Ownership of Certain Beneficial Owners and Management”.
(2)	The option granted to Mr. Sanders vests over a twelve-month period with 1/12th of the aggregate amount vesting monthly on the last day of each month from the date of grant, which was March 1, 2013.
(3)

Ms. Harrison served as our Chief Administrative Officer and Secretary/Treasurer until November 6, 2013. Since November 6, 2013, she has served as our Corporate Administrative Officer and Corporate Secretary, which is not an executive officer position.

Option Exercises

     The following table sets forth information regarding the exercise of stock options by each Named Executive Officer on an aggregated basis during the year ended December 28, 2013:

	Number of
	Shares	Value
	Acquired on	Realized on
	Exercise	Exercise
Name	(#)	($)
Kenneth Barker	130,000	$163,000
Theodore Sanders	-	-
Jason Finnis	13,000	19,000
Guy Prevost	10,000	11,100
Larisa Harrison (1)	13,000	19,000
Jay Nalbach	-	-
————————
(1)

Ms. Harrison served as our Chief Administrative Officer and Secretary/Treasurer until November 6, 2013. Since November 6, 2013, she has served as our Corporate Administrative Officer and Corporate Secretary, which is not an executive officer position.

Executive Services Agreements

Senior Executive Employment Agreement with Kenneth Barker

     On April 2, 2012, we entered into a Senior Executive Employment Agreement with Kenneth Barker, with an initial term of five years, commencing on July 1, 2011. Pursuant to the terms of the agreement, Mr. Barker is to provide services as Chief Executive Officer of the Company. In consideration therefor, he is to receive a base salary of $250,000 per year. In the event that the Company terminates the agreement without just cause, or in the event of termination upon a change in control, the Company is required to pay Mr. Barker: (i) 24 months of his then base salary, (ii) the portion of any then declared and/or earned bonus (prorated to the end of the six-month period from the effective date of the termination) and (iii) any outstanding vacation pay and expenses as of the effective date of the termination. In addition, the Company is obligated to (i) maintain the group medical services plan and management employee benefits programs Mr. Barker is entitled to under the terms of the agreement for a period of one year from the effective date of the termination, and (ii) subject to the Company's then stock option plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for Mr. Barker to exercise any unexercised and fully vested portion of his stock options on the effective date of the termination at any time during 12 months from the effective date of the termination.

Senior Executive Employment Agreement with Jason Finnis

     On April 2, 2012, we entered into a Senior Executive Employment Agreement with Jason Finnis, with an initial term of five years, commencing on July 1, 2011. Pursuant to the terms of the agreement, Mr. Finnis is to provide services as Chief Innovation Officer of the Company. In consideration therefor, he is to receive a base salary of CAD$150,000 per year. In the event that the Company terminates the agreement without just cause, or in the event of termination upon a change in control, the Company is required to pay Mr. Finnis: (i) 24 months of his then base salary, (ii) the portion of any then declared and/or earned bonus (prorated to the end of the six-month period from the effective date of the termination) and (iii) any outstanding vacation pay and expenses as of the effective date of the termination. In addition, the Company is obligated to (i) maintain the group medical services plan and management employee benefits programs Mr. Finnis is entitled to under the terms of the agreement for a period of one year from the effective date of the termination, and (ii) subject to the Company's then stock option plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for Mr. Finnis to exercise any unexercised and fully vested portion of his stock options on the effective date of the termination at any time during 12 months from the effective date of the termination.

Senior Executive Employment Agreement with Guy Prevost

     On April 2, 2012, we entered into a Senior Executive Employment Agreement with Guy Prevost, with an initial term of five years, commencing on July 1, 2011. Pursuant to the terms of the agreement, Mr. Prevost is to provide services as Chief Financial Officer of the Company. In consideration therefor, he is to receive a base salary of CAD$150,000 per year. In the event that the Company terminates the agreement without just cause, or in the event of termination upon a change in control, the Company is required to pay Mr. Prevost: (i) 24 months of his then base salary, (ii) the portion of any then declared and/or earned bonus (prorated to the end of the six-month period from the effective date of the termination) and (iii) any outstanding vacation pay and expenses as of the effective date of the termination. In addition, the Company is obligated to (i) maintain the group medical services plan and management employee benefits programs Mr. Prevost is entitled to under the terms of the agreement for a period of one year from the effective date of the termination, and (ii) subject to the Company's then stock option plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for Mr. Prevost to exercise any unexercised and fully vested portion of his stock options on the effective date of the termination at any time during 12 months from the effective date of the termination.

     Mr. Prevost resigned as Chief Financial Officer on March 1, 2013, but he continues to provide services as Corporate Controller and Compliance Officer pursuant to the terms of this agreement.

Senior Executive Employment Agreement with Jay Nalbach

     On April 24, 2012, we entered into a Senior Executive Employment Agreement with Jay Nalbach, with an initial term of five years, commencing on August 1, 2011. Pursuant to the terms of the agreement, Mr. Nalbach is to provide services as Chief Marketing Officer of the Company. In consideration therefore, he is to receive a base salary of $150,000 per year. In the event that the Company terminates the agreement without just cause, the Company is required to pay Mr. Nalbach: (i) six months of his then base salary, less any required statutory deductions, if any, if the termination takes place within 24 months of the effective date of the agreement or 12 months of the then base salary, less any required statutory deductions, if any, thereafter, (ii) the portion of any then declared and/or earned bonus (prorated to the end of the six-month period from the effective date of the termination) and (iii) any outstanding vacation pay and expenses as of the effective date of the termination. In addition, the Company is obligated to (i) maintain the group medical services plan and management employee benefits programs Mr. Nalbach is entitled to under the terms of the agreement for a period of six months from the effective date of the termination if the termination takes places within 24 months of the effective date of the agreement or 12 months from the effective date of the termination if the termination take place more than 24 months after the effective date of the agreement, and (ii) subject to the Company's then stock option plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for Mr. Nalbach to exercise any unexercised and fully vested portion of his stock options on the effective date of the termination at any time during 12 months from the effective date of the termination.

Senior Executive Employment Agreement with Theodore Sanders

     On April 16, 2014, we entered into a Senior Executive Employment Agreement with Theodore Sanders, effective retroactively to March 1, 2013, with an initial term of five years. Pursuant to the terms of the agreement, Mr. Sanders is to provide services as Chief Financial Officer of the Company. In consideration therefor, he is to receive a base salary of $225,000 per year. In the event that the Company terminates the agreement without just cause, or in the event of termination upon a change in control, the Company is required to pay Mr. Sanders: (i) 24 months of his then base salary, (ii) the portion of any then declared and/or earned bonus (prorated to the end of the six-month period from the effective date of the termination) and (iii) any outstanding vacation pay and expenses as of the effective date of the termination. In addition, the Company is obligated to (i) maintain the group medical services plan and management employee benefits programs Mr. Sanders is entitled to under the terms of the agreement for a period of one year from the effective date of the termination, and (ii) subject to the Company's then stock option plan and the rules and policies of any regulatory authority and stock exchange having jurisdiction over the Company, allow for Mr. Sanders to exercise any unexercised and fully vested portion of his stock options on the effective date of the termination at any time during 12 months from the effective date of the termination.

Director Compensation

     No compensation was paid to our directors in our fiscal year ended December 28, 2013 for their service as directors during such year. Our directors do not have specific compensation arrangements based on attendance at board or committee meetings or serving as a committee chair. From time to time directors may receive bonus payments or options, which are granted on a discretionary basis. The amount of any bonus payments or the number of options granted is based on the experience of the director, time spent on our matters and the compensation paid to other directors of companies in the industry. Our directors who are also Named Executive Officers do not receive any additional compensation for service as directors beyond what is disclosed above in relation to their service as officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information, as of July 30, 2014, with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock indicated below opposite such person's name, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. As of July 30, 2014, there were 51,428,003 shares of common stock issued and outstanding.

	Amount and Nature of		Percentage of
Name and Address of Beneficial Owner (1)	Beneficial Ownership(2)		Beneficial Ownership
Directors and Officers:
Kenneth Barker	2,308,803 (3)		4.3%
Jason Finnis	3,171,178 (4)		6.0%
Theodore Sanders	461,802 (5)		(*)
Guy Prevost	775,000 (6)		1.5%
Jay Nalbach	326,500 (7)		(*)
Robert Edmunds and Lesley Hayes (8)	2,607,315 (9)		5.0%
Jeremy Jones	97,504 (10)		(*)
Peter Moore	167,504 (11)		(*)
Klaus Flock	8,756 (12)		(*)
All Officers and Directors as a Group (10 individuals)	9,924,362 (13)	(14)	17.3%

5% or Greater Beneficial Owners
Dennis Howitt Trust
1221 Pinecrest SE,
Grand Rapids, Michigan, U.S.A., 49506	3,487,275(15)		6.8%

Hydra Ventures B.V.
Hoogoorddreef 9a
1101 BA Amsterdam South East
The Netherlands	6,666,666(16)		12.2%
————————
(*)	Less than 1%.
(1)	The address for each director and officer is Suite 305, 4420 Chatterton Way, Victoria, British Columbia, Canada, V8X 5J2.
(2)

Shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person's actual ownership or voting power.

(3)	This figure includes: (i) 16,299 shares of common stock; (ii) options to purchase 2,292,504 shares of common stock, which are exercisable within 60 days of July 30, 2014.
(4)	This figure includes (i) 1,578,793 shares of common stock; and (ii) options to purchase 1,592,385 shares of common stock, which are exercisable within 60 days of July 30, 2014.
(5)	This figure includes: (i) 61,800 shares of common stock; and (ii) options to purchase 400,002 shares of common stock, which are exercisable within 60 days of July 30, 2014.
(6)	This figure includes: (i) 7,500 shares of common stock; and (ii) options to purchase 767,500 shares of common stock, which are exercisable within 60 days of July 30, 2014.
(7)	This figure includes: (i) 1,500 shares of common stock; and (ii) options to purchase 325,000 shares of common stock, which are exercisable within 60 days of July 30, 2014.
(8)	Robert Edmunds and Lesley Hayes are married.
(9)

This figure includes: (i) 2,269,807 shares of common stock; (ii) options to purchase 177,508 shares of common stock, which are exercisable within 60 days of July 30, 2014; (iii) 10% convertible secured debenture of $100,000 convertible into 80,000 shares of common stock before July 26, 2016; and (iv) warrants to purchase 80,000 shares of common stock, which are exercisable within 60 days of July 30, 2014.

(10)	This figure includes: (i) 5,000 shares of common stock; and (ii) options to purchase 92,504 shares of common stock, which are exercisable within 60 days of July 30, 2014.
(11)	This figure includes: (i) 75,000 shares of common stock; and (ii) options to purchase 92,504 shares of common stock, which are exercisable within 60 days of July 30, 2014.

(12)	This figure consists of options to purchase 8,756 shares of common stock, which are exercisable within 60 days of July 30, 2014.
(13)

This figure includes: (i) 4,015,699 shares of common stock; (ii) options to purchase 5,748,663 shares of common stock, which are exercisable within 60 days of July 30, 2014; (iii) 10% convertible secured debenture of $100,000 convertible into 80,000 shares of common stock before July 26, 2016; and (iv) warrants to purchase 80,000 shares of common stock, which are exercisable within 60 days of July 30, 2014.

(14)
Our officers and directors hold options to purchase 6,449,877 shares (including options to purchase 5,748,663 shares of common stock which are exercisable within 60 days of July 30, 2014, as well as options to purchase an additional 701,214 shares of common stock which are not exercisable within 60 days of July 30, 2014). Our officers and directors have agreed to waive their right to exercise their options on a pro rata basis based on the number of shares we require to have sufficient authorized capital to issue the securities purchased in this offering, including the Shares issued as part of the Units and the Warrant Shares issuable upon exercise of the Warrants issued as part of the Units, until such time as we have increased our authorized share capital or otherwise have sufficient authorized share capital to issue shares upon exercise of such options as well as all other outstanding convertible or exercisable securities.

(15)	This figure consists of 3,487,275 shares of common stock.
(16)	This figure includes: (i) 3,333,333 shares of common stock; and (ii) warrants to purchase 3,333,333 shares of common stock, which are exercisable within 60 days of July 30, 2014.

Changes in Control

     We are unaware of any contract, or other arrangement or provision, the operation of which may at a subsequent date result in a change of control of our Company.

TRANSACTIONS WITH RELATED PERSONS

Related Party Transactions

     Since January 1, 2012, except for the transactions described below and the transactions described in "Executive Compensation" above, there has not been, nor is there any proposed transaction, where we (or any of our subsidiaries) were or will be a party in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any director, executive officer or holder of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

     Effective on October 11, 2013 and December 4, 2013, we issued original Demand Convertible Promissory Notes (collectively, the "Original Edmunds Promissory Notes") to Mr. Robert Edmunds, one of our directors, pursuant to loans to us in the aggregate principal amount of $523,521 (CAD$545,000) (collectively, the "Edmunds Loan") bearing interest at a rate of 20% per annum. The Original Edmunds Promissory Notes provided that the Edmunds Loan and the interest thereunder must be repaid by us to Mr. Edmunds on demand. Pursuant to a Loan Extension and Bonus Share Agreement, dated for reference effective on December 18, 2013 (the "Loan Extension"; which together with the Original Edmunds Promissory Notes being, collectively, the "Underlying Edmunds Agreements"), and as a then condition precedent to the completion by us of a private placement with Hydra Ventures BV, which closed on December 20, 2013 (the "Private Placement") Mr. Edmunds agreed to extend the term for repayment of the Edmunds Loan and the interest under the Original Edmunds Promissory Notes until the earlier of (i) one year from the completion of the Private Placement, and (ii) such time as we complete our next public offering of registered securities by way of a registration statement on Form S-1 of not less than $2.8 million (CAD$3.0 million) in gross proceeds to us (the "New Term of the Edmunds Loan") and, as additional consideration thereof, subject to TSX-V approval, allot and issue to Mr. Edmunds, as fully paid and non-assessable shares, an aggregate of up to 187,878 shares of our common stock (each a "Bonus Share"), representing a deemed value of 20% of the outstanding balance of the Loan and interest based on an agreed value and deemed issuance price of $0.56 (CAD$0.60) per Bonus Share (the "Bonus Share Issuance"). By letter dated January 20, 2014, the TSX-V approved the final Bonus Share Issuance by us to Mr. Edmunds of 181,666 shares of our common stock at a deemed value of $0.56 (CAD$0.60) per Bonus Share (the "TSX-V Approval"), which shares were issued on January 30, 2014. As a consequence of each of the completion by us of the Private Placement, effective on December 20, 2013, and the receipt of TSX-V Approval to the above-referenced Bonus Share Issuance, the parties agreed to provide for a new Amended And Restated Promissory Note, dated for reference January 21, 2014 (the "Edmunds Amended Promissory Note"), which bears interest at a rate of 20% per annum, and which amended and replaced in their entirety, each of the Underlying Edmunds Agreements. We repaid the Edmunds Loan in full in April 2014.

     During the year ended December 31, 2012, three directors of the Company advanced a total of $300,000 in loans to the Company on July 27, 2012 having an interest rate of 12% per annum and a maturity date of September 25, 2012. The loans were repaid on September 30, 2012 and the Company paid $5,780 in interest with respect to such loans.

     Our Board of Directors reviews any proposed transactions involving related parties and considerers whether such transactions are fair and reasonable and in our best interests.

UNDERWRITING

     We have entered into an underwriting agreement with Roth Capital Partners, LLC, as the representative of the several underwriters, with respect to this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase the number of Units indicated next to their respective names in the following table:

Underwriter	Number of Units
Roth Capital Partners, LLC
Wunderlich Securities, Inc.
Total	12,037,037

     The underwriters are offering the Units subject to their acceptance of the securities from us and subject to prior sale. The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the securities offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the securities, other than securities covered by the over-allotment option described below, if they purchase any such securities.

     The underwriters have advised us that they propose to offer the Units to the public at the public offering price set forth on the cover page of this prospectus and to selected dealers at the public offering price less a selling concession not in excess of $___ per Unit. The underwriters also may allow, and selected dealers may re-allow, a concession not in excess of $___ per Unit to brokers and dealers. After the public offering of the securities, the underwriters may change the offering price and other selling terms. The underwriters have informed us that they do not intend to confirm sales to any discretionary accounts without the prior approval of the customer.

      We have granted the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to (i) 1,805,555 additional Units at a price, after the underwriting discount, of $___ per Unit, (ii) up to 1,805,555 additional Shares at a price, after the underwriting discount, of $___ per Share, and/or (iii) Warrants to purchase up to 1,805,555 Warrant Shares at a price, after the underwriting discount, of $___ per Warrant to cover over-allotments, if any. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the securities offered by this prospectus. If the underwriters exercise this option, each underwriter will be obligated, subject to certain conditions, to purchase the number of additional Units, Shares and/or Warrants proportionate to that underwriter's initial purchase commitment for units as indicated in the table above.

Discounts and Expenses

     The following table shows the public offering price and the underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional securities.

		No Exercise of	Full Exercise of
	Per Unit	Over-allotment Option	Over-allotment Option
Public offering price
Underwriting discounts and commissions

     In addition to the underwriting discounts and commissions, we have agreed to reimburse the underwriters for certain out-of-pocket expenses incurred by them with respect to this offering, including fees and disbursements of counsel up to $275,000, and for the expenses of qualification of the securities offered hereby under the securities and blue sky laws of certain states and jurisdictions.

     We estimate that expenses payable by us in connection with the offering of our securities, other than the underwriting discounts and commission referred to above, will be approximately $565,000.

Lock-Up Agreements

     We have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise issue any shares of common stock or securities exchangeable or convertible into common stock for a period of 90 days following the date of this prospectus, without the prior written consent of Roth Capital Partners. Our directors and officers have also agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, contract to sell, pledge or otherwise dispose of or hedge any common stock or securities convertible into or exchangeable for shares of common stock beneficially owned by them for 90 days following the date of this prospectus, without the prior written consent of Roth Capital Partners. If (i) during the last 17 days of the lock-up period, we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, the lock-up period for us, and the persons who have entered into lock-up agreements in connection with this offering, will be extended until the expiration of the 18-day period beginning on the date of issuance of the earnings release or the occurrence of the material news or material event. Roth Capital Partners has no present intention to waive or shorten the lock-up period; however, the terms of the lock-up agreements may be waived or shortened at its discretion at any time and without public notice.

Indemnification

     We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Price Stabilization, Short Positions and Penalty Bids

     In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the underlying security while the offering is in progress. Over-allotment involves syndicate sales of Units in excess of the number of Units to be purchased by the underwriters in the offering, which create a syndicate short position. Syndicate covering transactions involve purchases of Units in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

     These activities may stabilize, maintain or otherwise affect the market price of the common stock, and could cause the price of the security to be higher than the price that might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of a security to the extent it discourages resales of the security. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of shares of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

     From time to time, the underwriters and their respective affiliates may engage in investment banking and other commercial dealings with us or our affiliates and receive customary fees and commissions for these engagements.

State Blue Sky Information

     State securities laws require either that a company's securities be registered for sale or that the securities themselves or the transaction under which they are issued, be exempt from registration. Because our common stock is quoted on the OTCQB and not listed on a national securities exchange, exemptions will generally not be available and this offering must be registered in nearly all states and jurisdictions in which the Units are to be offered or sold. We will apply to register the securities, or will seek to obtain an exemption from registration, only in certain states. In the states that require registration, and in which applications are filed, the Units will not be sold to retail customers until such registration is effective.

     Institutional investors may purchase the securities to be sold in the offering pursuant to exemptions provided for sales to such entities under the laws of various states. The definition of an "institutional investor" varies from state to state, but generally includes financial institutions, broker-dealers, banks, insurance companies and other qualified entities. If you are not an institutional investor, you may purchase the Units in this offering only if you reside in the jurisdictions where there is an effective registration or exemption.

     We currently file periodic and annual reports under the Exchange Act. Therefore, under the National Securities Market Improvement Act of 1996 ("NSMIA"), the states and territories of the United States are preempted from requiring registration of resales by holders of shares. However, NSMIA does allow states and territories of the United States to require notice filings and collect fees with regard to these transactions and a state may suspend the offer and sale of securities within such state if any such required filing is not made or fee is not paid.

DESCRIPTION OF SECURITIES

Authorized Capital

     Our authorized capital stock consists of 100,000,000 shares of common stock without par value. We do not have any authorized shares of preferred stock.

Outstanding Capital Stock

     As of July 30, 2014, we had 51,428,003 shares of our common stock issued and outstanding, and we had 92 holders of record of our common stock. In addition, as of that date, there were issued and outstanding (i) options to acquire 8,089,295 shares of common stock held by employees, directors, and consultants at a weighted average exercise price of $1.70 per share, (ii) warrants to acquire 8,516,260 shares of common stock at a weighted average exercise price of $1.24 per share, and (iii) convertible debentures currently convertible into 7,993,863 shares of common stock at a weighted average conversion price of $2.27 per share. We note that holders of options to purchase 6,774,877 shares have agreed to waive their right to exercise their options on a pro rata basis based on the number of shares we require to have sufficient authorized capital to issue the securities purchased in this offering, including the Shares issued as part of the Units and the Warrant Shares issuable upon exercise of the Warrants issued as part of the Units, until such time as we have increased our authorized share capital or otherwise have sufficient authorized share capital to issue shares upon exercise of such options as well as all other outstanding convertible or exercisable securities.

Common Stock

     Holders of our common stock are entitled to vote at all meetings of shareholders, to receive dividends if, as and when declared by the directors and to participate pro rata in any distribution of property or assets upon our liquidation, winding-up or other dissolution. Our common stock carries no pre-emptive rights, conversion or exchange rights, redemption, retraction, repurchase, sinking fund or purchase fund provisions. There are no provisions requiring the holder of common stock to contribute additional capital and no restrictions on the issuance of additional securities by us. There are no restrictions on the repurchase or redemption of common stock by us except to the extent that any such repurchase or redemption would render us insolvent pursuant to the Business Corporations Act (British Columbia).

Units

      We are offering to sell in this offering 12,037,037 Units, consisting in the aggregate of 12,037,037 Shares and Warrants to purchase 12,037,037 Warrant Shares. In addition, we have granted to the underwriters an option to purchase (i) an additional 1,805,555 Units, consisting in the aggregate of 1,805,555 Shares and Warrants to purchase 1,805,555 Warrant Shares, (ii) 1,805,555 additional Shares and/or (iii) additional Warrants to purchase up to 1,805,555 Warrant Shares. The Shares and the Warrants are immediately separable and will be issued separately. No fractional Warrants will be issued. There will be no market for the Units or the Warrants.

Warrants to be Issued as Part of a Unit

      In connection with the purchase of each Unit in this offering, each investor will receive one Share and one Warrant.  Each Warrant entitles the registered holder to purchase one Warrant Share at an initial exercise price of $0.54 per Warrant Share, which is the market price of our common shares.  The Warrants may only be exercised for cash and will expire on August ____, 2019 at 5:00 p.m., Pacific time.  The exercise price and number of Warrant Shares issuable on exercise of the Warrants may be adjusted in certain circumstances, including but not limited to in the event of a stock split, stock dividend, recapitalization, reorganization, merger or consolidation.  The form of the Warrant agreement has been filed as an exhibit to the registration statement of which this prospectus is a part, and you should review a copy of the agreement for a complete description of the terms and conditions applicable to the Warrants.

     The Warrants may be exercised upon surrender of the Warrant on or prior to the expiration date, with the exercise form included with the Warrant completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us or by wire transfer of immediately available funds to an account designated by us. The holders of Warrants do not have any voting rights or other rights or privileges of holders of common stock until they exercise their Warrants and receive the Warrant Shares. After issuance of Warrant Shares upon exercise of the Warrants, each holder will have the same rights with respect to such Warrant Shares as do all other holders of common stock.

     No Warrants will be exercisable unless at the time of exercise a prospectus relating to the Warrant Shares is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the Warrants. Under the terms of the Warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to Warrant Shares issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the Warrant Shares, holders will be unable to exercise their Warrants and we will not be required to settle any such Warrant exercise. If the prospectus relating to the Warrant Shares is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the Warrants reside, we will not be required to net cash settle or cash settle the Warrant exercise, the Warrants may have no value, the market for the Warrants may be limited and the Warrants may expire worthless.

Indemnification of Directors and Officers

     The corporate laws of British Columbia and Part 21 of our corporate articles allow us to indemnify our directors, former directors, alternate director and their heirs and personal representatives against liability, provided (i) the director or officer was acting on our behalf in his or her official capacity as a director or officer and (ii) such director or officer conducted himself in good faith and believed his conduct was in, or not opposed to, our best interests (or in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful). Indemnification permitted by these provisions is limited to reasonable expenses incurred in connection with the proceeding upon which liability is predicated, which includes the amount of any such liability actually imposed.

     In addition, we currently maintain management liability insurance that covers any loss up to a certain amount that our directors and officers may become legally obligated to pay as a result of a claim for a wrongful act for which we do not indemnify the directors and officers, or covers any loss up to a certain amount that we indemnify our directors and officers as a result of a claim for a wrongful act.

Listing

     Our common stock is quoted on the OTC Markets Group Inc.'s OTCQB tier under the symbol of "CRLRF" and is listed on the TSX-V under the symbol "CL."

Transfer Agent and Registrar

     Our transfer agent is Computershare Investor Services Inc., 510 Burrard Street, 2nd Floor, Vancouver, British Columbia, Canada, V6C 3B9.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

     The following is a general summary of certain U.S. federal income tax considerations relevant to a U.S. Holder (as defined below) arising from and relating to the acquisition of Units acquired pursuant to this Prospectus, the acquisition, ownership, and disposition of Shares acquired as part of the Units, the exercise, disposition, and lapse of Warrants acquired as part of the Units, and the acquisition, ownership, and disposition of Warrant Shares.

     This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax consequences that may apply to a U.S. Holder arising from and relating to the acquisition of Units pursuant to this offering, or the acquisition, ownership, and disposition of Shares, Warrants and Warrant Shares. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Except as discussed below, this summary does not address tax filing and reporting requirements. This summary does not address the U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local or non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Units, Shares, Warrants and Warrant Shares. In addition, except as specifically set forth below, this summary does not discuss applicable income tax reporting requirements. Each U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership, and disposition of Units, Shares, Warrants and Warrant Shares.

     No opinion from legal counsel or ruling from the Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Units, Shares, Warrants and Warrant Shares. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary.

Authorities

     This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the "Canada-U.S. Tax Convention"), and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive or prospective basis.

U.S. Holders

     For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Units, Shares, Warrants and Warrant Shares acquired pursuant to this prospectus that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the U.S.;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•

a trust that (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons has the authority to make all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

Non-U.S. Holders

     For purposes of this summary, a "non-U.S. Holder" is a beneficial owner of Units, Shares, Warrants and Warrant Shares that is not a U.S. Holder and is not a partnership for U.S. federal income tax purposes. This summary does not address the U.S. federal income tax consequences to non-U.S. Holders arising from and relating to the acquisition, ownership, and disposition of Units, Shares, Warrants and Warrant Shares. Accordingly, a non-U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and foreign tax consequences (including the potential application of and operation of any income tax treaties) relating to the acquisition, ownership, and disposition of Units, Shares, Warrants and Warrant Shares.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

     This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including but not limited to U.S. Holders that: (a) are tax-exempt organizations or are qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a "functional currency" other than the U.S. dollar; (e) own Units, Shares, Warrants or Warrant Shares as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (f) acquired Units, Shares, Warrants or Warrant Shares in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Units, Shares, Warrants or Warrant Shares other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); or (h) own or have owned (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company. This summary also does not address the U.S. federal income tax considerations applicable to U.S. Holders who are: (a) U.S. expatriates or former long-term residents of the U.S.; (b) persons that have been, are, or will be a resident or deemed to be a resident in Canada for purposes of the Tax Act; (c) persons that use or hold, will use or hold, or that are or will be deemed to use or hold Units, Shares, Warrants or Warrant Shares in connection with carrying on a business in Canada; (d) persons whose Units, Shares, Warrants or Warrant Shares constitute "taxable Canadian property" under the Tax Act; or (e) persons that have a permanent establishment in Canada for the purposes of the Canada-U.S. Tax Convention. U.S. Holders that are subject to special provisions under the Code, including but not limited to U.S. Holders described immediately above, should consult their own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Units, Shares, Warrants and Warrant Shares.

     If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds Units, Shares, Warrants or Warrant Shares, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners. This summary does not address the tax consequences to any such owner. Partners of entities or arrangements that are classified as partnerships for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal income tax consequences arising from and relating to the acquisition, ownership, and disposition of Units, Shares, Warrants or Warrant Shares.

Certain U.S. Federal Income Tax Consequences of the Acquisition of Units

     For U.S. federal income tax purposes, the acquisition by a U.S. Holder of a Unit will be treated as the acquisition of two components: a component consisting of one Share and a component consisting of one Warrant. The purchase price for each Unit will be allocated between these two components in proportion to their relative fair market values at the time the Unit is purchased by the U.S. Holder. This allocation of the purchase price for each Unit will establish a U.S. Holder's initial tax basis for U.S. federal income tax purposes in the one Share and one Warrant that comprise each Unit.

     For purposes of determining tax basis, the Company will allocate $____ of the purchase price for each Unit to the one Share and $____ of the purchase price for each Unit to the one Warrant. However, the IRS will not be bound by the Company's allocation of the purchase price for the Units, and therefore, the IRS or a U.S. court may not respect the allocation set forth above. Each U.S. Holder should consult its own tax advisors regarding the allocation of the purchase price for the Units.

U.S. Federal Income Tax Consequences of the Exercise and Disposition of Warrants

     The following discussion is subject to the rules described below under the heading "Passive Foreign Investment Company Rules."

Exercise of Warrants

     A U.S. Holder generally will not recognize gain or loss on the exercise of a Warrant and related receipt of a Warrant Share (unless cash is received in lieu of the issuance of a fractional Warrant Share). A U.S. Holder's initial tax basis in the Warrant Share received on the exercise of a Warrant should be equal to the sum of (a) such U.S. Holder's tax basis in such Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of such Warrant. A U.S. Holder's holding period for the Warrant Share received on the exercise of a Warrant should begin on the date that such Warrant is exercised by such U.S. Holder.

     In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of its Warrants into Warrant Shares. The U.S. federal income tax treatment of a cashless exercise of Warrants into Warrant Shares is unclear. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of Warrants.

Disposition of Warrants

     A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Warrant in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder's tax basis in the Warrant sold or otherwise disposed of. Any such gain or loss generally will be a capital gain or loss (provided that the Warrant Share to be issued on the exercise of such Warrant would have been a capital asset within the meaning of Section 1221 of the Code if acquired by the U.S. Holder), which will be long-term capital gain or loss if the Warrant is held for more than one year.

Expiration of Warrants Without Exercise

     Upon the lapse or expiration of a Warrant, a U.S. Holder will recognize a loss in an amount equal to such U.S. Holder's tax basis in the Warrant. Any such loss generally will be a capital loss and will be long-term capital loss if the Warrants are held for more than one year. Deductions for capital losses are subject to complex limitations under the Code.

Certain Adjustments to the Warrants

     Under Section 305 of the Code, an adjustment to the number of Warrant Shares that will be issued on the exercise of the Warrants, or an adjustment to the exercise price of the Warrants, may be treated as a constructive distribution to a U.S. Holder of the Warrants if, and to the extent that, such adjustment has the effect of increasing such U.S. Holder's proportionate interest in the "earnings and profits" or assets of the Company, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to shareholders of the Company). (See more detailed discussion of the rules applicable to distributions made by the Company at "Ownership and Disposition of Shares and Warrant Shares – Taxation of Distributions" below).

Ownership and Disposition of Shares and Warrant Shares

     The following discussion is subject to the rules described below under the heading "Passive Foreign Investment Company Rules."

Taxation of Distributions

     A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Share or Warrant Share (as well as any constructive distribution on a Warrant as described above) will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of the current or accumulated "earnings and profits" of the Company, as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Shares or Warrant Shares and thereafter as gain from the sale or exchange of such Shares or Warrant Shares (see "Sale or Other Taxable Disposition of Shares and Warrant Shares" below). However, the Company does not currently intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Shares (or Warrants) or Warrant Shares (as well as any constructive distribution on a Warrant) will constitute ordinary dividend income. Dividends received on Shares or Warrant Shares generally will not be eligible for the "dividends received deduction". Subject to applicable limitations and provided the Company is eligible for the benefits of the Canada-U.S. Tax Convention, dividends paid by the Company to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC (as defined below) in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sale or Other Taxable Disposition of Shares and Warrant Shares

     A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of Shares or Warrant Shares in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder's tax basis in such Shares or Warrant Shares sold or otherwise disposed of. Any such gain or loss generally will be capital gain or loss, which will be long-term capital gain or loss if, at the time of the sale or other disposition, such Shares or Warrant Shares are held for more than one year.

     Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company Rules

     If the Company were to constitute a PFIC for any year during a U.S. Holder's holding period, then certain potentially adverse rules would affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of Units, Shares, Warrants and Warrant Shares. Based on current business plans and financial expectations, the Company expects that it will not be a PFIC for its current tax year and expects that it will not be a PFIC for the foreseeable future. However, PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurance that the Company has never been, is not, and will not become a PFIC for any tax year during which U.S. Holders hold Units, Shares, Warrants or Warrant Shares.

     In addition, in any year in which the Company is classified as a PFIC, such holder may be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621.

     The Company will be a PFIC under Section 1297 of the Code if, for a tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income (the "income test") or (b) 50% or more of the value of the Company's assets either produce passive income or are held for the production of passive income (the "asset test"), based on the quarterly average of the fair market value of such assets. "Gross income" generally includes all sales revenues less the cost of goods sold, plus income from investments and from incidental or outside operations or sources, and "passive income" generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

     In addition, for purposes of the PFIC income test and asset test described above, if the Company owns, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, the Company will be treated as if it (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation. In addition, for purposes of the PFIC income test and asset test described above and assuming certain other requirements are met, "passive income" does not include certain interest, dividends, rents, or royalties that are received or accrued by the Company from a "related person" (as defined in Section 954(d)(3) of the Code), to the extent such items are properly allocable to the income of such related person that is not passive income and certain other requirements are satisfied.

     Under certain attribution rules, if the Company is a PFIC, U.S. Holders will be deemed to own their proportionate share of any subsidiary of the Company which is also a PFIC (a "Subsidiary PFIC"), and will be subject to U.S. federal income tax on (i) a distribution on the shares of a Subsidiary PFIC or (ii) a disposition of shares of a Subsidiary PFIC, both as if the holder directly held the shares of such Subsidiary PFIC.

     If the Company were a PFIC in any tax year and a U.S. Holder held Units, Shares, Warrants or Warrant Shares, such holder generally would be subject to special rules under Section 1291 of the Code with respect to "excess distributions" made by the Company on the Shares, Warrants or Warrant Shares and with respect to gain from the disposition of Units, Shares, Warrants or Warrant Shares. An "excess distribution" generally is defined as the excess of distributions with respect to the Shares, Warrants or Warrant Shares received by a U.S Holder in any tax year over 125% of the average annual distributions such U.S. Holder has received from the Company during the shorter of the three preceding tax years, or such U.S. Holder's holding period for the Shares, Warrants or Warrant Shares, as applicable. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of the Units, Shares, Warrants or Warrant Shares ratably over its holding period for the Units, Shares, Warrants or Warrant Shares. Such amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior tax years would be taxed as ordinary income at the highest tax rate in effect for each such year and an interest charge at a rate applicable to underpayments of tax would apply.

     While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including, without limitation, the "QEF Election" under Section 1295 of the Code and the "Mark-to-Market Election" under Section 1296 of the Code), such elections are available in limited circumstances and must be made in a timely manner. Under proposed Treasury Regulations, if a U.S. Holder has an option, warrant, or other right to acquire stock of a PFIC (such as the Warrants), such option, warrant or right is considered to be PFIC stock subject to the default rules of Section 1291 of the Code that apply to "excess distributions" and dispositions described above. However, for the purposes of the PFIC rules, the holding period for any Warrant Shares acquired upon the exercise of a Warrant will begin on the date a U.S. Holder acquires the Units (and not the date the Warrants are exercised). This will impact the availability, and consequences, of the QEF Election and Mark-to-Market Election with respect to the Warrant Shares. Thus, a U.S. Holder will have to account for Warrant Shares and Shares under the PFIC rules and the applicable elections differently. In addition, a QEF Election may not be made with respect to the Warrants and it is unclear whether the Mark-to-Market Election may be made with respect to the Warrants. U.S. Holders should consult their own tax advisers regarding the potential application of the PFIC rules to the ownership and disposition of Units, Shares, Warrants, and Warrant Shares, and the availability of certain U.S. tax elections under the PFIC rules.

     U.S. Holders should be aware that, for each tax year, if any, that the Company is a PFIC, the Company can provide no assurances that it will satisfy the record keeping requirements of a PFIC, or that it will make available to U.S. Holders the information such U.S. Holders require to make a QEF Election with respect to the Company or any Subsidiary PFIC. U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of Units, Shares, Warrants and Warrant Shares, and the availability of certain U.S. tax elections under the PFIC rules.

Additional Considerations

Additional Tax on Passive Income

     U.S. Holders that are individuals, estates and certain trusts whose income exceeds certain thresholds will be required to pay a 3.8% Medicare surtax on "net investment income" including, among other things, dividends and net gain from disposition of property (other than property held in certain trades or businesses). U.S. Holders should consult with their own tax advisors regarding the effect, if any, of this tax on their ownership and disposition of Units, Shares, Warrants and Warrant Shares.

Receipt of Foreign Currency

     The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of Units, Shares, Warrants and Warrant Shares, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). If the foreign currency received is not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in foreign currency and engages in a subsequent conversion or other disposition of the foreign currency may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Each U.S. Holder should consult its own U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

     Subject to the PFIC rules discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Shares or Warrant Shares (or with respect to any deemed dividend on the Warrants) generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax paid. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

     Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder's U.S. federal income tax liability that such U.S. Holder's "foreign source" taxable income bears to such U.S. Holder's worldwide taxable income. In applying this limitation, a U.S. Holder's various items of income and deduction must be classified, under complex rules, as either "foreign source" or "U.S. source." Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution with respect to the Shares, Warrant Shares or Warrants that is treated as a "dividend" may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own U.S. tax advisors regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

     Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, recently enacted legislation generally imposes new U.S. return disclosure obligations (and related penalties) on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their Units, Shares, Warrants or Warrant Shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns under these rules, including the requirement to file an IRS Form 8938.

     Payments made within the U.S. or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Units, Shares, Warrants and Warrant Shares will generally be subject to information reporting and backup withholding tax (currently at a rate of 28%), if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

     The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

MATERIAL CANADIAN TAX CONSIDERATIONS

General

     The following is a general summary of the principal Canadian federal income tax considerations generally applicable to an investment in the Shares, Warrants and Warrant Shares (collectively referred to as the "Securities") pursuant to this Offering. This summary is based on the facts set out in this prospectus, the current provisions of the Income Tax Act (Canada) (the "Tax Act"), the regulations thereunder, all specific proposals to amend the Tax Act and the regulations publicly announced by or on behalf of the Minster of Finance (Canada) prior to the date hereof (the "Proposed Amendments"), and our understanding of the administrative and assessing practices of the Canada Revenue Agency ("CRA"). This summary is not exhaustive of all possible Canadian federal income tax considerations and, except for the Proposed Amendments, does not otherwise take into account any changes in law, whether by legislative, governmental or judicial action, nor does it take into account or consider any provincial, territorial or foreign income tax considerations. The summary assumes that any Proposed Amendments will be enacted as proposed, although there can be no assurance that the Proposed Amendments will be enacted in their current form or at all.

     This summary is applicable only to investors who acquire Securities pursuant to this Offering and who, for the purposes of the Tax Act and at all relevant times, (i) will hold such Securities as capital property, and (ii) deal at arm's length and are not affiliated with the Company. Investors who meet all of the foregoing requirements are referred to as "Investors" in this summary, and this summary only addresses such Investors. In addition, this summary does not extend to Investors that are "financial institutions" for the purposes of the mark-to-market rules or "specified financial institutions", Investors that have made a "functional currency election" under the Tax Act, Investors that enter into a "derivative forward agreement" in respect of the Securities, an Investor that is a corporation resident in Canada that is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the Securities, controlled by a non-resident corporation for the purposes of the foreign affiliate dumping rules, or to any Investor an interest in which would be a "tax shelter investment" (all as used for the purposes of the Tax Act).

     This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Investor. All prospective investors are urged to consult their own tax advisors with respect to their particular circumstances.

Residents of Canada

     This portion of the summary is applicable to an Investor (as defined above) who, for the purposes of the Tax Act and at all relevant times, is resident or is deemed to be resident in Canada. Such Investors are referred to as "Resident Investors" in this portion of the summary.

Allocation of Purchase Price

     The purchase price of each Unit offered hereby must be allocated, on a reasonable basis, between the Share and the Warrant comprising each Unit in order to determine the respective cost of the Share and the fractional Warrant to the Resident Investor. The Company intends to allocate $____ of the Offering Price for each Unit to the cost of the Share and $____ to the cost of the Warrant. Although the Company believes this allocation is reasonable, it is not binding on the CRA or the Investor.

     The portion of the purchase price of each Unit allocated to the Share and to the Warrant, respectively, will become the Resident Investor's cost thereof for purposes of the Tax Act. These amounts must be averaged with the adjusted cost base of all other Shares and Warrants, respectively, held by the Resident Investor as capital property to determine the adjusted cost base of all such Shares and Warrants to the Resident Investor.

Exercise of Warrants

     A Resident Investor will not realize a gain or a loss upon the exercise of a Warrant. When a Warrant is exercised, the Resident Investor's cost of the Warrant Share acquired thereby will be equal to the aggregate of the Resident Investor's adjusted cost base of the Warrant and the exercise price paid on the exercise of the Warrant. The Resident Investor's adjusted cost base of the Warrant Share so acquired will be determined by averaging the cost of the Warrant Share with the Resident Investor's adjusted cost base of all Shares held as capital property by the investor immediately before the acquisition of the Warrant Share.

Expiry of Warrants

     The expiry of an unexercised Warrant will generally result in a capital loss to the Resident Investor equal to the adjusted cost base of the Warrant immediately prior to the expiry. The tax treatment of capital losses is described in greater detail below under "Treatment of Capital Gains and Capital Losses".

Disposition of Shares, Warrants and Warrants Shares

     A disposition or a deemed disposition by a Resident Investor of a Share, a Warrant (other than on exercise) or a Warrant Share generally will give rise to a capital gain (or a capital loss) in the taxation year of the disposition equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the Resident Investor's adjusted cost base of such Share, Warrant or Warrant Share, as the case may be. The tax treatment of capital gains and capital losses is described in greater detail below under "Treatment of Capital Gains and Capital Losses".

Treatment of Capital Gains and Capital Losses

     In the year of disposition or deemed disposition, a Resident Investor will be required to include one-half of the amount of any capital gain (a "taxable capital gain") in income, and will be required to deduct one-half of the amount of any capital loss (an "allowable capital loss") against any taxable capital gains realized by the Resident Investor. Allowable capital losses not deducted in the taxation year in which they are realized may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against taxable capital gains realized in such years, to the extent and under the circumstances specified in the Tax Act. A capital gain realized by a Resident Investor who is an individual (including certain trusts) may give rise to alternative minimum tax. A "Canadian-controlled private corporation" (as defined in the Tax Act) may be liable to pay an additional 6 2/3% tax (refundable in certain circumstances) on certain investment income, including taxable capital gains.

     The amount of any capital loss realized on the disposition or deemed disposition of a Share or Warrant Share by a Resident Investor that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on the Share or Warrant Share to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a Resident Investor that is a corporation is a member of a partnership or is a beneficiary of a trust that owns Shares or Warrant Shares, and where Shares or Warrant Shares are owned by a partnership or trust of which a partnership or trust is a partner or beneficiary. Resident Investors to whom these rules may be relevant should consult their own tax advisors.

Dividends

     Dividends received or deemed to have been received on Shares or Warrant Shares (if any) must be included in computing the Resident Investor's income. In the case of a Resident Investor who is an individual, such dividends will generally be subject to the gross-up and dividend tax credit rules applicable to dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit provisions where the Company designates the dividend as an "eligible dividend" in accordance with the provisions of the Tax Act. There may be limitations on the Company's ability to make such designations, and the Company has not committed to making such designations. A Resident Investor that is a corporation may be entitled to deduct the amount of such dividends in computing the corporation's taxable income, subject to all of the restrictions applicable under the Tax Act. A Resident Investor that is a "private corporation", as defined in the Tax Act, or any other corporation resident in Canada and controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will also generally be liable to pay a tax (refundable in certain circumstances) at the rate of 33 1/3% on dividends received (or deemed to have been received) on Shares or Warrant Shares to the extent such dividends are deductible in computing its taxable income. A dividend received by a Resident Investor who is an individual (including certain trusts) may give rise to alternative minimum tax.

Eligibility for Investment

     The Shares and Warrant Shares will be qualified investments under the Tax Act at the time of their acquisition by a trust governed by a registered retirement savings plan ("RRSP"), registered retirement income fund ("RRIF"), deferred profit sharing plan, registered disability savings plan, registered education savings plan or tax-free savings account ("TFSA", and collectively the "Plans"), provided that at such time, such Shares or Warrant Shares are securities that are listed on a designated stock exchange (which includes the TSX-V, Tiers 1 and 2). The Warrants will be qualified investments under the Tax Act at the time of their acquisition by a trust governed by a Plan if (i) the Warrants are listed on a designated stock exchange (which includes the TSX-V, Tiers 1 and 2), or (ii) the Shares are qualified investments and the Company is not an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the governing Plan and the Company deals at arm's length with each person who is an annuitant, a beneficiary, an employer or a subscriber under, or a holder of, the governing Plan.

     Notwithstanding that the Shares, Warrants and Warrant Shares may be qualified investments for a trust governed by a TFSA, RRSP or RRIF, in certain limited circumstances, Shares, Warrants or Warrant Shares may be "prohibited investments" (within the meaning of the Tax Act) for a trust governed by a TFSA, RRSP or RRIF. In such case, the holder of a TFSA or the annuitant of a RRSP or RRIF may be subject to a penalty under the Tax Act. Prospective holders who intend to hold Shares, Warrants or Warrant Shares in a TFSA, RRSP or RRIF should consult their own tax advisors to ensure that the Shares, Warrants or Warrant Shares, as the case may be, that they may acquire will not be a prohibited investment in their particular circumstances.

Non-Residents of Canada

     This portion of the summary is applicable to an Investor (as defined above) who, for the purposes of the Tax Act, and any applicable income tax treaty or convention, and at all relevant times, is not and has never been resident or deemed to be resident in Canada, does not use or hold, and is not deemed to use or hold, Securities in, or in the course of, carrying on business in Canada, and is not an insurer who carries on an insurance business in Canada and elsewhere. Investors who meet all of the foregoing requirements are referred to as "Non-Resident Investors" in this portion of the summary.

Allocation of the Purchase Price

     A Non-Resident Investor will be required to allocate the purchase price of each Unit between the Share and the Warrant in the same manner as described above under "Residents of Canada - Allocation of Purchase Price".

Exercise of Warrants

     A Non-Resident Investor will not realize a gain or loss upon the exercise of a Warrant, and will in general terms be subject to the same rules as described above under "Residents of Canada – Exercise of Warrants".

Disposition of Shares, Warrants and Warrant Shares

     A Non-Resident Investor will be subject to tax under the Tax Act in respect of a disposition or a deemed disposition of Securities only to the extent such Securities constitute "taxable Canadian property" for purposes of the Tax Act and the Non-Resident Investor is not afforded relief from such tax under an applicable income tax treaty (if any).

     The Securities generally will not be taxable Canadian property of a Non-Resident Investor at the time of disposition if the Shares and Warrant Shares are listed on a designated stock exchange (which includes the TSX-V, Tiers 1 and 2) at the particular time unless, at any time during the 60-months preceding the time of disposition (i) the Non-Resident Investor, either alone or together with (A) persons with whom the Non-Resident Investor did not deal at arm's length (within the meaning of the Tax Act), and (B) pursuant to certain proposed amendments, partnerships in which the Non-Resident Investor or a person described in (A) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of shares of the Company and (ii) more than 50% of the fair market value of the share of the Company was derived directly or indirectly from one or any combination of real or immoveable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act), or an option in respect of or an interest in, or for civil law rights in, such property whether or not such property exists. Securities may also be deemed to be held as taxable Canadian property in certain other circumstances under the Tax Act.

     A Non-Resident Investor whose Securities are taxable Canadian property (and are not "treaty-protected property" as defined in the Tax Act) will generally be subject to tax under the Tax Act on a disposition of Securities in the same manner described above under "Residents of Canada - Disposition of Shares, Warrants and Warrant Shares" and "Treatment of Capital Gains and Capital Losses". Non-Resident Investors whose Securities may constitute taxable Canadian property should consult their own tax advisors.

Dividends

     Dividends paid or credited, or which are deemed to have been paid or credited, to a Non-Resident Investor by the Company will be subject to a Canadian non-resident withholding tax of 25%, subject to reduction of such rate under an applicable income tax treaty.

     Non-Resident Investors should consult their tax advisors with respect to the tax implications of acquiring Units pursuant to this offering in their country of residence and with respect to the application of any bilateral income tax treaty between Canada and that country.

LEGAL MATTERS

     McMillan LLP will pass upon the validity of the securities to be sold in this offering. Morgan, Lewis & Bockius LLP, Irvine, California will pass upon certain legal matters for the underwriters.

EXPERTS

     The financial statements of CRAiLAR Technologies Inc. for the fiscal years ended December 28, 2013 and December 31, 2012 have been audited by Dale Matheson Carr-Hilton Labonte LLP, an independent registered public accounting firm as set forth in its report, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

     No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock offered hereby was employed on a contingency basis, or had, or is to receive, in connection with such offering, a substantial interest, direct or indirect, in our Company, nor was any such person connected with our Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our directors and officers are indemnified as provided by the corporate laws of British Columbia and Part 21 of our corporate articles. In addition, we currently maintain management liability insurance that covers any loss up to a certain amount that our directors and officers may become legally obligated to pay as a result of a claim for a wrongful act for which we do not indemnify the directors and officers, or covers any loss up to a certain amount that we indemnify our directors and officers as a result of a claim for a wrongful act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We file annual, quarterly and current reports and other information with the Securities and Exchange Commission under the Exchange Act. Our Securities and Exchange Commission filings are available to the public over the Internet at the Securities and Exchange Commission's website at http://www.sec.gov. Access to these electronic filings is available as soon as practicable after filing with the Securities and Exchange Commission. You may also read and copy any document we file at the Securities and Exchange Commission's public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms and their copy charges. You may also request a copy of those filings, excluding exhibits, from us at no cost. Any such request should be addressed to us at: Suite 305-4420 Chatterton Way, Victoria, British Columbia, Canada, V8X 5J2, Attention: Guy Prevost.

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to our securities being offered pursuant to this prospectus. This prospectus forms part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. The registration statement contains additional information about us and the securities being offered pursuant to this prospectus. You may read or obtain a copy of the registration statement at the Securities and Exchange Commission's public reference room and website referred to above.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CRAILAR TECHNOLOGIES INC.

TABLE OF CONTENTS

Quarterly Financial Statements
Consolidated Balance Sheets as of March 29, 2014 and December 28, 2013	F-1
Consolidated Statements of Operations and Comprehensive Loss for the Thirteen Week ended March 29, 2014 and March 30, 2013 and for the period from October 1, 2009 to March 29, 2014	F-2
Consolidated Statements of Cash Flows for the Thirteen Week ended March 29, 2014 and March 30, 2013 and for the period from October 1, 2009 to March 29, 2014	F-3
Notes to Consolidated Financial Statements	F-4

Annual Financial Statements
Report of Independent Registered Public Accounting Firm	F-12
Consolidated Balance Sheets as of December 28, 2013 and December 31, 2012	F-13
Consolidated Statements of Operations for Years Ended December 28, 2013 and December 31, 2012 and for the Period from October 1, 2009 to December 28, 2013	F-14
Consolidated Statements of Cash Flows for the Years Ended December 28, 2013 and December 31, 2012 and for the Period from October 1, 2009 to December 28, 2013	F-15
Consolidated Statement of Stockholders' Equity	F-16
Notes to the Consolidated Financial Statements	F-29

CRAiLAR Technologies Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(In US Dollars)
(Unaudited)

	March 29,	December 28,
	2014	2013
ASSETS
Current Assets
Cash and cash equivalents	$3,867,218	$1,193,365
Accounts receivable	785,218	223,105
Inventory (Note 2)	876,238	945,040
Prepaid expenses and deposits	451,568	290,872
	5,980,242	2,652,382

Deferred Debt Issuance Costs (Note 5)	1,333,895	1,442,023
Property and Equipment, net (Note 3)	17,650,131	17,240,012
Intangible Assets, net (Note 4)	157,604	155,545
	$25,121,872	$21,489,962
LIABILITIES
Current Liabilities
Accounts payable	$2,711,204	$2,377,901
Accrued liabilities	2,677,731	2,342,153
Unearned revenue	239,226	247,655
Notes payable (Note 6)	532,036	476,614
Current portion of loans payable (Note 8)	615,088	634,486
Current portion of long term debt (Note 5)	60,467	-
	6,835,752	6,078,809

Deferred Income Tax Liability	198,869	199,131
Loans Payable (Note 8)	514,202	551,190
Long Term Debt (Note 5)	18,300,961	16,674,686
	25,849,784	23,503,816
STOCKHOLDERS' DEFICIT
Capital Stock (Note 7)
Authorized: 100,000,000 common shares without par value Issued and outstanding: 50,679,097 common shares (December 28, 2013 - 47,806,031 common shares)	38,100,356	34,889,370
Additional Paid-in Capital	10,004,951	9,934,322
Accumulated Other Comprehensive Income	1,165,425	585,301
Stockholders' Deficit	(11,485,251)	(11,485,251)
Stockholders' Deficit Accumulated in the Development Stage	(38,513,393)	(35,937,596)
	(727,912)	(2,013,854)
	$25,121,872	$21,489,962

The accompanying notes are an integral part of these consolidated financial statements.

CRAiLAR Technologies Inc.
(A Development Stage Company)
Consolidated Statements of Operations and Comprehensive Loss
(In US Dollars)
(Unaudited)

	Thirteen Weeks	Thirteen Weeks	Cumulative from
	Ended	Ended	October 1, 2009 to
	March 29,	March 30,	March 29, 2014
	2014	2013
Revenues	$435,450	$-	$1,022,675
Cost of sales
Materials and direct product production costs	359,647	-	829,762
Production facility overhead costs	98,235	-	98,235
Facility commissioning costs	251,825	-	2,148,647
Depreciation	103,851	-	784,690
Impairment loss on inventory	-	-	4,642,262
	813,558	-	8,503,596
Gross loss	(378,108)	-	(7,480,921)
Expenses
Marketing and promotion	82,670	199,359	1,677,145
Amortization and depreciation	24,140	51,937	584,558
General and administrative	1,235,197	2,288,781	22,171,257
	1,342,007	2,540,077	24,432,960
Loss before other items	(1,720,115)	(2,540,077)	(31,913,881)
Other income (expenses)
Accretion expense	(262,452)	-	(389,977)
Research and development	(52,597)	(56,270)	(2,647,713)
Gain on disposal of assets	-	-	790
Interest (Notes 5, 6 and 8)	(540,633)	(311,525)	(2,868,508)
Write-off of equipment	-	-	(704,516)
Impairment loss on inventory	-	(396,377)	(303,663)
Fair value adjustment derivative liabilities	-	73,979	(113,011)
Bargain purchase (Note 8)	-	-	425,909
Other	-	-	1,177
	(855,682)	(690,193)	(6,599,512)
Net loss	$(2,575,797)	$(3,230,270)	$(38,513,393)
Other comprehensive income
Exchange differences on translating to presentation currency	580,124	197,980	1,165,425
Comprehensive loss	$(1,995,673)	$(3,032,290)	$(37,347,968)

Net loss per share (basic and diluted)	$(0.05)	$(0.08)

Weighted average number of common shares outstanding	48,188,001	43,029,135

The accompanying notes are an integral part of these consolidated financial statements.

CRAiLAR Technologies Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(In US Dollars)
(Unaudited)

	Thirteen Weeks	Thirteen Weeks	Cumulative from
	Ended	Ended	October 1, 2009 to
	March 29, 2014	March 30, 2013	March 29, 2014
Cash flows used in operating activities
Net loss	$(2,575,797)	$(3,230,270)	$(38,513,393)
Adjustments to reconcile net loss to net cash from operating activities
Accretion expense	262,452	-	389,977
Amortization and depreciation	127,991	293,691	1,369,248
Amortization of deferred debt issuance costs	106,306	85,531	543,315
Fair value adjustment of derivative liability	-	(73,979)	113,011
Gain on disposal of assets	-	-	(790)
Rent	(8,214)	36,519	263,161
Stock-based compensation	70,629	555,273	8,213,585
Write-off of equipment	-	-	704,516
Impairment of inventory	-	396,377	4,945,925
Bargain purchase	-	-	425,909
Gain on foreign exchange	-	-	(71,990)
Changes in working capital assets and liabilities
(Increase) decrease in accounts receivable	(598,882)	18,572	(680,990)
Decrease (increase) in inventory	32,268	(106,151)	(5,858,697)
(Increase) in prepaid expenses	(207,774)	(111,609)	(428,521)
Increase in accounts payable	233,303	253,839	2,342,008
Increase in unearned revenue	-	-	247,655
Increase (decrease) in accrued liabilities	343,792	(772,149)	1,798,290
Increase in loan payable	6,261	-	63,206
Net cash used in operating activities	(2,207,665)	(2,654,356)	(24,134,575)
Cash flows used in investing activities
Sale of equipment	-	-	35,790
Acquisition of property and equipment	(553,642)	(1,895,353)	(18,100,872)
Acquisition of intangible assets	(20,637)	(2,131)	(214,812)
Net cash flows used in investing activities	(574,279)	(1,897,484)	(18,279,894)
Cash flows used in financing activities
Issuance of capital stock and warrants	-	192,873	22,203,727
Net proceeds from loans	2,136,338	-	2,557,347
Proceeds from private placement	3,079,242	-	4,958,642
Proceeds from convertible debenture	-	4,713,238	18,358,511
Deferred issuance costs for convertible debenture	(11,140)	(481,962)	(1,981,809)
Related party payments	-	-	(1,025,960)
Net cash flows from financing activities	5,204,440	4,424,149	45,070,458
Effect of exchange rate changes on cash and cash equivalents	251,357	197,980	157,782
Increase (decrease) in cash and cash equivalents	2,673,853	70,289	2,813,771
Cash and cash equivalents, beginning of period	1,193,365	2,877,210	1,053,447
Cash and cash equivalents, end of period	$3,867,218	$2,947,499	$3,867,218

SUPPLEMENTAL CASH FLOW INFORMATION AND NON-CASH FINANCING AND INVESTING ACTIVITIES:
Cash paid for interest	$6,261	$277,397
Capital stock issued as share issue costs	$131,744	$-

The accompanying notes are an integral part of these consolidated financial statements.

CRAiLAR Technologies Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 29, 2014
(In US dollars)
(Unaudited)

1.            Basis of Presentation

These unaudited consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles for interim financial reporting and the rules and regulations of the Securities and Exchange Commission. They do not include all information and footnotes required by United States generally accepted accounting principles ("U.S. GAAP") for complete financial statement disclosure. Operating results for the thirteen week period ended March 29, 2014 are not necessarily indicative of the results that may be expected for the year ending December 27, 2014. These interim unaudited consolidated financial statements should be read in conjunction with the information included in the Company's Form 10-K filed on March 28, 2014 with the U.S. Securities and Exchange Commission.

Effective fiscal 2013, the Company began to report quarterly results on a 4-4-5 basis, with the quarter ending on the Saturday closest to the last day of each third month. In fiscal 2014, the Company's first quarter ended on March 29, 2014, the second quarter will end on June 28, 2014, the third quarter will end on September 27, 2014 and the fourth quarter will end on December 27, 2014.

In the opinion of management, the accompanying interim balance sheet and related interim statement of operations and cash flows include all adjustments, consisting only of normal recurring items, necessary for their fair presentation in conformity with U.S. GAAP. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Actual results and outcomes may differ from management's estimates and assumptions.

The Company's consolidated financial statements are prepared using U.S. GAAP applicable to a going concern, which contemplates the realization of assets and payment of liabilities in the normal course of business. The Company has incurred losses since inception of $49,998,644 and further losses are anticipated in the development of its business. There can be no assurance that the Company will be able to achieve or maintain profitability. At March 29, 2014 there is a working capital deficiency of $855,510 and future operations are dependent on raising additional funding from debt or equity financings. These factors raise substantial doubt as to the Company's ability to continue as a going concern.

The Company evaluated events occurring between March 29, 2014 and the date financial statements were issued.

Recent accounting pronouncements with future effective dates are not expected to have an impact on the Company's financial statements.

2.            Inventory

	March 29, 2014	December 28, 2013
CRAiLAR fiber	$163,061	$186,464
Decorticated fiber	296,075	252,263
Raw flax fiber feedstock	249,218	369,590
Other	167,884	136,723
	$876,238	$945,040

CRAiLAR Technologies Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 29, 2014
(In US dollars)
(Unaudited)

3.            Property and Equipment

		Accumulated	Net Book Value	Net Book Value
	Cost	Amortization	March 29, 2014	December 28, 2013
Automobiles	$58,745	$8,876	$49,869	$49,867
Computer equipment	126,835	71,760	55,074	57,180
Equipment	542,044	104,503	437,541	443,105
Equipment held for sale	70,000	-	70,000	70,000
Furniture and fixtures	61,082	37,219	23,863	25,421
Leasehold improvements	6,380,332	617,377	5,762,955	5,711,874
Production equipment	5,395,625	379,973	5,015,652	4,818,280
Production equipment in
construction	6,232,640	-	6,232,640	6,060,849
Website development costs	117,254	114,718	2,537	3,436
	$18,894,555	$1,334,425	$17,650,131	$17,240,012

During the thirteen week period ended March 29, 2014, the Company recorded $12,468 (thirteen week period ended March 30, 2013 - $37,804) to amortization and depreciation expense, $103,851 (thirteen week period ended March 30, 2013 - $nil) to cost of goods sold and $nil (thirteen week period ended March 30, 2013 - $241,754) to general and administrative expense as production costs.

4.            Intangible Assets

		Accumulated	Net Book Value	Net Book Value
	Cost	Amortization	March 29, 2014	December 28, 2013
Patents	$169,974	$77,978	$91,996	$85,482
Trademarks	118,633	91,556	27,077	28,065
License fee	61,912	23,381	38,531	41,998
	$350,519	$192,915	$157,604	$155,545

During the thirteen week period ended March 29, 2014, the Company recorded $11,672 (thirteen week period ended March 30, 2013 - $14,133) to amortization and depreciation expense.

CRAiLAR Technologies Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 29, 2014
(In US dollars)
(Unaudited)

5.            Long Term Debt Long term debt:

	March 29, 2014	December 28, 2013
Convertible debentures
Balance, beginning	$16,674,686	$10,051,262
Convertible debentures issued	-	8,307,249
Discount on debentures	-	(754,829)
Amendment of debentures – conversion price	-	(79,931)
Accretion expense	60,147	94,030
Effect of foreign exchange	(565,819)	(943,095)
Balance, ending	16,169,014	16,674,686

IKEA Loan
Balance, beginning	-	-
Loan issued	2,197,153	-
Effect of foreign exchange	(4,739)	-
Balance, ending	2,192,414	-
Long term debt – long term	18,361,428	16,674,686
Less: current portion	60,467	-
	$18,300,961	$16,674,686

Deferred issuance costs:

	March 29, 2014	December 28, 2013
Balance, beginning	$1,442,023	$1,024,294
Issuance costs - cash	48,218	800,910
Issuance costs – warrants	-	66,278
Issuance costs allocated to additional paid in capital	-	(102,670)
Amortization of issuance costs	(106,306)	(346,789)
Effect of foreign exchange	(50,040)	-
	$1,333,895	$1,442,023

Convertible Debentures

On September 20, 2012, the Company completed the offering of $10,051,262 (CAD$10,000,000) convertible debentures (the "September 2012 Debentures"). The September 2012 Debentures mature on September 30, 2017. The September 2012 Debentures bear interest at a rate of 10% per year, payable semi-annually on March 31 and September 30, starting March 31, 2013. As at March 29, 2014, accrued interest of $446,992 (CAD$493,151) (March 30, 2013 - $524,182 (CAD$523,972)) was included in accrued liabilities.

CRAiLAR Technologies Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 29, 2014
(In US Dollars)
(Unaudited)

On February 26, 2013, the Company completed an offering of $4,943,643 (CAD$5,000,000) convertible debentures (the "February 2013 Debentures"). The February 2013 Debentures mature on September 30, 2017. The February 2013 Debentures bear interest at a rate of 10% per year, payable semi-annually on March 31 and September 30, starting September 30, 2013. As at March 29, 2014, accrued interest of $223,521 (CAD$246,575) was included in accrued liabilities. The Company paid a total of $427,049 (CAD$487,830) in cash issuance costs which have been recorded as deferred debt issuance costs.

Holders of the September 2012 Debentures and February 2013 Debentures have the option to convert the convertible debentures into shares of the Company's common stock at a price of $2.85 (CAD$2.90) per common share at any time prior to the maturity date. The Company may redeem the September 2012 Debentures and the February 2013 Debentures after September 30, 2015 provided that the market price at the time of the redemption notice is not less than 125% of the conversion price. The conversion price is subject to standard anti-dilution provisions.

The September 2012 Debentures and February 2013 Debentures are secured by a Guaranty and Security Agreement signed with the Company's wholly-owned subsidiary, Crailar Inc. ("CI"), a Nevada incorporated company. CI has provided a security interest over its assets, having an aggregate acquisition cost of no less than $5,500,000, as security for its guarantee obligation which shall rank in priority to all other indebtedness of CI.

The September 2012 Debentures and February 2013 Debentures do not contain a beneficial conversion feature, as the fair value of the Company's common stock on the date of issuance was less than the conversion price. All proceeds from the debentures were recorded as a debt instrument.

On July 26, 2013, the Company closed a convertible debenture offering for gross proceeds of $3,363,606 (CAD$3,535,000) (the "July 2013 Debentures"). The July 2013 Debentures will mature on July 26, 2016 and will accrue interest at a rate of 10% per year, payable semi-annually on March 31 and September 30 commencing September 30, 2013. In the event the Company completes one or more equity financings between July 26, 2013 and July 26, 2016 with gross proceeds of at least an aggregate of $19.4 million (CAD$20.0 million), the Company must, subject to providing no less than 60 days prior notice to each holder of the July 2013 Debentures, redeem the July 2013 Debentures in whole at face value plus all accrued and unpaid interest thereon. As at March 29, 2014, accrued interest of $158,029 (CAD$174,329) was included in accrued liabilities. At the holder's option, the debentures may be converted into common shares at any time up to the earlier of the maturity date and the business day immediately preceding the date specified by the Company for redemption of the debentures. The conversion price is CAD$1.25 per share.

In addition, in connection with the July 2013 Debentures, the Company issued 800 transferable common share purchase warrants (each, a "Warrant") for each $904 (CAD$1,000) of principal amount, resulting in the issuance of an aggregate of 2,828,000 Warrants, with each Warrant entitling the holder thereof to purchase one additional common share (each, a "Warrant Share") at an exercise price of $2.00 per Warrant Share until July 26, 2016. The Company determined the fair value of the Warrants to be $974,387 (CAD$1,003,910) using the Black-Scholes Option Pricing Model with the following assumptions: expected dividend yield – 0; expected stock price volatility – 56%; risk-free interest rate – 0.59%; expected life – 2.83 years.

The proceeds were allocated to the July 2013 Debentures and the Warrants based on their relative fair values and, accordingly, $2,295,309 (CAD$2,757,300) was allocated to the July 2013 Debentures and $754,829 (CAD$777,700) was allocated to the Warrants and recorded as a reduction in the July 2013 Debentures and an increase in additional paid-in capital.

The Company incurred a total of $440,139 in issuance and commission costs relating to the July 2013 Debentures. This included $373,861 in cash issuance costs and the fair value of warrants to purchase 192,360 common shares issued to a finder of $66,278. The warrants entitle the holder to purchase common shares for $1.25 per share for three years from the date of issuance. The fair value of the warrants was calculated using the Black-Scholes Option Pricing Model with the following assumptions: expected dividend yield – 0; expected stock price volatility – 56%; risk-free interest rate – 0.59%; expected life – 2.83 years. The allocation of the July 2013 Debentures issuance costs were based on the relative fair value of the July 2013 Debentures and the Warrants and, accordingly, $337,469 was allocated to deferred debt issuance costs and $102,670 was allocated to additional paid-in capital during the year ended December 28, 2013.

CRAiLAR Technologies Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 29, 2014
(In US Dollars)
(Unaudited)

The July 2013 Debentures included a continuing security interest in certain of the Company's assets pursuant to a Guaranty and Security Agreement. On December 17, 2013 the Guaranty and Security Agreement was amended to only provide a security interest in certain specific assets held by the Company which had an acquisition cost of $3,922,240. As consideration for the modification, the conversion price of the debentures was amended to $1.21 (CAD$1.25) per share. The Company determined the fair value of the additional debt discount to be $79,931 using the Black-Scholes Option Pricing Model with the following assumptions: expected dividend yield – 0; expected stock price volatility – 56%; risk-free interest rate – 0.59%; expected life – 2.42 years.

During the thirteen week period ended March 29, 2014, the Company recorded amortization of the July 2013 Debentures debt discount in the amount of $60,147, which was included in interest expense.

During the thirteen week period ended March 29, 2014, the Company recorded $101,576 (thirteen week period ended March 30, 2013 - $85,531) in interest expense for the amortization of deferred issuance costs.

IKEA Supply AG Loan

During the thirteen week period ended March 29, 2014, the Company received $2,197,153 (€1,597,000) pursuant to a loan agreement entered into with IKEA Supply AG ("IKEA") with an effective date of November 29, 2013. The loan bears an interest rate of 1.9% per annum and is payable in monthly installments of $15,118 (€11,000) from December 20, 2014 through June 20, 2016 with the remainder due in full on June 25, 2016. IKEA agreed to loan the Company $3,028,300 (€2,190,000), leaving $831,147 (€593,000) as an unused credit facility. The loan is secured by assets purchased with the proceeds, as well as a portion of the secured assets used to secure the July 2013 Debentures. As at March 29, 2014, accrued interest of $8,255 (CAD$9,087) was included in accrued liabilities.

The Company incurred a total of $48,218 in issuance costs related to the IKEA loan. This included $37,079 in costs paid during the year ended December 28, 2013 and $11,140 paid during the thirteen week period ended March 29, 2014. During the thirteen week period ended March 29, 2014, the Company recorded $4,730 (thirteen week period ended March 30, 2013 - $nil) in accretion expense for the amortization of deferred issuance costs.

6.            Notes Payable

	March 29, 2014	December 28, 2013
Balance, beginning	$476,614	$-
Principal	-	655,804
Interest	27,927	23,781
Repayment	-	(48,326)
Beneficial conversion feature	-	(188,140)
Accretion expense – beneficial conversion feature	150,372	33,495
Bonus shares issued	(131,744)	-
Accretion expense – bonus shares issued	24,006	-
Effect of foreign exchange	(15,139)	-
	$532,036	$476,614

On October 11, 2013, the Company issued a convertible promissory note in favor of Mr. Jason Finnis, one of its directors, in the principal amount of $96,180 (CDN$100,000). The promissory note is unsecured and accrues interest on the principal amount at the rate of 12% per annum, which interest is payable in full on repayment of the principal amount. On November 7, 2013, the company repaid Mr. Finnis $48,326 (CDN$50,000) of principal including interest of $441 (CDN$460). At March 29, 2014, the outstanding balance, including accrued interest, was $47,869.

CRAiLAR Technologies Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 29, 2014
(In US Dollars)
(Unaudited)

On October 11, 2013, the Company issued a convertible promissory note in favor of Mr. Kenneth Barker, one of its directors, in the principal amount of $50,000. The promissory note is unsecured and accrues interest on the principal amount at the rate of 12% per annum, which interest is payable in full on repayment of the principal amount. At March 29, 2014, the outstanding balance, including accrued interest, was $52,753.

On October 11, 2013, the Company issued a demand convertible promissory note in favor of Mr. Robert Edmunds, one of its directors, in the principal amount of $467,369 (CDN$500,000). On December 4, 2013, the Company issued an additional demand convertible promissory note in favor of Mr. Edmunds, pursuant to a loan from Mr. Edmunds to the Company in the principal amount of $42,255 (CDN$45,000). The promissory notes are unsecured and accrue interest on the principal amount at a rate of 20% per annum, which interest is payable in full on repayment of the principal amount. In connection with the amendment of such convertible promissory notes, 181,666 bonus common shares of the Company were issued to Mr. Edmunds on January 30, 2014 with a fair value of $131,744. The value of the shares will be amortized over the term of the loan. During the thirteen week period ended March 29, 2014, the Company recorded $24,006 in interest expense relating to the amortization of the value of the bonus shares. At March 29, 2014, the outstanding balance of the loan, including accrued interest, was $431,414.

The promissory notes issued to our directors during the year ended December 28, 2013 contain conversion features. Each lender has the right to convert any portion of the outstanding principal and interest payable for units at a conversion price of $0.60 per unit. Each unit is comprised of one common share and one common share purchase warrant of the Company. Each warrant entitles the holder to acquire one common share of the Company at an exercise price of CAD$0.70 per common share for a term of five years. The Company recognized a beneficial conversion feature of $188,140 (CAD$200,000) based on the excess of the fair value of the common stock over the conversion price. During the thirteen week period ended March 29, 2014, the Company amended the loans and removed the beneficial conversion feature. The Company incurred an accretion expense of $150,372 during the thirteen week period ended March 29, 2014, reducing the balance of the beneficial conversion feature to $nil.

The promissory notes issued to our directors during the year ended December 28, 2013 mature on the earliest of December 20, 2014 or at such time the Company completes a public offering of registered securities of not less than $2,712,000 (CAD$3,000,000) in gross proceeds pursuant to a registration statement on Form S-1.

7.            Capital Stock

During the thirteen week period ended March 29, 2014, the Company issued shares as follows:

a.

The Company completed a private placement on March 20, 2014 of 2,515,000 units at $1.25 per unit for gross proceeds of $3,143,750. Each unit is comprised of one common share and one-half of one transferable common share purchase warrant of the Company. Each warrant entitles the holder thereof to acquire one common share of the Company at an exercise price of $1.75 per common share for a term of 2 years. In addition, finder's fees of an aggregate of 176,400 shares were issued to two finders in conjunction with the closing of this private placement.

b.	The Company issued 181,666 common shares with a fair value of $131,744 as a bonus on an amendment of promissory notes issued to one of our directors. Refer to Note 6.

Share purchase warrants outstanding as at March 29, 2014 are:

	Warrants	Weighted-Average Exercise Price
Warrants outstanding, December 28, 2013	6,887,580	$1.15
Warrants issued	1,257,500	$1.75
Warrants outstanding, March 29, 2014	8,145,080	$1.25

The weighted average remaining contractual life of outstanding warrants at March 29, 2014 is 3.14 years.

CRAiLAR Technologies Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 29, 2014
(In US Dollars)
(Unaudited)

Stock options outstanding as at March 29, 2014 are:

	Shares	Weighted-Average Exercise Price
Options outstanding, December 28, 2013	6,468,799	$1.80
Options granted	1,553,000	1.36
Options cancelled/expired	(67,504)	2.24
Options outstanding, March 29, 2014	7,954,295	$1.71
Options exercisable, March 29, 2014	6,413,795	$1.80

Stock options outstanding at March 29, 2014 are summarized as follows:

		Weighted Average			Weighted
Range of Exercise	Number	Remaining Contractual	Weighted Average	Number	Average
Prices	Outstanding	Life (yr)	Exercise Price	Exercisable	Exercise Price
$0.87 - $3.05	7,971,799	2.74	$1.71	6,421,300	$1.80

During the thirteen week period ended March 29, 2014, options to purchase 62,502 (thirteen week period ended March 30, – 489,042) common shares vested under the Company's amended 2011 Fixed Share Option Plan. A total expense of $70,629 (thirteen week period ended March 30, 2013 - $555,273) was recorded as stock-based compensation, of which $nil (thirteen week period ended March 30, 2013 - $77,939) was included in consulting and contract labour expense and $70,629 (thirteen week period ended March 30, 2013 - $477,334) was included in salaries and benefits expense.

The fair value of options granted during the thirteen week period ended March 29, 2014 was determined using the Black-Scholes option pricing model with the following assumptions:

Risk-free interest rates	0.63% to 0.70%
Volatility factor	73% to 88%
Expected life of options, in years	3 - 4.2

The weighted average fair value of the options granted during the thirteen week period ended March 29, 2014 is $0.73.

8.            Business Combination

On December 1, 2013, the Company acquired certain assets of Schrurs NV, a textile company located in Ieper, Belgium, by means of an asset purchase agreement. The assets purchased include all of the production equipment, computer equipment and the rights to all of the employee contracts related to a production facility in Ieper, Belgium. The purchase price of the assets of Schrurs NV was settled by the Company assuming outstanding debt of $1,172,081 (€861,551). The general decline in the textile business in Europe had left assets available at a favorable price for the Company. This acquisition resulted in a bargain purchase gain of $425,909 as follows:

Fair value of assets acquired	$1,797,121
Fair value of debt assumed	(1,172,081)
Deferred income tax liability	(199,131)
Bargain purchase gain	$425,909

Under the terms of the asset purchase agreement, for a term of five years from the closing date of December 1, 2013, the repayment of the debt assumed by the Company shall be made in accordance with the terms of such debts and / or the repayment terms agreed upon between the seller and the respective creditors of the seller's debts. On the fifth anniversary of the closing date, the aggregate outstanding amount under the seller's debts at that point in time shall be repaid in whole by the Company to the respective creditors of the seller's debts. During the thirteen week period ended March 29, 2014, the Company made payments of $60,815 on the principal and accrued interest of $6,261.

CRAiLAR Technologies Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements
March 29, 2014
(In US Dollars)
(Unaudited)

At March 29, 2014, the debt assumed consists of the following, including a foreign exchange effect of $1,832:

Bank line of credit, bearing interest at 3.25%, repayable June 25, 2014	$299,730
Bank term loans, bearing interest ranging from 3.1% to 4.55%, repayable between September 2014 and December 2018	670,062
Loan payable on demand bearing interest at 4% per annum	90,777
Loan payable on demand bearing no interest	68,721
1,129,290
Less: current portion	615,088
$514,202

All of the above debt is denominated in Euros; the table above reflects applicable amounts in US dollars.

9.            Related Party Transactions

During the thirteen week period ended March 29, 2014, $217,040 (thirteen week period ended March 30, 2013 - $419,271) was incurred for remuneration to officers and directors of the Company.

Refer to Note 6.

10.          Subsequent Events

On March 31, 2014, the Company received $210,237 (€152,900) pursuant to the loan agreement entered into with IKEA (Note 5).

During April 2014, the Company repaid in full the promissory notes issued to three of its directors, including the accrued interest thereon (Note 6).

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of CRAiLAR Technologies Inc.

We have audited the accompanying consolidated balance sheets of CRAiLAR Technologies Inc. (the "Company") (a development stage company) as of December 28, 2013 and December 31, 2012 and the related consolidated statements of operations and comprehensive loss, cash flows and stockholders' equity (deficit) for the years ended December 28, 2013 and December 31, 2012, and the period from October 1, 2009 (date of re-entry into the development stage) to December 28, 2013. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. A financial statement audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. A financial statement audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 28, 2013 and December 31, 2012, and the results of its operations and its cash flows for the years ended December 28, 2013 and December 31, 2012, and the period from October 1, 2009 (date of re-entry into the development stage) to December 28, 2013 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred losses in developing its business, and further losses are anticipated in the future. The Company requires additional funds to meet its obligations and the costs of its operations and there is no assurance that additional financing can be raised when needed. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in this regard are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ DMCL LLP

Dale Matheson Carr-Hilton Labonte LLP
CHARTERED ACCOUNTANTS
Vancouver, Canada
March 26, 2014

CRAiLAR Technologies Inc.
(A Development Stage Company)
Consolidated Balance Sheets
(In US Dollars)

	December 28,	December 31,
	2013	2012
ASSETS
Current
Cash and cash equivalents	$1,193,365	$2,877,210
Receivables	223,105	72,292
Inventory (Note 4)	945,040	2,904,652
Prepaid expenses and deposits	290,872	106,785
	2,652,382	5,960,939

Deferred Debt Issuance Costs (Note 9)	1,442,023	1,024,294
Property and Equipment, net (Note 5)	17,240,012	13,248,688
Intangible Assets, net (Note 6)	155,545	94,619
	$21,489,962	$20,328,540
LIABILITIES
Current
Accounts payable	$2,377,901	$1,406,418
Accrued liabilities	2,342,153	1,480,624
Unearned revenue	247,655	-
Notes payable (Note 8)	476,614	-
Current portion of loans (Note 12)	634,486	-
Derivative liabilities (Note 7)	-	488,035
	6,078,809	3,375,077
Deferred Income Tax Liability (Note 14)	199,131	-
Loans Payable (Note 12)	551,190	-
Long Term Debt (Note 9)	16,674,686	10,051,262
	23,503,816	13,426,339

STOCKHOLDERS' EQUITY (DEFICIT)
Capital Stock (Note 10)
Authorized: 100,000,000 common shares without par value
Issued and outstanding : 47,806,031 common shares	34,889,370	32,616,795
(December 31, 2012 - 44,239,198)
Subscription Receivable	-	(64,050)
Additional Paid-in Capital	9,934,322	7,061,406
Accumulated Other Comprehensive Income (Loss)	585,301	(459,036)
Deficit	(11,485,251)	(11,485,251)
Deficit accumulated in the development stage	(35,937,596)	(20,767,663)
	(2,013,854)	6,902,201
	$21,489,962	$20,328,540

Commitments (Note 13) Subsequent Events (Note 16) The accompanying notes are an integral part of these consolidated financial statements.

CRAiLAR Technologies Inc.
(A Development Stage Company)
Consolidated Statements of Operations and Comprehensive Loss
(In US Dollars)

	Year ended	Year ended	Cumulative from
	December 28,	December 31,	October 1, 2009 to
	2013	2012	December 28, 2013
Revenues	$587,225	$-	$587,225

Cost of sales
Materials and direct production costs	470,115	-	470,115
Facility commissioning costs	1,896,822	-	1,896,822
Depreciation	680,839	-	680,839
Impairment loss on inventory (Note 4)	4,642,262	-	4,642,262
	7,690,038	-	7,690,038

Gross loss	(7,102,813)	-	(7,102,813)

Expenses
Marketing and promotion	663,438	672,305	1,594,475
Amortization and depreciation	174,555	278,805	560,418
General and administrative	5,681,467	6,608,524	20,936,061
	6,519,459	7,559,634	23,090,953
Loss before other items	(13,622,272)	(7,559,634)	(30,193,766)

Other income (expense):
Research and development	(355,099)	(660,229)	(2,595,116)
Gain on disposal of assets	790	-	790
Interest (Notes 8, 9 and 12)	(2,058,738)	(99,655)	(2,455,400)
Write off of equipment	(13,368)	(593,894)	(704,516)
Impairment loss on inventory (Note 4)	-	(303,663)	(303,663)
Fair value adjustment derivative liabilities (Note 7)	452,845	(98,285)	(113,011)
Bargain purchase (Note 12)	425,909	-	425,909
Other	-	-	1,177
	(1,547,661)	(1,755,726)	(5,743,830)
Net loss	$(15,169,933)	$(9,315,360)	$(35,937,596)
Other comprehensive income (loss)
Exchange differences on translating to presentation currency	1,044,337	(35,685)
Comprehensive loss	$(14,125,596)	$(9,351,045)

Loss per share (basic and diluted)	$(0.34)	$(0.22)

Weighted average number of common shares outstanding	44,508,011	43,009,226

The accompanying notes are an integral part of these consolidated financial statements.

CRAiLAR Technologies Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows
(In US Dollars)

			Cumulative from
			October 1,
	Year ended	Year ended	2009 to
	December	December 31,	December
	28, 2013	2012	28, 2013

Cash flows used in operating activities
Net loss	$(15,169,933)	$(9,315,360)	$(35,937,596)
Adjustments to reconcile net loss to net cash from
operating activities
Accretion expense	127,525	-	127,525
Amortization and depreciation	855,394	278,805	1,241,257
Amortization of deferred debt issuance costs	346,789	90,220	437,009
Fair value adjustment of derivative liability	(452,845)	98,285	113,011
Gain on disposal of assets	(790)	-	(790)
Rent	151,539	119,836	271,375
Stock-based compensation	2,004,647	2,397,819	8,142,956
Write off of equipment	13,368	593,894	704,516
Impairment of inventory	4,642,262	303,663	4,945,925
Bargain purchase	425,909	-	425,909
Gain on foreign exchange	-	-	(71,990)

Changes in working capital assets and liabilities
Decrease (increase) in accounts receivable	(86,763)	78,622	(82,108)
Increase in inventory	(2,682,650)	(2,172,349)	(5,890,965)
Increase in prepaid expenses	(184,087)	(59,538)	(220,747)
Increase in accounts payable	971,483	1,170,703	2,108,705
Increase in unearned revenue	247,655	-	247,655
Increase in accrued liabilities	709,990	521,769	1,454,498
Increase in loans payable	-	-	56,945
Net cash used in operating activities	(8,080,507)	(5,893,631)	(21,926,910)

Cash flows used in investing activities
Sale of equipment	35,790	-	35,790
Acquisition of property and equipment	(3,907,808)	(10,419,945)	(17,547,230)
Acquisition of intangible assets	(89,306)	(30,268)	(194,175)
Net cash flows used in investing activities	(3,961,324)	(10,450,213)	(17,705,615)

				Cumulative
				from
				October 1,
	Year ended	Year ended		2009 to
	December	December 31,		December
	28, 2013	2012		28, 2013

Cash flows from financing activities
Issuance of capital stock and warrants	239,746	3,948,908		22,203,727
Net proceeds from promissory notes	621,009	-		421,009
Proceeds from private placement	1,879,400	-		1,879,400
Proceeds from convertible debenture	8,307,249	10,051,262		18,358,511
Deferred issuance costs	(886,733)	(1,083,936)		(1,970,669)
Related parties payments	-	-		(1,025,960)
Net cash flows from financing activities	10,160,671	12,916,234		39,866,018

Effect of exchange rate changes on cash and cash equivalents	197,315	(35,685)		(93,575)

Increase (decrease) in cash and cash equivalents	(1,683,845)	(3,463,295)		139,918

Cash and cash equivalents, beginning	2,877,210	6,340,505		1,053,447

Cash and cash equivalents, ending	$1,193,365	$2,877,210		1,193,365

SUPPLEMENTAL CASH FLOW INFORMATION AND NON-CASH FINANCING AND INVESTING ACTIVITIES:
Cash paid for interest	$1,347,905	$9,435	$
Cash paid for income taxes	$-	$-	$

The accompanying notes are an integral part of these consolidated financial statements.

CRAiLAR Technologies Inc.
(A Development Stage Company)
Consolidated Statement of Stockholders' Equity (Deficit)
December 28, 2013
(In US Dollars)

					Accumulated
					Other
			Additional	Subscription	Comprehensive		Deficit
	Common Shares		Paid-In	Receivable	Income \		(Development
	Shares	Amount	capital	$	(Loss)	Deficit	Stage)	Total

		$	$		$	$	$	$

Balance, December 31, 2009	33,354,215	9,422,178	2,011,047		(12,840)	(11,485,251)	(1,159,942)	(1,224,808)

Issuance of common stock on January 12, 2010 for exercise of options at $0.80 per share	3,700	2,960	-		-	-	-	2,960
Issuance of common stock on January 27, 2010 for exercise of options at $0.80 per share	2,800	2,240	-		-	-	-	2,240
Issuance of common stock on February 4, 2010 for exercise of options at $0.80 per share	6,300	5,040	-		-	-	-	5,040
Issuance of common stock on February 23, 2010 for exercise of options at $0.80 per share	3,075	2,460	-		-	-	-	2,460
Issuance of common stock on March 5, 2010 for exercise of options at $0.37 per share	25,000	9,250	-		-	-	-	9,250
Issuance of common stock on March 11, 2010 for exercise of options at $0.50 per share	10,000	5,000	-		-	-	-	5,000
Issuance of common stock on March 15, 2010 for exercise of options at $0.50 per share	10,000	5,000	-		-	-	-	5,000
Issuance of common stock on March 23, 2010 for exercise of options at $0.50 per share	20,000	10,000	-		-	-	-	10,000
Issuance of common stock on March 23, 2010 for exercise of options at $0.50 per share	10,000	5,000	-		-	-	-	5,000
Issuance of common stock on March 23, 2010 for exercise of options at $0.50 per share	10,000	5,000	-		-	-	-	5,000
Issuance of common stock on March 29, 2010 for exercise of options at $0.80 per share	1,750	1,400	-		-	-	-	1,400
Issuance of common stock on April 13, 2010 for exercise of options at $0.80 per share	25,000	20,000	-		-	-	-	20,000
Issuance of common stock on April 29, 2010 for exercise of options at $0.50 per share	48,000	24,000	-		-	-	-	24,000
Issuance of common stock on May 5, 2010 for exercise of options at $0.50 per share	24,000	12,000	-		-	-	-	12,000
Issuance of common stock on May 7, 2010 for exercise of options at $0.50 per share	68,000	34,000	-		-	-	-	34,000
Issuance of common stock on May 13, 2010 for exercise of options at $0.50 per share	50,000	25,000	-		-	-	-	25,000
Issuance of common stock on May14, 2010 for exercise of options at $0.50 per share	120,000	60,000	-		-	-	-	60,000
Issuance of common stock on May 19, 2010 for cash - $1.00, net of share issue costs	1,424,739	1,362,587	-		-	-	-	1,362,587
Issuance of common stock on June 15, 2010 for exercise of options at $0.80 per share	25,000	20,000	-		-	-	-	20,000
Issuance of common stock on June 15, 2010 for exercise of options at $0.80 per share	12,500	10,000	-		-	-	-	10,000
Issuance of common stock on July 19, 2010 for exercise of options at $0.80 per share	17,061	13,649	-		-	-	-	13,649
Issuance of common stock on July 19, 2010 for exercise of options at $0.80 per share	17,062	13,650	-		-	-	-	13,650
Issuance of common stock on August 4, 2010 for exercise of options at $0.80 per share	25,000	20,000	-		-	-	-	20,000

Transfer addition paid-in capital for options exercised in the year	-	171,289	(171,289)		-	-	-	-

Stock-based compensation	-	-	930,644		-	-	-	930,644

Set up derivative liabilities for warrants granted in the year	-	(482,960)	-		-	-	-	(482,960)

Foreign currency translation	-	-	-		(112,314)	-	-	(112,314)

Net loss	-	-	-		-	-	(3,293,439)	(3,293,439)

Balance, December 31, 2010	35,313,202	10,778,742	2,770,402		(125,154)	(11,485,251)	(4,453,381)	(2,514,642)

Issuance of common stock on January 11, 2011 for exercise of options at US$0.87per share	10,000	8,700						8,700

Issuance of common stock on January 18, 2011 for exercise of options at US$1.15 per share	60,000	69,000	69,000
Issuance of common stock on January 27, 2011 for exercise of options at US$1.15 per share	10,800	12,420	12,420
Issuance of common stock on January 27, 2011 for exercise of options at US$0.87 per share	1,775	1,544	1,544
Issuance of common stock on January 31, 2011 for exercise of options at US$1.15 per share	10,000	11,500	11,500
Issuance of common stock on February 1, 2011 for exercise of options at US$1.15 per share	10,000	11,500	11,500
Issuance of common stock on February 1, 2011 for exercise of options at US$1.15 per share	2,500	2,875	2,875
Issuance of common stock on February 1, 2011 for exercise of options at US$0.87 per share	2,500	2,175	2,175
Issuance of common stock on February 10, 2011 for exercise of options at US$0.87 per share	1,000	870	870
Issuance of common stock on February 17, 2011 for exercise of options at US$1.12 per share	25,000	28,000	28,000
Issuance of common stock on February 24, 2011 for exercise of warrants at US$1.25 per share	50,000	62,500	62,500
Issuance of common stock on February 25, 2011 for exercise of options at US $0.87 per share	5,750	5,003	5,003
Issuance of common stock on March 8, 2011 for exercise of options at US$0.87 per share	4,706	4,094	4,094
Issuance of common stock on March 10, 2011 for exercise of warrants at US$1.25 per share	25,000	31,250	31,250
Issuance of common stock on March 16, 2011 for exercise of options at US$0.96 per share	6,250	6,000	6,000
Issuance of common stock on March 16, 2011 for exercise of options at US$1.12 per share	18,750	21,000	21,000
Issuance of common stock on March 22, 2011 for exercise of options at US$1.12 per share	20,000	22,400	22,400
Issuance of common stock on March 25, 2011 for exercise of options at US$0.87 per share	4,000	3,480	3,480
Issuance of common stock on March 28, 2011 for exercise of warrants at CAD $1.20 per share	14,273	15,700	15,700
Issuance of common stock on March 29, 2011 for exercise of options at US$0.96 per share	320,000	307,200	307,200
Issuance of common stock on March 30, 2011 for exercise of options at US$0.96 per share	30,000	28,800	28,800
Issuance of common stock on April 7, 2011 for exercise of warrants at CAD $1.50 per share	2,000	2,760	2,760
Issuance of common stock on April 8, 2011 for exercise of options at US$0.87 per share	10,000	8,700	8,700
Issuance of common stock on April 8, 2011 for exercise of options at $1.12 per share	40,000	44,800	44,800
Issuance of common stock on April 14, 2011 for exercise of options at US$1.12 per share	30,000	33,600	33,600
Issuance of common stock on April 14, 2011 for exercise of options at US$1.02 per share	11,500	11,730	11,730
Issuance of common stock on April 19, 2011 for exercise of options at US$0.87 per share	5,000	4,350	4,350
Issuance of common stock on April 19, 2011 for exercise of warrants at CAD $1.95 per share	5,000	9,750	9,750
Issuance of common stock on April 21, 2011 for exercise of options at US$1.12 per share	36,000	40,320	40,320
Issuance of common stock on April 25, 2011 for exercise of warrants at CAD $1.50 per share	7,137	9,849	9,849
Issuance of common stock on April 25, 2011 for exercise of warrants at US$1.25 per share	25,000	31,250	31,250
Issuance of common stock on April 28, 2011 for exercise of warrants at CAD $1.95 per share	100,000	195,000	195,000
Issuance of common stock on April 28, 2011 for exercise of options at US$1.12 per share	50,000	56,000	56,000
Issuance of common stock on May 2, 2011 for exercise of options at US$1.12 per share	20,000	22,400	22,400
Issuance of common stock on May 2, 2011 for exercise of options at US$1.12 per share	20,000	22,400	22,400
Issuance of common stock on May 2, 2011 for exercise of warrants at CAD $1.95 per share	32,556	63,484	63,484
Issuance of common stock on May 4, 2011 for exercise of warrants at CAD $1.95 per share	18,708	36,480	36,480
Issuance of common stock on May 4, 2011 for exercise of warrants at US $1.25 per share	3,000	3,750	3,750
Issuance of common stock on May 4, 2011 for exercise of warrants at US $1.25 per share	50,000	62,500	62,500
Issuance of common stock on May 5, 2011 for exercise of warrants at CAD $1.95 per share	8,334	16,251	16,251
Issuance of common stock on May 5, 2011 for exercise of options at US$1.12 per share	1,000	1,120	1,120
Issuance of common stock on May 9, 2011 for exercise of warrants at US $1.25 per share	28,864	36,080	36,080
Issuance of common stock on May 10, 2011 for exercise of warrants at CAD $1.95 per share	5,000	9,750	9,750
Issuance of common stock on May 12, 2011 for exercise of warrants at CAD $1.50 per share	2,000	2,760	2,760

Issuance of common stock on May 12, 2011 for exercise of warrants at CAD $1.95 per share	70,593	137,656					137,656
Issuance of common stock on May 17, 2011 for exercise of options at US$1.12 per share	1,500	1,680					1,680
Issuance of common stock on May 17, 2011 for exercise of warrants at CAD $1.95 per share	5,556	10,834					10,834
Issuance of common stock on May 19, 2011 for exercise of warrants at CAD $1.95 per share	1,852	3,611					3,611
Issuance of common stock on May 19, 2011 for exercise of options at US$1.12 per share	1,200	1,344					1,344
Issuance of common stock on May 24, 2011 for exercise of warrants at CAD $1.95 per share	20,000	39,000					39,000
Issuance of common stock on May 26, 2011 for exercise of warrants at CAD $1.20 per share	34,960	38,456					38,456
Issuance of common stock on May 26, 2011 for exercise of warrants at CAD 1.50 per share	17,480	24,123					24,123
Issuance of common stock on June 1 , 2011 for exercise of warrants at CAD 1.95 per share	114,654	223,575					223,575
Issuance of common stock on June 9, 2011 for exercise of options at US $1.02 per share	9,000	9,180					9,180
Issuance of common stock on June 10, 2011 for exercise of warrants at CAD 1.95 per share	40,741	79,445					79,445
Issuance of common stock on June 13, 2011 for exercise of warrants at CAD 1.95 per share	30,558	59,588					59,588
Issuance of common stock on June 16, 2011 for exercise of warrants at CAD 1.95 per share	26,760	52,182					52,182
Issuance of common stock on June 16, 2011 for exercise of warrants at CAD $1.50 per share	5,000	6,900					6,900
Issuance of common stock on June 23, 2011 for exercise of warrants at CAD $1.50 per share	5,834	8,050					8,050
Issuance of common stock on June 23, 2011 for exercise of warrants at CAD $1.95 per share	16,852	32,861					32,861
Issuance of common stock on June 28, 2011 for exercise of warrants at CAD $1.95 per share	116,680	227,529					227,529
Issuance of common stock on June 28, 2011 for exercise of warrants at CAD $1.95 per share	56,704	110,573					110,573
Issuance of common stock on July 4, 2011 for exercise of warrants at CAD $1.95 per share	58,175	113,442					113,442
Issuance of common stock on July 5, 2011 for exercise of options at US$1.12 per share	6,500	7,280					7,280
Issuance of common stock on July 5, 2011 for exercise of options at US$1.02 per share	10,000	10,200					10,200
Issuance of common stock on July 8, 2011 for cash $3.45 net of share issuance costs	3,800,000	11,617,021	562,634				12,179,655
Issuance of common stock on July 20, 2011 for exercise of warrants at CAD$3.45 per unit	212,500	729,622	18,386				748,008
Issuance of common stock on July 25, 2011 for exercise of options at US$1.12 per share	1,500	1,680					1,680
Issuance of common stock on Sep 7, 2011 for exercise of options at US$1.12 per share	2,500	2,800					2,800
Issuance of common stock on Oct 14, 2011 for exercise of options at US$1.45 per share	500,000	725,000					725,000
Issuance of common stock on Oct 18, 2011 for exercise of options at US$0.87 per share	20,000	17,400					17,400
Issuance of common stock on Nov 2, 2011 for exercise of options at US$1.02 per share	2,000	2,040					2,040
Issuance of common stock on Nov 14, 2011 for exercise of options at US$1.12 per share	3,750	4,200					4,200
Issuance of common stock on Nov 14, 2011 for exercise of options at US$0.87 per share	6,250	5,437					5,437
Issuance of common stock on Nov 17, 2011 for exercise of options at US$1.12 per share	2,000	2,240					2,240
Issuance of common stock on Nov 25, 2011 for exercise of options at US$0.95 per share	25,000	23,750					23,750
Issuance of common stock on Dec 5, 2011 for exercise of options at US$0.87 per share	10,000	8,700					8,700
Issuance of common stock on Dec 15, 2011 for exercise of options at US$0.87 per share	7,500	6,525					6,525
Issuance of common stock on Dec 19, 2011 for exercise of options at US$1.12 per share	1,400	1,568					1,568

Transfer addition paid-in capital for options exercised in the year	-	770,452	(770,452)	-	-	-	-

Stock-based compensation	-	-	2,561,066	-	-	-	2,561,066

Transfer derivative liability for warrants exercised in the year		153,063					153,063

Proceeds from issue of warrants			32,798				32,798

Foreign currency translation	-	-	-	(298,197)	-	-	(298,197)

Net loss	-	-	-	-	-	(6,998,922)	(6,998,922)

Balance, December 31, 2011	41,701,604	27,428,844	5,174,834	(423,351)	(11,485,251)	(11,452,303)	9,242,773

Issuance of common stock on January 16, 2012 for exercise of options at US$1.12per share	60,000	67,200					67,200

Issuance of common stock on January 23, 2012 for exercise of options at US$1.12per share	196,900	220,528	220,528
Issuance of common stock on January 24, 2012 for exercise of options at US$0.87per share	20,000	17,400	17,400
Issuance of common stock on February 7, 2012 for exercise of options at US$0.87per share	1,100	957	957
Issuance of common stock on February 16, 2012 for exercise of options at CAD$1.05per share	2,100	2,205	2,205
Issuance of common stock on February 20, 2012 for exercise of options at US$0.87per share	10,000	8,700	8,700
Issuance of common stock on February 24, 2012 for exercise of options at US$0.87per share	100,000	101,000	101,000
Issuance of common stock on February 24, 2012 for exercise of options at US$0.87per share	10,000	8,700	8,700
Issuance of common stock on February 28, 2012 for exercise of options at US$0.87per share	5,000	4,350	4,350
Issuance of common stock on March 2, 2012 for exercise of warrants at CAD$1.50per share	25,000	37,500	37,500
Issuance of common stock on March 2, 2012 for exercise of options at US$0.95per share	25,000	23,750	23,750
Issuance of common stock on March 6, 2012 for exercise of options at US$0.87per share	5,000	4,350	4,350
Issuance of common stock on March 8, 2012 for exercise of options at CAD$1.05per share	600	630	630
Issuance of common stock on March 15, 2012 for exercise of warrants at CAD$1.25per share	250,000	291,600	291,600
Issuance of common stock on March 15, 2012 for exercise of options at CAD$1.05per share	5,500	5,775	5,775
Issuance of common stock on March 15, 2012 for exercise of options at CAD$0.87per share	5,000	4,350	4,350
Issuance of common stock on March 23, 2012 for exercise of options at CAD$0.87per share	5,000	4,350	4,350
Issuance of common stock on March 29, 2012 for exercise of warrants at CAD$1.50 per share	15,000	22,500	22,500
Issuance of common stock on April 3, 2012 for exercise of options at US$0.96per share	43,750	42,000	42,000
Issuance of common stock on April 3, 2012 for exercise of options at CAD$2.74per share	14,585	40,770	40,770
Issuance of common stock on April 3, 2012 for exercise of warrants at CAD$1.50 per share	20,000	30,000	30,000
Issuance of common stock on April 4, 2012 for exercise of options at US$0.87per share	9,994	8,695	8,695
Issuance of common stock on April 12, 2012 for exercise of options at CAD$1.05per share	1,000	1,050	1,050
Issuance of common stock on April 13, 2012 for exercise of warrants at CAD$1.25 per share	3,000	3,750	3,750
Issuance of common stock on May 15, 2012 for exercise of warrants at CAD$1.50 per share	5,000	7,500	7,500
Issuance of common stock on May 22, 2012 for exercise of warrants at CAD$1.50 per share	10,000	15,000	15,000
Issuance of common stock on May 22, 2012 for exercise of warrants at CAD$1.25 per share	2,000	2,500	2,500
Issuance of common stock on June 4, 2012 for exercise of warrants at CAD$1.50 per share	1,500	2,250	2,250
Issuance of common stock on June 11, 2012 for exercise of options at CAD$0.87per share	1,250	1,088	1,088
Issuance of common stock on June 11, 2012 for exercise of options at US$1.03per share	10,000	10,300	10,300
Issuance of common stock on July 4, 2012 for exercise of options at US$1.17per share	7,500	8,775	8,775
Issuance of common stock on July 9, 2012 for exercise of options at US$1.01per share	62,500	63,125	63,125
Issuance of common stock on July 13, 2012 for exercise of options at US$1.01per share	62,500	63,125	63,125
Issuance of common stock on July 19, 2012 for exercise of warrants at CAD$1.50 per share	41,667	62,501	62,501
Issuance of common stock on August 30, 2012 for exercise of warrants at CAD$1.50 per share	2,500	3,750	3,750
Issuance of common stock on August 30, 2012 for exercise of options at CAD$0.87per share	9,450	8,222	8,222
Issuance of common stock on September 6, 2012 for exercise of options at US$0.96per share	20,000	19,200	19,200
Issuance of common stock on September 6, 2012 for exercise of options at US$1.17per share	10,000	11,700	11,700
Issuance of common stock on September 12, 2012 for exercise of warrants at CAD$1.50 per share	2,500	3,750	3,750
Issuance of common stock on September 12, 2012 for exercise of warrants at US$1.38 per share	2,000	2,760	2,760
Issuance of common stock on September 13, 2012 for cash - USD$2.21, net of share issue costs	418,429	889,383	889,383
Issuance of common stock on September 17, 2012 for exercise of warrants at US$1.38 per share	15,000	20,700	20,700
Issuance of common stock on September 17, 2012 for exercise of warrants at CAD$1.30 per share	21,840	28,392	28,392
Issuance of common stock on September 17, 2012 for exercise of warrants at CAD$1.50 per share	2,084	3,126	3,126

Issuance of common stock on September 19, 2012 for exercise of warrants at US$1.38 per share	150,000	207,000						207,000
Issuance of common stock on September 21, 2012 for exercise of warrants at US$1.38 per share	50,000	69,000						69,000
Issuance of common stock on September 21, 2012 for exercise of warrants at CAD$1.50 per share	29,500	44,250						44,250
Issuance of common stock on September 24, 2012 for cash - USD$2.21, net of share issue costs	450,758	958,100						958,100
Issuance of common stock on October 10, 2012 for cash - USD$2.21, net of share issue costs	198,587	438,877		(64,050)				374,827
Issuance of common stock on October 17, 2012 for exercise of options at US$1.17per share	7,500	8,775						8,775
Issuance of common stock on November 2, 2012 for exercise of options at US$0.96per share	100,000	96,000						96,000
Issuance of common stock on November 20, 2012 for exercise of options at US$1.17per share	10,000	11,700						11,700

Set up derivative liabilities for warrants granted in the year		(280,496)						(280,496)

Transfer addition paid-in capital for options exercised in the year		511,247	(511,247)					-

Transfer derivative liability for warrants exercised in the year		873,728						873,728

Transfer derivative liability for warrants expired in the year		70,514						70,514

Stock based compensation			2,397,819					2,397,819

Foreign currency translation					(35,685)			(35,685)

Net loss							(9,315,360)	(9,315,360)

Balance, December 31, 2012	44,239,198	32,616,795	7,061,406	(64,050)	(459,036)	(11,485,251)	(20,767,663)	6,902,201

Issuance of common stock on January 9, 2013 for exercise of options at US$1.17per share	5,000	5,850						5,850
Issuance of common stock on January 22, 2013 for exercise of options at US$1.02per share	26,000	26,520						26,520
Issuance of common stock on February 5, 2013 for exercise of options at US$1.17per share	5,000	5,850						5,850
Issuance of common stock on February 13, 2013 for exercise of options at CAD$0.95 per share	25,000	23,750						23,750
Issuance of common stock on March 1, 2013 for exercise of options at CAD$0.96 per share	120,000	116,951						116,951
Issuance of common stock on March 8, 2013 for exercise of options at CAD$0.96 per share	10,000	9,600						9,600
Issuance of common stock on March 23, 2013 for exercise of options at CAD$0.87 per share	5,000	4,350						4,350

Transfer addition paid-in capital for options exercised in the year	-	118,239	(118,239)					-
Issuance of common stock on April 16, 2013 for exercise of
warrants	37,500	46,875						46,875

Debenture warrants			754,829					754,829

Adjustment to warrant conversion price			79,931					79,931

Issuance costs of debenture warrants			(102,670)					(102,670)
Issuance costs of long term debt and debenture warrants
– broker's warrants			66,278					66,278

Transfer from derivative liability warrants exercise		35,190						35,190

Private placement	3,333,333	1,879,400						1,879,400

Stock based compensation			2,004,647					2,004,647

Beneficial conversion feature on notes payable			188,140					188,140

Write off of subscription receivable				64,050				64,050

Foreign currency translation					1,044,337			1,044,337

Net loss							(15,169,933)	(15,169,933)

Balance, December 28, 2013	47,806,031	34,889,370	9,934,322	-	585,301	(11,485,251)	(35,937,596)	(2,013,854)

The accompanying notes are an integral part of these consolidated financial statements.

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

1.	Nature of Operations and Basis of Presentation

CRAiLAR Technologies Inc. (the "Company") was incorporated in the Province of British Columbia, Canada, on October 6, 1998, and is in the business of technological development and of natural sustainable fibers. Effective October 1, 2009, the Company decided to exit the apparel business, which operated under the brand "HTnaturals". As a result, the Company re-entered the development stage and has focused on its CRAiLAR® technology.

The Company's shares of common stock trade under the symbol "CL", on the TSX Venture Exchange ("TSX-V") and under the symbol "CRLRF" on the OTCQB.

Going concern

The Company's consolidated financial statements are prepared using generally accepted accounting principles ("GAAP") in the United States of America applicable to a going concern, which contemplates the realization of assets and payment of liabilities in the normal course of business. The Company has incurred losses since inception of $47,422,847 and further losses are anticipated in the development of its business. There can be no assurance that the Company will be able to achieve or maintain profitability. Accordingly, these factors raise doubt as to the Company's ability to continue as a going concern. During 2013 the Company raised $2,119,146 from equity funding for capacity expansion and working capital requirements. The Company plans to raise additional financing in 2014 through equity placements for future capacity expansion. However, there can be no assurance that capital will be available or, if the capital is available, that it will be on terms acceptable to the Company.

2.	Significant Accounting Policies

a)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its five wholly-owned subsidiaries as of December 28, 2013: Crailar Inc., a Nevada incorporated company; Hemptown USA, Inc., a Nevada incorporated company; 0697872 B.C. Ltd., a British Columbia incorporated company; Crailar Fiber Technologies Inc., a British Columbia incorporated company, and HTNaturals Apparel Corp, a British Columbia incorporated company. All inter-company transactions and account balances have been eliminated upon consolidation.

b)	Cash and Cash Equivalents

Cash equivalents consist of cash on deposit and term deposits with original maturities of one year or less at the time of issuance. As at December 28, 2013, the Company held $15,000 (2012 - $20,000) in cash equivalents.

c)	Inventory

The raw flax fiber feedstock, decorticated fiber and Crailar fiber is valued at the lower of cost and market. All direct costs are capitalized to raw flax fiber inventory, decorticated fiber inventory and Crailar fiber.

Seed inventory was valued at the lower of average cost and market. Cost comprised the cost to purchase seed and/or growing cost plus any related shipping costs.

Other inventories, which consist of production consumables, are recorded at the lower of cost and replacement cost which approximates net realizable value.

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

d)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates. Significant areas requiring management's estimates and assumptions are inventory costing and net realizable value, the expected future use and other impairment considerations of property and equipment, fair value of warrants, options, derivative liabilities, provision for income taxes, depreciation and financial instruments.

e)	Property and Equipment

Property and equipment are stated at cost and are depreciated as follows:

Automobiles	20% declining balance
Computer equipment	30% declining balance
Computer software	100% declining balance
Equipment	30% declining balance
Furniture and fixtures	20% declining balance
Production Equipment	30% declining balance
Leasehold improvements	Term of lease
Website development	100% declining balance

Depreciation is claimed at one-half of the regular rate in the year of addition, no depreciation is claimed in the year of disposal.

f)	Intangible Assets

Intangible assets are stated at cost and are amortized as follows:

Trademarks	5 year straight - line
License Fee	10 year straight - line
Patent	10 year straight – line

g)	Revenue Recognition

Revenue is recognized when there is persuasive evidence of a sale arrangement, delivery to the customer has occurred, the fee is fixed and determinable, and collectability is considered probable.

h)	Foreign Currency Translation

The Company's functional currency is Canadian dollars. The Company translates its financial statements to U.S. dollars using the following method:

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

All assets and liabilities are translated into U.S. dollars at the exchange rate in effect at the year-end. Revenues and expenses are translated throughout the year at the weighted average exchange rate. Exchange gains or losses from such translations are included in accumulated comprehensive income (loss), as a separate component of stockholders' equity.

Foreign currency transaction gains and losses are included in the statement of operations and comprehensive loss.

i)                        Income Taxes

The Company utilizes the liability method of accounting for deferred income taxes. Under the liability method, deferred income taxes are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities using enacted tax rates. A valuation allowance is recorded when it is more likely than not that potential the future tax assets will not be realized.

j)                        Comprehensive Loss

Comprehensive loss is the change in equity during a period resulting from transactions and other events, other than those changes resulting from transactions with owners in their capacity as owners. Other comprehensive income (loss) comprises items of income and expenses that are not recognized in net loss as required or permitted by GAAP.

k)                        Stock-based Compensation

The Company accounts for stock-based payment transactions in which an enterprise receives services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise's equity instruments or that may be settled by the issuance of such equity instruments. The Company uses the Black-Scholes option-pricing model to establish the fair-value of stock-based awards.

l)                        Earnings (Loss) Per Share

Basic and diluted earnings (loss) per share are computed using the weighted average number of shares outstanding during the year. Common stock equivalents from stock options and warrants were excluded from the calculation of net loss per share for the years ended December 28, 2013 and December 31, 2012 as their effect is anti-dilutive.

m)                        Long-Lived Asset Impairment

Long-lived assets of the Company are reviewed when changes in circumstances suggest their carrying value has become impaired. Management considers assets to be impaired if the carrying value exceeds the estimated discounted future projected cash flows to result from the use of the asset and its eventual disposition. If impairment is deemed to exist, the assets will be written down to fair value. Fair value is generally determined using a hierarchy of fair value methodologies under GAAP, primarily based on a discounted cash flow analysis.

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

 n)                        Risk Management

Currency risk. The Company is exposed to currency risk to the extent that certain inventory and equipment is purchased from Europe. The purchase price for such inventory and equipment is generally in Euros. The Company does not currently hedge its foreign currency exposure, and accordingly, is at risk for foreign currency exchange fluctuations. The Company and its subsidiaries do not have significant transactions or hold significant cash denominated in currencies other than their functional currencies.

Credit risk. The risk in cash accounts is managed through the use of a major financial institution, which has high credit quality as determined by the rating agencies. As at December 28, 2013, $158,000 is due from a single customer and therefore 61% of receivables are exposed to concentration of credit risk.

Interest rate risk. Approximately $1,026,000 of the Company's debt bears interest at fluctuating rates. Consequentially the Company is exposed to interest rate fluctuations. The Company does not currently hedge its exposure to interest rate risk.

Commodity price risk. Commodity price risk is the risk that the fair value of future cash flows will fluctuate because of changes in the market prices of commodities. The Company is exposed to commodity price risk as it purchases fiber feedstock from the flax producers in Europe. The Company purchases the short fiber waste product called "tow" and the price fluctuates based on supply. The Company has relationships with several short fiber producers and anticipates little issue in obtaining sufficient fiber for its needs. The Company does not currently enter into futures contracts or otherwise hedge its exposure to commodity price risk.

o)                        Research and Development

Research and development costs are charged to operations as incurred.

p)                        Recent Pronouncements There are no recent pronouncements that are applicable to the Company.

3.	Financial Instruments

As at December 28, 2013, the Company concluded that the carrying amount of cash and cash equivalents, receivables, accounts payable, and notes payable to approximate fair value because of the short maturity of these financial instruments. The Company has concluded that the carrying amount of loans payable and long-term debt approximate fair value as they bear interest at market rates. Derivative liabilities are recorded at fair value.

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

4.	Inventory

	December 28, 2013	December 31, 2012
CRAiLAR fiber	$186,464	$-
Decorticated fiber	252,263	51,504
Flax seed	-	1,172,155
Raw flax fiber feedstock	369,590	1,680,993
Other	136,723	-
	$945,040	$2,904,652

The Company wrote down inventory by the following amounts to reduce the book value to net realizable value:

	December 28, 2013	December 31, 2012
CRAiLAR fiber	$274,297	$-
Decorticated fiber	196,861	-
Flax seed	1,891,217	303,663
Raw flax fiber feedstock	2,279,887	-
	$4,642,262	$303,663

5.	Property and Equipment

			Net Book Value	Net Book Value
		Accumulated	December 28,	December 31,
	Cost	Depreciation	2013	2012
Automobiles	$58,743	$8,876	$49,867	$57,559
Computer equipment	126,192	69,019	57,180	48,398
Equipment	754,902	98,556	656,346	359,445
Equipment held for sale	70,000	-	70,000	105,045
Furniture and fixtures	62,339	36,918	25,421	29,980
Leasehold improvements	6,327,333	615,459	5,498,633	4,979,548
Production equipment	5,095,961	277,681	4,818,280	-
Production equipment in construction	6,060,849	-	6,060,849	7,606,837
Website development costs	121,330	117,365	3,436	61,876
	$18,464,408	$1,224,396	$17,240,012	$13,248,688

Depreciation of production equipment and leasehold improvements commenced on January 1, 2013 as the Company's manufacturing facility started production. In August, the company temporarily ceased production and therefore ceased amortization expense on the assets that were not in use.

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

6.	Intangible Assets

		Accumulated	Net Book Value	Net Book Value
	Cost	Amortization	December 28, 2013	December 31, 2012
Patents	$158,367	$72,885	$85,482	$77,961
Trademarks	121,968	93,903	28,065	7,639
License fee	62,710	20,712	41,998	9,019
	$343,045	$187,500	$155,545	$94,619

7.	Derivative Liability

Derivate liability consists of warrants that were issued in private placements which have exercise prices denominated in a currency other than the Canadian dollar, the Company's functional currency. This derivative liability is a non-cash liability which the Company is not required to expend any cash to settle. The fair value of the warrants are as follows:

		December 28,	December 31,
	Exercise price	2013	2012
275,506 warrants expired on May 19, 2013	US$ 1.25	$-	$257,564
533,887 warrants expiring on Oct 14, 2014	US$ 3.45	-	230,471
		$-	$488,035

The fair value of these warrants was determined using the Black-Scholes option pricing model, using the following assumptions:

	December 28, 2013	December 31, 2012
Volatility	60%	57% - 83%
Dividend yield	-	-
Risk-free interest rate	0.09%	0.14 – 0.72%
Expected life	0.62 years	0.38 – 1.18 yrs.

During the year ended December 28, 2013, 37,500 warrants were exercised and the Company recognized $35,190 of the derivative liability in share capital.

8.	Notes Payable

December 28, 2013
Principal	$669,335
Interest	23,781
Repayment	(47,885)
Beneficial conversion feature	(188,140)
Accretion expense	33,495
Effect of foreign exchange	(13,872)
$476,614

On October 11, 2013, the Company issued a demand convertible promissory note in favor of Mr. Robert Edmunds, one of its directors, in the principal amount of $467,369 (CAD$500,000). On December 4, 2013, the Company issued an additional demand convertible promissory note in favor of Mr. Robert Edmunds, pursuant to a loan from Mr. Robert Edmunds to the Company in the principal amount of $42,255 (CAD$45,000). The promissory notes bear interest on the principal amount at a rate of 20% per annum, is unsecured and payable in full on repayment of the principal amount. The convertible promissory note included 181,666 bonus common shares of the Company, subject to TSX-V approval which was received subsequent to year end (Note 16). At December 28, 2013 the balance outstanding, including accrued interest of $20,896 (CAD$22,667), was $532,576 (CAD$567,267).

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

On October 11, 2013, the Company issued a convertible promissory note in favor of Mr. Jason Finnis, one of its directors, in the principal amount of $96,180 (CAD$100,000). The promissory notes bear interest on the principal amount at the rate of 12% per annum, is unsecured and payable in full on repayment of the principal amount. On November 7, 2013, the company repaid Mr. Jason Finnis $48,326 (CAD$50,000) of principal including interest of $441 (CAD$460). At December 28, 2013, the balance outstanding, including accrued interest of $1,210 (CAD$1,290), was $48,132 (CAD$51,290).

On October 11, 2013, the Company issued a convertible promissory note in favor of Mr. Kenneth Barker, one of its directors, in the principal amount of $50,000. The promissory note bears interest on the principal amount at the rate of 12% per annum, is unsecured and payable in full on repayment of the principal amount. At December 28, 2013, the outstanding balance, including accrued interest of $1,234, was $51,234.

The promissory notes issued during the year ended December 28, 2013 contain conversion features. Each lender has the right to convert any portion of the outstanding principal and interest payable for units at an exercise price of $0.60 per unit. Each unit is comprised of one common share and one common share purchase warrant of the Company. Each warrant entitles the holder to acquire one common share of the Company at an exercise price of CAD$0.70 per common share for a term of five years. The Company recognized a beneficial conversion feature of $188,140 (CAD$200,000) based on the excess of the conversion price over the commitment date fair value of the stock. The Company incurred an accretion expense of $33,495 (CAD$34,483) during the year reducing the value of the beneficial conversion feature to a balance of $154,645 (CAD$165,517).

The promissory notes issued during the year ended December 28, 2013 mature on the earliest of December 20, 2014 or at such time the Company completes a public offering of registered securities by way of registration statement on Form S-1 of not less than CAD$3,000,000 in gross proceeds.

9.	Long Term Debt

Long term debt:

	December 28, 2013	December 31, 2012
Balance, beginning	$10,051,262	$-
Convertible debenture issued	8,307,249	10,051,262
Discount on debentures	(754,829)	-
Amendment of debentures – conversion price	(79,931)	-
Accretion expense	94,030	-
Effect of foreign exchange	(943,095)	-
Balance, ending	$16,674,686	$10,051,262

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

Deferred debt issuance costs:

	December 28, 2013	December 31, 2012
Balance, beginning	$1,024,294	$-
Issuance costs – cash	886,733	1,083,936
Issuance costs – warrants	66,278	-
Issuance costs allocated to additional paid in capital	(102,670)	-
Amortization of issuance costs	(346,789)	(59,642)
Effect of foreign exchange	(85,823)	-
	$1,442,023	$1,024,294

On September 20, 2012, the Company completed the offering of $10,051,262 (CAD$10,000,000) convertible debentures (the "2012 Notes"). The 2012 Notes mature on September 20, 2017. The 2012 Notes bear interest at a rate of 10% per year, payable semi-annually on March 31 and September 30, starting March 31, 2013. As at December 28, 2013, accrued interest of $264,143 (2012 - $277,513) (CAD$281,471) (2012 – CAD$277,397) was included in accrued liabilities. During the year ended December 31, 2012, the Company paid a total of $1,083,936 (CAD$1,019,069) in cash issuance costs which have been recorded as deferred debt issuance costs.

On February 26, 2013, the Company completed an offering of $4,943,643 (CAD$5,000,000) convertible debentures (the "2013 Notes"). The 2013 Notes mature on September 30, 2017. The 2013 Notes bear interest at a rate of 10% per year, payable semi-annually on March 31 and September 30, starting September 30, 2013. As at December 28, 2013, accrued interest of $114,412 (CAD$121,918) was included in accrued liabilities. The Company paid a total of $427,049 (CAD$487,830) in cash issuance costs which have been recorded as deferred debt issuance costs.

Holders of the 2012 Notes and 2013 Notes have the option to convert at a price of $2.85 (CAD$2.90) per common share in the capital of the Company at any time prior to the maturity date. The Company may redeem the 2012 Notes and the 2013 Notes after September 30, 2015 provided that the market price at the time of the redemption notice is not less than 125% of the conversion price. The conversion rate is subject to standard anti-dilution provisions.

The 2012 Notes and 2013 Notes are secured by a Guaranty and Security Agreement signed with the Company's wholly-owned subsidiary, Crailar Inc. ("CI"), a Nevada incorporated company. CI provides a security interest over its assets, having an aggregate acquisition cost of no less than $5,500,000, as security for its guarantee obligation which shall rank in priority to all other indebtedness of CI.

The 2012 Notes and 2013 Notes do not contain a beneficial conversion feature, as the fair value of the Company's common stock on the date of issuance was less than the conversion price. All proceeds from the notes were recorded as a debt instrument.

On July 26, 2013, the Company closed a convertible debenture offering for gross proceeds of $3,363,606 (CAD$3,535,000) (the "2013A Notes"). The 2013A Notes will mature on July 26, 2016 and will accrue interest at a rate of 10% per year, payable semi-annually in arrears on March 31 and September 30 commencing September 30, 2013. As at December 28, 2013, accrued interest of $80,893 (CAD$86,200) was included in accrued liabilities. At the holder's option, the debentures may be converted into common shares in the capital of the Company at any time up to the earlier of the maturity date and the business day immediately preceding the date specified by the Company for redemption of the debentures. The conversion price, will be CAD$1.25 per share.

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

In addition, the Company issued 800 transferable common share purchase warrants (each, a "Warrant") for each CAD$1,000 of principal amount, resulting in an aggregate of 2,828,000 Warrants, with each Warrant entitling the holder thereof to purchase one additional Share (each, a "Warrant Share") at an exercise price of $2.00 per Warrant Share until July 26, 2016. The Company determined the fair value of the warrants to be $974,387 (CAD$1,003,910) using the Black-Scholes Option Pricing Model with the following assumptions: Expected dividend yield – 0; expected stock price volatility – 56%; risk-free interest rate – 0.59%; expected life – 2.83 years.

The proceeds were allocated to the 2013A Notes and the Warrants based on their relative fair values and accordingly, $2,295,309 (CAD$2,757,300) was allocated to the 2103A Notes and $754,829 (CAD$777,700) was allocated to the Warrants and recorded as a reduction in the 2013A Notes and an increase in additional paid-in capital.

The Company incurred a total of $440,139 in issuance and commission costs relating to the 2013A Notes. This included $373,861 in cash issuance costs and the fair value of 192,360 broker's warrants of $66,278. Each broker's warrant entitles the holder to purchase one common share for $1.25 per share for three years from the date of issuance. The fair value of the brokers' warrants was calculated using the Black-Scholes Option Pricing Model with the following assumptions: expected dividend yield – 0; expected stock price volatility – 56%; risk-free interest rate – 0.59%; expected life – 2.83 years. The allocation of the 2013A Note issuance costs were based on the relative fair value of the 2013A Notes and the Warrants accordingly, $337,469 was allocated to deferred debt issuance costs and $102,670 was allocated to additional paid-in capital.

The 2013A Notes included a continuing security interest in the Company's assets. On December 17, 2013, the Guaranty and Security Agreement was amended to only include certain specific assets held by the Company which had an acquisition cost of $3,922,240. As consideration for the modification, the conversion price of the debentures was amended to $1.25 per warrant. The Company determined the fair value of the additional debt discount to be $79,931 using the Black-Scholes Option Pricing Model with the following assumptions: Expected dividend yield – 0; Expected stock price volatility – 56%; Risk-free interest rate – 0.59%; Expected life – 2.42 years.

During the year ended December 28, 2013, the Company recorded amortization of the 2013A Notes debt discount in the amount of $94,030 which was included in interest expense.

During the year ended December 28, 2013, the Company recorded $346,789 (2012: $59,642) in interest expense for the amortization of deferred issuance costs.

10.	Common Stock

During the year ended December 28, 2013, the Company issued shares of common stock as follows:

a)

The Company closed a private placement with a closing date of December 20, 2013 for 3,333,333 units for aggregate gross proceeds of $1,879,400 (CAD$2,000,000). Each unit is comprised of one common share and one common share purchase warrant of the Company. Each warrant entitles the holder thereof to acquire one common share of the Company at an exercise price of CAD$0.70 per common share for a term of five years. The Company used the residual method to value the warrants and determined the value to be nominal.

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

b)

The Company issued a total of 196,000 common shares pursuant to the exercise of employee and consultants' options between the exercise prices of $0.87 and $1.17 per share for gross proceeds of $192,871. Of this amount, a total of 166,000 options with total proceed of $163,020 were exercised by the directors and officers of the Company.

c)	The Company issued 37,500 common shares pursuant to the exercise of warrants with an exercise price of $1.25 per share for proceeds of $46,875.

During the year ended December 31, 2012, the Company issued shares of common stock as follows:

a)

The Company closed three tranches of a private placement with the last closing on October 10, 2012 for 1,067,774 units for aggregate gross proceeds of $2,359,780. Proceeds of $64,050 were included in subscription receivable as at December 31, 2012. This was subsequently written off during the year ended December 28, 2013. Each unit is comprised of one common share and one half of one common share purchase warrant of the Company. Each warrant entitles the holder thereof to acquire one common share of the Company at an exercise price of $3.45 per common share for a term of two years. The fair value of the warrants was estimated to be $280,496 using the Black Scholes option pricing model, a 2 year term, an expected volatility of 66% to 67% and a risk free interest rate of 0.23% to 25%. The fair value of the warrants was recorded in the derivative liability as the warrants have an exercise price in a currency other than the Company's functional currency.

b)

The Company issued 821,299 common shares pursuant to the exercise of employee and consultants' options between $0.87 and $2.77 per share for proceeds of $868,768, of this a total of 565,635 options for total proceeds of $608,376 were exercised by the directors and officers of the Company.

c)	The Company issued 648,591 common shares pursuant to the exercise of warrants with an exercise price between $1.20 and $1.38 per share for proceeds of $859,285.

Warrants

Stock purchase warrants outstanding at December 28, 2013 are summarized as follows:

		Weighted Average
		Remaining
Range of Exercise Prices	Number of Warrants	Contractual Life
$0.70 - $3.45	6,887,580	3.60 years

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

A summary of the Company's stock purchase warrants are as follows:

		Weighted-
		Average
	Shares	Exercise Price
Warrants outstanding at December 31, 2011	3,294,229	3.57
Warrants granted during the year	541,167	3.42
Warrants expired during the year	(29,957)	1.38
Warrants exercised during the year	(648,591)	1.32
Warrants outstanding at December 31, 2012	3,156,848	4.02
Warrants granted during the year	6,353,963	0.96
Warrants expired during the year	(2,585,731)	4.17
Warrants exercised during the year	(37,500)	1.25
Warrants outstanding at December 28, 2013	6,887,580	1.15

11.              Stock Options

Amended 2011 Fixed Share Option Plan

On June 26, 2012, the board amended the Company's 2011 Fixed Share Option Plan to increase the number of common shares reserved for the issuance under the Company's 2011 Fixed Share Option Plan from 8,224,240 to 8,512,976 thereunder. On September 9, 2013, the board further amended the Company's 2011 Fixed Share Option Plan to increase the number of common shares reserved for the issuance under the Company's 2011 Fixed Share Option Plan from 8,512,976 to 8,894,539 thereunder and to remove the vesting schedule attached as Schedule "B" to the 2011 Fixed Share Option Plan. All other terms of the 2011 Fixed Share Option Plan will remain unchanged.

The fair value of options issued during the years ended December 28, 2013 and 2012 were determined using the Black-Scholes option pricing model with the following assumptions:

	Year ended	Year ended
	December 28, 2013	December 31, 2012
Risk-free interest rates	0.75% to 0.90%	0.18% to 0.39%
Volatility factor	63% to 66%	74% to 75%
Expected life of options, in years	4.20	4.17
Weighted average fair value of options granted	$1.15	$1.34

During the year ended December 28, 2013, the Company granted a total of 285,000 (2012 – 1,849,500) common stock options to directors, officers, employees, eligible consultants, exercisable between $2.24 to $2.30 per share (2012 - $2.23 to $2.31), with a term of five years and an estimated fair value of $328,757 (2012 - $1,973,289).

During the year ended December 28, 2013, 2,253,762 (2012 – 303,250) options vested. Total expense of $1,889,307 (2012 - $325,724) was recorded as stock-based compensation, $1,582,705 (2012 - $279,914) was charged to salaries and benefits expense and $306,602 (2012 - $45,810) was charged to consulting and contract labor expense.

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

Original 2011 Fixed Share Option Plan

In September 2011, the Company's Board of Directors approved the 2011 Fixed Share Option Plan (the "2011 Plan"), a plan for grants of stock options to directors, officers, employees, eligible consultants of the Company and any related company. Based on the terms of the individual option grants, options granted under the 2011 Plan generally expire three to ten years after the grant date and become exercisable over a period of one year, based on continued employment, either with monthly vesting or upon achievement of predetermined deliverables. The 2011 Plan permits the granting of incentive stock options and nonqualified stock options up to an aggregate at any point in time of 8,224,240 shares.

The fair value of options issued during the year ended December 31, 2012 was determined using the Black-Scholes option pricing model with the following assumptions:

Year ended
December 31, 2012
Risk-free interest rates	0.78% to 0.92%
Volatility factor	88% to 89%
Expected life of options, in years	5
Weighted average fair value of options granted	$2.14

During the year ended December 28, 2013, the Company granted a total of nil (2012 - 125,000) common stock options to directors, officers, employees, eligible consultants, exercisable at $1.31 to $2.09 per share, with a term of five years with an estimated fair value of $nil (2012 - $210,136).

During the year ended December 28, 2013, 25,000 (2012 – 85,423) options vested. Total expense of $38,273 (2012 – $210,275) was recorded as stock-based compensation and $38,273 (2012 – $210,275) was charged to salaries and benefits expense.

2010 Fixed Share Option Plan

In September 2010, the Company's Board of Directors approved the 2010 Fixed Share Option Plan (the "2010 Plan"), a plan for grants of stock options to directors, officers, employees, eligible consultants of the Company and any related company. Based on the terms of the individual option grants, options granted under the 2010 Plan generally expire three to ten years after the grant date and become exercisable over a period of one year, based on continued employment, either with monthly vesting or upon achievement of predetermined deliverables. The 2010 Plan permits the granting of incentive stock options and nonqualified stock options up to an aggregate at any point in time of 7,057,640 shares.

The fair value of options issued during the years ended December 31, 2012 were determined using the Black-Scholes option pricing model with the following assumptions:

Year ended
December 31, 2012
Risk-free interest rates	0.90% to 0.1.56%
Volatility factor	68% to 91%
Expected life of options, in years	5
Weighted average fair value of options granted	$1.66

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

During the year ended December 28, 2013, 500,000 (2012 - 862,356) options vested. Total expense of $77,067 (2012 - $1,861,820) was recorded as stock-based compensation, $77,067 (2012 - $1,602,219) was included in salaries and benefits expense and $nil (2012 - $259,601) was included in consulting and labour expense.

A summary of the Company's stock options are as follows:

		Weighted-Average
	Shares	Exercise Price
Options outstanding, December 31, 2011	5,281,945	$1.48
Options exercised during the year	(821,229)	1.06
Options granted during the year	1,974,500	2.25
Options cancelled during the year	(19,173)	1.93
Options outstanding, December 31, 2012	6,416,043	1.77
Options exercised during the year	(196,000)	0.98
Options granted during the year	285,000	2.25
Options cancelled/expired during the year	(36,244)	2.09
Options outstanding, December 28, 2013	6,468,799	1.81

December 28, 2013
Options Outstanding				Options Exercisable
Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life (yr.)	Price	Exercisable	Price
$0.87 - $3.05	6,468,799	2.46	$1.81	6,301,720	$1.81

December 31, 2012
Options Outstanding				Options Exercisable
Weighted
		Average	Weighted		Weighted
Range of		Remaining	Average		Average
Exercise	Number	Contractual	Exercise	Number	Exercise
Prices	Outstanding	Life (yr.)	Price	Exercisable	Price
$0.87 - $3.05	6,416,043	4.98	$1.77	4,304,990	$1.69

12.	Business Combination

On December 1, 2013 the Company acquired the assets of Schrurs NV, a textile company located in Ieper, Belgium, by means of an asset purchase agreement. The assets purchased include all of the production equipment, computer equipment and the rights to all of the employee contracts. The purchase price of the assets of Schrurs NV was settled by the Company assuming outstanding debt of $1,172,081 (€861,551). The general decline in the textile business in Europe had left assets available at a favorable price for the Company. This acquisition resulted in a bargain purchase gain of $425,909 as follows:

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

Fair value of assets acquired	$1,797,121
Fair value of debt assumed	(1,172,081)
Deferred income tax liability	(199,131)
Bargain purchase gain	$425,909

Under the terms of the asset purchase agreement, for a term of five years from the closing date of December 1, 2013, the repayment of the debt assumed by the Company shall be made in accordance with the terms of such debts and / or the repayment terms agreed upon between the seller and the respective creditors of the seller's debts. On the fifth anniversary of the closing date, the aggregate outstanding amount under the seller's debts at that point in time, shall be repaid in whole by the Company to the respective creditors of the seller's debts. Between December 1, 2013 and December 28, 2013, no payments were made.

At December 28, 2013, the debt assumed consists of the following, including a foreign exchange effect of $13,596:

Bank line of credit, bearing interest at 3.25%, repayable June 25, 2014	$313,088
Bank term loans, bearing interest ranging from 3.1% to 4.55%, repayable between
September 2014 and August 2022.	712,881
Loan payable on demand bearing interest at 4% per annum	90,897
Loan payable on demand bearing no interest	68,810
1,185,676
Less: current portion	634,486
$551,190

All of the above debt is denominated in Euros.

13.	Commitments

a)                    Leases

The Company is committed to lease payments totaling approximately $1,930,000 for premises under lease. The minimum lease payments over the next five years are as follows:

2014	$296,579
2015	209,539
2016	209,539
2017	209,539
2018	209,539
Total	$1,134,735

b)	National Research Council of Canada ("NRC")

Joint Collaboration Agreement

In October 2007, the Company entered into a joint collaboration agreement with the NRC to continue to develop a patentable enzyme technology for the processing of hemp fibers. The agreement was for three years and expired on May 9, 2010. On February 19, 2010, the Company signed an amendment to the agreement to extend expiry to May 9, 2012. The Company intends to continue its joint collaboration of enzyme technology with the NRC; however the research will refocus on cellulose technology for the production of lignocellulosic ethanol. The NRC is to be paid as it conducts work on the joint collaboration. There are no further costs or other off-balance sheet liabilities associated with the NRC agreement.

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

Technology License Agreement

On November 1, 2006, the Company entered into a technology license agreement with the NRC. The license agreement provides the Company a worldwide license to use and sublicense the NRC technology called CRAiLAR®. The Company paid an initial $20,525 (CAD $25,000) fee and will pay an ongoing royalty of 3% on sales of products derived from the CRAiLAR® process to the NRC with a minimum annual payment set at $14,750 (CAD$15,000) per year in two installments. During the year ended December 28, 2013 the Company paid $7,375 (CAD$7,500) and accrued $7,375 (CAD$7,500) of the minimum annual royalty.

14.                    Income Taxes

As at December 28, 2013, the Company has estimated Canadian tax loss carry forwards for tax purposes of approximately $21,672,697 (2012 - $17,964,466) which expire between 2014 and 2033. Tax losses may be applied against future taxable income. Management has determined that the realization of the potential deferred tax assets resulting from these losses and other temporary differences is uncertain at this time, and cannot be viewed as more likely than not. Accordingly, the Company has recorded a full valuation allowance for the potential deferred tax asset.

The reported income taxes differ from the amounts obtained by applying statutory rates to the loss before income taxes as follows:

	2013	2012
Loss before income taxes	$15,169,933	$9,315,360
Combined Canadian and US corporate tax rate	30.48%	28.85%
Expected income tax recovery	(4,623,968)	(2,654,878)

Increase (decrease) resulting from:
Permanent differences and others	255,649	468,899
Change in valuation allowance	5,155,729	2,324,647
Impact of foreign exchange changes	(564,191)	(101,609)
Impact of tax rate changes	(223,219)	(37,059)
Future income tax expense	$-	$-

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

The tax effects of temporary differences that give rise to the Company's future tax asset (liability) are as follows:

	2013	2012
Property and equipment, and intangible assets	$(168,845)	$89,513
Research and development costs	999,811	806,068
Share issue costs	165,590	196,805
Other finance costs	1,883	124,546
Loss carry forwards	10,999,463	5,824,372
	11,997,902	7,041,304
Valuation allowance	(12,197,033)	(7,041,304)
	$(199,131)	$-

The Company's non-capital losses expire as follows:

Year of Expiry	Canada	USA
2014	$992,010	$-
2015	1,119,758	-
2026	1,219,361	-
2027	1,346,174	-
2028	2,160,578	-
2029	2,744,383	-
2030	1,873,136	75,478
2031	2,960,048	594,348
2032	2,443,098	3,476,071
2033	4,814,151	9,361,551
	$21,672,697	$13,507,448

15.                    Related Party Transactions

During the year ended December 28, 2013, $1,513,412 (2012 - $1,410,203) was incurred as remuneration to officers and directors of the Company. Of this amount, $1,455,282 (2012 - $1,410,203) is recorded in salaries and benefits expense.

During the year ended December 28, 2013, $1,382,147 (2012 - $1,681,761) was recorded as stock-based compensation to officers and directors of the Company. Of this amount, $1,382,147 (2012 - $1,681,761) is recorded in salaries and benefits expense.

Refer to Note 8.

16.                    Subsequent Events

a)	On January 20, 2014, the TSX-V approved the Company's proposal to issue 181,666 bonus shares at to Mr. Robert Edmunds in consideration of the CAD$545,000 convertible promissory note (Note 8).

CRAiLAR TECHNOLOGIES INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 28, 2013
(In US Dollars)

b)

Subsequent to year end, the Company received $2,197,153 (€1,597,000) pursuant to a loan agreement entered into with IKEA Supply AG ("IKEA") with an effective date of November 29, 2013. The loan bears an interest rate of 1.9% per annum and is payable in monthly installments of €11,000 from December 20, 2014 through June 20, 2016 with the remainder due in full on June 25, 2016. IKEA agreed to loan the Company $3,028,300 (€2,190,000) leaving $831,147 (€593,000) as an unused credit facility. The loan is secured by assets purchased with the proceeds, as well as a portion of the secured assets used to secure the 2013A Notes.

c)

On March 20, 2014, the Company completed a private placement equity financing consisting of the sale of 2,515,000 units at $1.25 per unit for gross proceeds of $3,143,750. Each unit is comprised of one common share and one-half of one transferable common share purchase warrant of the Company, and each whole warrant will entitle the holder thereof to purchase one additional common share of the Company at an exercise price of $1.75 per warrant share for a period of two years from closing, that is, until March 20, 2016. In addition, finders' fees of an aggregate of 176,400 shares were issued to certain finders in conjunction with the closing of this private placement.

________

CRAILAR TECHNOLOGIES INC.

12,037,037 Units

____________

PROSPECTUS
____________

Roth Capital Partners

Wunderlich Securities

____, 2014

________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the issuance and distribution of the securities being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority, Inc. ("FINRA") filing fee.

Securities and Exchange Commission registration fee	$2,408
FINRA filing fee	3,305
Accounting fees and expenses	50,000
Legal fees and expenses	475,000
Transfer agent and registrar fees	2,500
Blue sky fees and expenses	25,000
Printing and related fees	5,000
Miscellaneous fees and expenses	1,787
Total	$565,000

Item 14.	Indemnification of Directors and Officers.

     The corporate laws of British Columbia and Part 21 of our corporate articles allow us to indemnify our directors, former directors, alternate director and their heirs and personal representatives against liability, provided (i) the director or officer was acting on our behalf in his or her official capacity as a director or officer and (ii) such director or officer conducted himself in good faith and believed his conduct was in, or not opposed to, our best interests (or in the case of any criminal proceeding, that he had no reasonable cause to believe his conduct was unlawful). Indemnification permitted by these provisions is limited to reasonable expenses incurred in connection with the proceeding upon which liability is predicated, which includes the amount of any such liability actually imposed.

     In addition, we currently maintain management liability insurance that covers any loss up to a certain amount that our directors and officers may become legally obligated to pay as a result of a claim for a wrongful act for which we do not indemnify the directors and officers, or covers any loss up to a certain amount that we indemnify our directors and officers as a result of a claim for a wrongful act.

Item 15.	Recent Sales of Unregistered Securities.

December 29, 2013 to July 30, 2014

     On June 17, 2014, we issued 4,827 shares of common stock upon the conversion of $12,929 (CAD$14,000 )  principal amount of previously issued convertible debentures at the conversion price of $2.68 (CAD$2.90 ) per share.  This issuance of shares was exempt from the registration requirements of the Securities Act of 1933, as amended (the “U.S. Securities Act”), pursuant to Section 3(a)(9) of the U.S. Securities Act.

     On June 2, 2014, we completed a private placement of units to thirteen creditors in settlement of debt.  This private placement consisted of the issuance of 742,355 units at a deemed issuance price of $1.25 per unit in settlement of an aggregate amount of $927,944 of debt owed to such creditors.  Each unit is comprised of one common share and one-half of one transferable common share purchase warrant , and each whole warrant will entitle the holder thereof to purchase one additional common share at an exercise price of $1.75 per warrant share for a period of two years from closing, that is, until June 2, 2016. We relied on exemptions from registration under the U.S. Securities Act provided by Regulation S with respect to one of the creditors and by Rule 506 with respect to twelve of the creditors, in each case based on representations and warranties provided by the creditors in their respective subscription agreements entered into between us and each of the creditors.

     On May 23, 2014, we issued 1,724 shares upon the conversion of $4,650 (CAD$5,000) principal amount of previously issued convertible debentures at the conversion price of $2.70 (CAD$2.90) per share. This issuance of shares was exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(9) of the U.S. Securities Act.

     On March 20, 2014, we completed a private placement equity financing to thirteen purchasers. This private placement consisted of the sale of 2,515,000 units at $1.25 per unit for gross proceeds of $3.1 million. Each unit is comprised of one common share and one-half of one transferable common share purchase warrant of the Company, and each whole warrant will entitle the holder thereof to purchase one additional common share of the Company at an exercise price of $1.75 per warrant share for a period of two years from closing, that is, until March 20, 2016. We relied on exemptions from registration under the U.S. Securities Act provided by Regulation S with respect to seven of the purchasers and by Rule 506 with respect to the remaining six purchasers, in each case based on representations and warranties provided by the purchasers of the units in their respective subscription agreements entered into between the Company and each of the purchasers.

     On March 20, 2014, we also issued 176,400 common shares to two finders in conjunction with the closing of the above-referenced private placement at a deemed issuance price of $1.25 per share. We relied on exemptions from registration under the U.S. Securities Act provided by Rule 506 based on representations and warranties provided by each of the finders.

Fiscal Year Ended December 28, 2013

     On December 20, 2013, we issued 3,333,333 units pursuant to a private placement to one purchaser at a price of $0.56 (CAD$0.60) per unit for total gross proceeds of $1.9 million (CAD$2.0 million). Each unit consists of one common share and one common share purchase warrant. Each common share purchase warrant entitles the holder to purchase one additional common share at an exercise price of $0.66 (CAD$0.70) per share for a period of five years, expiring on December 20, 2018. We relied on exemptions from registration under the U.S. Securities Act provided by Regulation S based on representations and warranties provided by the purchaser in the subscription agreement entered into between us and the purchaser. Pursuant to the subscription agreement, the purchaser received a pre-emptive right with respect to the issuance of any of our equity securities other than the issue of equity securities: (i) for compensatory purposes to our officers, employees, directors and consultants under compensation plans in existence on the date hereof; (ii) pursuant to any of our convertible securities outstanding on December 20, 2013; or (iii) as consideration for the arm's length purchase of businesses or assets by us or our subsidiaries; whereby the purchaser shall have the right to subscribe for and purchase up to that number of equity securities necessary to maintain the purchaser's equity ownership percentage as of the date immediately prior to the closing of such equity financing.

     On July 26, 2013, we issued an aggregate of $3.4 million (CAD$3.5 million) in convertible secured debentures having a term until July 26, 2016 or on such earlier date as the principal amount of the debentures may become due in accordance with the provisions of the indenture for such debentures and having an interest rate of 10% per annum which shall accrue and be payable semi-annually on March 31 and September 30 in each year commencing on September 30, 2013 with the last interest payment to fall due on the maturity date. The debentures are governed and issued pursuant to the indenture entered into between us and Computershare Trust Company of Canada. The debentures are issuable only in denominations of $972 (CAD$1,000) and integral multiples thereof. The principal amount of the debentures is convertible, at the option of the holder thereof, into shares of our common stock at any time prior to the close of business on the maturity date and the close of business on the last business day immediately preceding the date specified by us for redemption of the debentures. The conversion price, subject to adjustment in certain circumstances, will be $1.94 (CAD$2.00) per share, being a conversion rate of 500 shares for each $972 (CAD$1,000) principal amount of debentures, all subject to the terms and conditions and in the manner set forth in the indenture for such debentures. No fractional shares will be issued on any conversion but, in lieu thereof, we will pay cash equal to the market price of such fractional interest determined in accordance with the indenture. The debentures will not be redeemable by us before July 26, 2015. On or after July 26, 2015 and at any time prior to the maturity date, we may, at our option, subject to providing not more than 60 and not less than 30 days' prior notice, redeem the debentures, in whole or in part, at par plus accrued and unpaid interest. However, in the event we complete an aggregate of $19.4 million (CAD$20.0 million) or more in any equity financing(s) between July 26, 2013 and the maturity date, we shall, subject to providing not less than 60 days prior notice to each holder of debentures, redeem the debentures in whole at par plus accrued and unpaid interest. In addition, we issued 800 transferable common share purchase warrants for each $972 (CAD$1,000) of principal amount tendered to us by the investors, resulting in an aggregate of 2,828,000 warrants, with each warrant entitling the holder thereof to purchase one additional share of common stock at an exercise price of $1.21 (CAD$1.25) per share until July 26, 2016. In connection with this private placement of debentures and warrants, we paid a finder's fees of $138,079 (CAD$142,100) in cash and 113,680 finder's warrants to an entity in Ontario, Canada and $95,567 (CAD$98,350) in cash and 78,680 finder's warrants to an entity in British Columbia, Canada. The finder's warrants have the same attributes as the warrants. We relied on exemptions from registration under the U.S. Securities Act provided by Regulation S for all investors, based on representations and warranties provided by the investors in the debentures and in their respective subscription agreements entered into between us and each investor.

     On February 25, 2013, we issued an aggregate of $4.9 million (CAD$5.0 million) in convertible secured debentures having a term until September 30, 2017 or on such earlier date as the principal amount of the debentures may become due in accordance with the provisions of the indenture for such debentures and having an interest rate of 10% per annum which shall accrue and be payable semi-annually on March 31 and September 30 in each year commencing on September 30, 2013 with the last interest payment to fall due on the maturity date. The debentures are governed and issued pursuant to the indenture entered into between us and Computershare Trust Company of Canada. The debentures are issuable only in denominations of $974 (CAD$1,000) and integral multiples thereof. The principal amount of the debentures is convertible, at the option of the holder thereof, into shares of our common stock at any time prior to the close of business on the maturity date and the close of business on the last business day immediately preceding the date specified by us for redemption of the debentures. The conversion price, subject to adjustment in certain circumstances, will be $2.85 (CAD$2.90) per share, being a conversion rate of approximately 344,828 shares for each $974 (CAD$1,000) principal amount of debentures, all subject to the terms and conditions and in the manner set forth in the indenture for such debentures. No fractional shares will be issued on any conversion but, in lieu thereof, we will pay cash equal to the market price of such fractional interest determined in accordance with the indenture for such debentures. We relied on exemptions from registration under the U.S. Securities Act provided by Regulation S for all investors, based on representations and warranties provided by the investors in the debentures in their respective subscription agreements entered into between us and each investor.

     On February 13, 2013, we issued 25,000 shares to a corporation at an issuance price of $0.95 per share upon exercise of options previously granted to such corporation in connection with an agreement pursuant to which such corporation processed CRAiLAR® fibers for us. We relied on an exemption from the registration requirements of the U.S. Securities Act provided by Rule 506 and/or Section 4(a)(2) thereunder.

Fiscal Year Ended December 31, 2012

     On October 10, 2012, we issued an aggregate of 198,587 units to six investors at a price of $2.21 per unit for gross proceeds of $438,877. Each unit is comprised of one share of common stock and one-half of one share purchase warrant. Each whole share purchase warrant is exercisable into one share of common stock at an exercise price of $3.45 per share until October 10, 2014. We relied on exemptions from registration under the U.S. Securities Act provided by Rule 506 of Regulation D, based on representations and warranties provided by the purchasers of the shares in their respective subscription agreements entered into between each purchaser and us.

     On September 24, 2012, we issued an aggregate of 450,758 units to five investors at a price of $2.21 per unit for gross proceeds of $1.0 million. Each unit is comprised of one share of common stock and one-half of one share purchase warrant. Each whole share purchase warrant is exercisable into one share of common stock at an exercise price of $3.45 per share until September 24, 2014. We relied on exemptions from registration under the U.S. Securities Act provided by Rule 506 of Regulation D, based on representations and warranties provided by the purchasers of the shares in their respective subscription agreements entered into between each purchaser and us.

     On September 21, 2012, we issued 50,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.38 per share. The shares were issued to two accredited investors in reliance on Regulation D. Also on September 21, 2012, we issued 29,500 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.54 (CAD$1.50) per share. These shares were issued outside the United States to two non-U.S. persons in reliance on Regulation S.

     On September 20, 2012, we completed a Canadian underwritten offering of $10.1 million (CAD$10.0 million) of convertible secured debentures (the "Notes"). Cormark Securities Inc. acted as underwriter. The Notes mature on September 30, 2017. The Notes bear interest at a rate of 10% per year, payable semi-annually on March 31 and September 30, starting March 31, 2013. Holders of the Notes have the option to convert the Notes at a price of $2.85 (CAD$2.90) per share of common stock at any time prior to the maturity date. The Company may redeem the Notes after September 30, 2015 provided that the market price at the time of the redemption notice is not less than 125% of the conversion price. The Notes are secured by a Guaranty and Security Agreement signed with the Company's wholly-owned subsidiary, Crailar Inc., a Nevada corporation. Crailar Inc. granted security interests over its assets, having an aggregate acquisition cost of no less than $5.5 million, as security for its guarantee obligation which shall rank in priority to all other indebtedness of Crailar Inc. We paid a total of $1.1 million (CAD$1.1 million) for underwriter commissions and other expenses in connection with this offering. We granted a 30-day over-allotment option to the underwriter to purchase up to an additional 15% of the principal amount of the Notes on the same terms and conditions. The over- allotment option expired without being exercised. In connection with this issuance, we relied on the exemption from registration under the U.S. Securities Act provided by Regulation S.

     On September 19, 2012, we issued 150,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.38 per share. The shares were issued to an accredited investor in reliance on Regulation D.

     On September 17, 2012, we issued 21,840 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.34 (CAD$1.30) per share. These shares were issued outside the United States to one non-U.S. person in reliance on Regulation S. Also, on September 17, 2012, we issued 2,084 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.54 (CAD$1.50) per share. These shares were issued outside the United States to one non-U.S. person in reliance on Regulation S. Further, on September 17, 2012, we issued 15,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.38 per share. The shares were issued to an accredited investor in reliance on Regulation D.

     On September 13, 2012, we issued an aggregate of 418,429 units to 15 investors at a price of $2.21 per unit for gross proceeds of $924,728. Each unit is comprised of one share of common stock and one-half of one share purchase warrant. Each whole share purchase warrant is exercisable into one share of common stock at an exercise price of $3.45 per share until September 13, 2014. We relied on exemptions from registration under the U.S. Securities Act provided by Rule 506 of Regulation D and Regulation S, based on representations and warranties provided by the purchasers of the shares in their respective subscription agreements entered into between each purchaser and us.

     On September 12, 2012, we issued 2,500 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.54 (CAD$1.50) per share. These shares were issued outside the United States to one non-U.S. person in reliance on Regulation S. Also, on September 12, 2012, we issued a further 2,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.38 per share. The shares were issued to an accredited investor in reliance on Regulation D.

     On August 30, 2012, we issued 2,500 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.51 (CAD$1.50) per share. These shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On July 19, 2012, we issued 41,667 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.49 (CAD$1.50) per share. These shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On June 4, 2012, we issued 1,500 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.44 (CAD$1.50) per share. These shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     May 22, 2012, we issued 10,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.47 (CAD$1.50) per share. These shares were issued outside the United States to two non-U.S. persons in reliance on Regulation S.

     On May 22, 2012, we issued a further 2,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.23 (CAD$1.25) per share. These shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On May 15, 2012, we issued 5,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.50 (CAD$1.50) per share. These shares were issued outside the United States to two non-U.S. persons in reliance on Regulation S.

     On April 13, 2012, we issued 3,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.25 (CAD$1.25) per share. These shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On April 3, 2012, we issued 20,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.51 (CAD$1.50) per share. These shares were issued outside the United States to two non-U.S. persons in reliance on Regulation S.

     On March 29, 2012, we issued 15,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.50 (CAD$1.50) per share. 10,000 of these shares were issued to one accredited investor in reliance on Regulation D, and the remaining 5,000 shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On March 15, 2012, we issued 250,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.26 (CAD$1.25) per share. These shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On March 2, 2012, we issued 25,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.52 (CAD$1.50) per share. These shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

Fiscal Year Ended December 31, 2011

     On September 7, 2011, we issued 2,500 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.12 per share. These shares were issued outside the United States to one non-U.S. Person in reliance on Regulation S.

     On July 25, 2011, we issued 1,500 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.12 per share. These shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On July 8, 2011, we completed a Canadian public offering of 3,800,000 units at a price of $3.58 (CAD$3.45) per unit for aggregate gross proceeds of $13.6 million (CAD$13.1 million). Each unit was comprised of one common share and one-half of one common share purchase warrant. Each warrant entitled the holder thereof to acquire one common share at an exercise price of $4.67 (CAD$4.50) per common share at any time prior to July 8, 2013. The units were issued outside the United States to non-U.S. persons in reliance on Regulation S and within the United States in reliance on Rule 144A and Regulation D. We paid the underwriters 6% of the gross proceeds of the offering (including with respect to the over-allotment units as described below) and granted the underwriters options to purchase that number of units (each a "compensation unit") equal to 6% of the number of units sold in the offering (including with respect to over-allotment units) at an exercise price of $3.58 (CAD$3.45) per compensation unit for 24 months after closing of the offering. Each compensation unit includes one common share and one-half of one warrant (each, a "compensation warrant"). Each whole compensation warrant is exercisable for one common share for 24 months after closing at $4.67 (CAD$4.50) per common share. We also granted the underwriters an option (the "over-allotment option"), exercisable in whole or in part at any time up to 30 days following the closing of the offering, to purchase up to an additional 570,000 units (each, an "over-allotment unit") at $3.58 (CAD$3.45) per over-allotment unit and up to 285,000 warrants (each, an "over-allotment warrant") at $0.34 (CAD$0.32) per over-allotment warrant. On July 20, 2011, the underwriters partially exercised the over-allotment option by purchasing an additional 212,500 over-allotment units at $3.64 (CAD$3.45) per unit and 100,445 over-allotment warrants at $0.34 (CAD$0.32) per over-allotment warrant, for aggregate gross proceeds to us of approximately $807,357 (CAD$765,267). Each over-allotment warrant entitled the holder thereof to acquire one common share at an exercise price of $4.67 (CAD$4.50) per common share at any time prior to July 8, 2013. Each over-allotment unit was comprised of one common share and one-half of one common share purchase warrant. Each whole warrant entitled the holder thereof to acquire one common share at an exercise price of $4.67 (CAD$4.50) per common share at any time prior to July 8, 2013. The over-allotment units and over-allotment warrants were issued outside the United States to non-U.S. persons in reliance on Regulation S and within the United States in reliance on Regulation D.

     On July 7, 2011, we issued 10,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.02 per share. These shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On July 5, 2011, we issued 6,500 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.12 per share. These shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On July 4, 2011, we issued 58,175 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $2.03 (CAD$1.95) per share. These shares were issued outside the United States to seven non-U.S. persons in reliance on Regulation S.

     On June 28, 2011, we issued 173,384 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.99 (CAD$1.95) per share. 99,680 of these shares were issued to two accredited investors in reliance on Regulation D, and the remaining 73,704 shares were issued outside the United States to six non-U.S. persons in reliance on Regulation S.

     On June 23, 2011, we issued 16,852 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.99 (CAD$1.95) per share. These shares were issued outside the United States to two non-U.S. persons in reliance on Regulation S. Also on June 23, 2011, we issued a further 5,834 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.53 (CAD$1.50) per share. The shares were issued outside the United States to two non-U.S. persons in reliance on Regulation S.

     On June 16, 2011, we issued 26,760 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.98 (CAD$1.95) per share. 11,760 of these shares were issued outside the United States to four non-U.S. persons in reliance on Regulation S and the remaining 15,000 shares were issued to one accredited investor in reliance on Regulation D. Also on June 16, 2011, we issued a further 5,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.52 (CAD$1.50) per share. The shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On June 13, 2011, we issued 30,558 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.99 (CAD$1.95) per share. The shares were issued outside the United States to five non-U.S. persons in reliance on Regulation S.

     On June 10, 2011, we issued 40,741 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.99 (CAD$1.95) per share. The shares were issued outside the United States to two non-U.S. persons in reliance on Regulation S.

     On June 1, 2011, we issued 114,654 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $2.01 (CAD$1.95) per share. The shares were issued outside the United States to three non-U.S. persons in reliance on Regulation S.

     On May 26, 2011, we issued 34,960 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.22 (CAD$1.20) per share and a further 17,480 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.53 (CAD$1.50) per share. The shares were issued outside the United States to two non-U.S. persons in reliance on Regulation S.

     On May 24, 2011, we issued 20,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $2.00 (CAD$1.95) per share. The shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On May 19, 2011, we issued 1,852 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $2.01 (CAD$1.95) per share. The shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On May 17, 2011, we issued 5,556 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $2.00 (CAD$1.95) per share. The shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On May 12, 2011, we issued 70,593 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $2.02 (CAD$1.95) per share. These shares were issued outside the United States to one non-U.S. person in reliance on Regulation S. Also on May 12, 2011, we issued a further 2,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.55 (CAD$1.50) per share. The shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On May 10, 2011, we issued 5,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $2.03 (CAD$1.95) per share. The shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On May 9, 2011, we issued 28,864 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.25 per share. The shares were issued to an accredited investor in reliance on Regulation D.

     On May 5, 2011, we issued 8,334 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $2.02 (CAD$1.95) per share. The shares were issued outside the United States to two non-U.S. persons in reliance on Regulation S.

     On May 4, 2011, we issued 18,708 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $2.04 (CAD$1.95) per share. These shares were issued outside the United States to three non-U.S. persons in reliance on Regulation S. Also on May 4, 2011, we issued a further 53,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.25 per share. The shares were issued outside the United States to two non-U.S. persons in reliance on Regulation S.

     On May 2, 2011, we issued 32,556 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $2.05 (CAD$1.95) per share. The shares were issued outside the United States to four non-U.S. persons in reliance on Regulation S.

     On April 28, 2011, we issued 100,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $2.05 (CAD$1.95) per share. The shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On April 25, 2011, we issued 25,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.25 per share. The shares were issued to an accredited investor in reliance on Regulation D. Also on April 25, 2011, we issued a further 7,137 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.57 (CAD$1.50) per share. The shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On April 19, 2011, we issued 5,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $2.04 (CAD$1.95) per share. The shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On April 7, 2011, we issued 2,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.56 (CAD$1.50) per share. The shares were issued outside the United States to one non-U.S. person (as such terms are defined in Regulation S) in reliance on Regulation S.

     On March 28, 2011, we issued 14,273 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.23 (CAD$1.20) per share. The shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On March 10, 2011, we issued 25,000 shares of our common stock upon exercise of previously issued share purchase warrants at an exercise price of $1.25 per share. The shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

     On February 24, 2011 we issued 50,000 shares of our common stock upon exercise or previously issued share purchase warrants at an exercise price of $1.25 per share. The shares were issued outside the United States to one non-U.S. person in reliance on Regulation S.

Item 16.	Exhibits and Financial Statement Schedules.

     The following exhibits are filed as part of this registration statement.

Exhibit	Document
No.
1.1	Form of Underwriting Agreement (25)
3.1	Notice of Articles (23)
3.2	Articles, as amended (23)
4.1	Convertible Debenture Indenture among CRAiLAR Technologies Inc. and Computershare Trust Company of Canada, dated September 20, 2012 (18)
4.2	Convertible Debenture Indenture among CRAiLAR Technologies Inc. and Computershare Trust Company of Canada, dated February 25, 2013 (16)
4.3	Form of Subscription Agreement for Secured Subordinated Convertible Debentures (February 25, 2013) (16)
4.4	Convertible Debenture Indenture among CRAiLAR Technologies Inc. and Computershare Trust Company of Canada, dated July 26, 2013 (19)
4.5	Form of Subscription Agreement for Secured Convertible Debentures (July 26, 2013) (19)
4.6	Form of Warrant (July 26, 2013) (19)
4.7	Amended and Restated Convertible Debenture Indenture among Crailar Technologies Inc. and Computershare Trust Company of Canada, dated December 23, 2013 (21)

4.8	Form of Subscription Agreement for December 20, 2013 private placement (21)
4.9	Form of Warrant for December 20, 2013 private placement (21)
4.10	Form of Warrant for Offering*
5.1	Opinion of McMillan LLP*
10.1	Collaboration Agreement dated effective May 7, 2004 between Hemptown Clothing, Inc., and the National Research Council of Canada (1)
10.2	Renewed Collaboration Agreement dated effective December 7, 2007 between CRAiLAR Fiber Technologies Inc., and the National Research Council of Canada (1)
10.3	Amendment to the Renewed Collaboration Agreement dated effective February 19, 2010 between Naturally Advanced Technologies Inc. and the National Research Council of Canada (1)
10.4	Master Agreement for Technology Development between Alberta Research Council and CRAiLAR Fiber Technologies dated January 1, 2007 (2)
10.5	CEO Executive Services Agreement between Naturally Advanced Technologies Inc. and Meriwether Accelerators LLC dated November 27, 2007 with effective date of August 24, 2007 (3)
10.6	2006 Stock Option Plan (4)
10.7	Letter Agreement dated September 2, 2008 between Naturally Advanced Technologies Inc. and Lipper/Heilshorn & Associates, Inc. (5)
10.8	Renewal of CEO Executive Services Agreement between Naturally Advanced Technologies Inc. and Meriwether Accelerators LLC dated October 14, 2008 (6)
10.9	2008 Fixed Share Stock Option Plan (7)
10.10	CEO Executive Services Agreement between Naturally Advanced Technologies Inc. and Kenneth Barker, dated for reference August 24, 2009 (9)
10.11	Service Agreement between Naturally Advanced Technologies Inc. and OrganicWorks Marketing LLC dated November 25, 2010 (9)
10.12	Equipment Lease and Location Sublease dated August 9, 2010 between Naturally Advanced Technologies Inc. and Eastern Flax of South Carolina, LLC. (10)
10.13	2010 Fixed Share Option Plan (11)
10.14	Lease Agreement, dated June 30, 2011 between 0702311 BC Ltd. and Naturally Advanced Technologies Inc. (13)
10.15	Office Lease Agreement dated August 8, 2011 between Naturally Advanced Technologies Inc. and MDW Properties, LLC. (13)
10.16	Lease Agreement dated July 1, 2011 between Naturally Advanced Technologies Inc. and Jessie Dale McCollough. (13)
10.17	2011 Fixed Share Option Plan, as amended (23)
10.18	Lease Agreement dated March 14, 2012 between Colony Square Investment Company, LLC and Naturally Advanced Technologies US Inc. (13)
10.19	Supply Agreement among CRAiLAR Technologies Inc. and Kowa Company Ltd., dated January 10, 2013 (14)
10.20	Development Agreement among CRAiLAR Technologies Inc. and Cotswold Industries Inc., dated February 10, 2013 (15)
10.21	Senior Executive Employment Agreement between the Company and Kenneth Barker, dated April 2, 2012 (18)
10.22	Senior Executive Employment Agreement between the Company and Guy Prevost, dated April 2, 2012 (18)
10.23	Senior Executive Employment Agreement between the Company and Jason Finnis, dated April 2, 2012 (18)
10.24	Senior Executive Employment Agreement between the Company and Larisa Harrison, dated April 2, 2012 (18)
10.25	Senior Executive Employment Agreement between the Company and Jay Nalbach, dated April 24, 2012 (18)
10.26	Senior Executive Employment Agreement between the Company and Tom Robinson dated June 18, 2012 (18)
10.27	Marketing and Development Agreement among CRAiLAR Technologies Inc. and Cone Denim LLC., dated March 11, 2013 (17)
10.28	Demand Convertible Promissory Note from CRAiLAR Technologies Inc. to Robert Edmunds, dated October 11, 2013 (20)
10.29	Asset Purchase Agreement between Schrurs NV, CRAiLAR Technologies Inc. and Mr. Serge Schrurs, dated November 6, 2013 (24) (†)
10.30	Loan Agreement between Crailar Technologies Inc. and IKEA Supply AG, dated November 29, 2013 (24) (†)
10.31	General Supply Agreement between Crailar Technologies Inc. and IKEA Supply AG, dated December 9, 2013 (22) (†)
10.32	Asset Purchase Agreement between Schrurs NV, CRAiLAR Technologies Inc. and Mr. Serge Schrurs, dated December 13, 2013 (22) (†)
10.33	Framework Agreement Development Work between IKEA Supply AG, Crailar Technologies Inc. and Schrurs NV, dated December 13, 2013 (22) (†)
10.34	Tripartite Agreement between National Research Council of Canada, CRAiLAR Technologies Inc. and IKEA Supply AG, dated December 18, 2013 (21)

10.35	Amended and Restated Promissory Note from Crailar Technologies Inc. to Jason Finnis, dated January 21, 2014 (21)
10.36	Amended and Restated Promissory Note from Crailar Technologies Inc. to Kenneth Barker, dated January 21, 2014 (21)
10.37	Amended and Restated Promissory Note from Crailar Technologies Inc. to Robert Edmunds, dated January 21, 2014 (21)
10.38	Senior Executive Employment Agreement between Crailar Technologies Inc. and Ted Sanders dated April 16, 2014 (25)
10.39	Form of Request for Waiver of Right to Exercise Options*
14.1	Code of Ethics (8)
21.1	Subsidiaries (23)
23.1	Consent of McMillan LLP (included in Exhibit 5.1)*
23.2	Consent of Dale Matheson Carr-Hilton LaBonte LLP*
24.1	Power of attorney (included on signature page)*
101.INS	XBRL Instance Document*
101.SCH	XBRL Taxonomy Extension Schema*
101.CAL	XBRL Taxonomy Extension Calculation Linkbase*
101.DEF	XBRL Taxonomy Extension Definition Linkbase*
101.LAB	XBRL Taxonomy Extension Label Linkbase*
101.PRE	XBRL Taxonomy Extension Presentation Linkbase*

*	Filed herewith.
(1)	Filed as an exhibit to our Form 8-K as filed with the SEC on March 8, 2010.
(2)	Filed as an exhibit to our Form 8-K as filed with the SEC on June 25, 2007.
(3)	Filed as an exhibit to our Form 8-K as filed with the SEC on December 21, 2007.
(4)	Filed as an exhibit to our Form 10-KSB for fiscal year ended December 31, 2006 as filed with the SEC on March 31, 2007.
(5)	Filed as an exhibit to our Form 8-K as filed with the SEC on September 8, 2008.
(6)	Filed as an exhibit to our Form 8-K as filed with the SEC on October 28, 2008.
(7)	Filed as an exhibit to our Form S-8 as filed with the SEC on October 10, 2008.
(8)	Filed as an exhibit to our Form 10-KSB for fiscal year ended December 31, 2007 as filed with the SEC on April 11, 2008
(9)	Filed as an exhibit to our Form 10-K for the fiscal year ended December 31, 2010, as filed with the SEC on April 13, 2010.
(10)	Filed as an exhibit to our Form 8-K as filed with the SEC on August 12, 2010.
(11)	Filed as an exhibit to our Form 10-Q for the quarter ended September 30, 2010, as filed with the SEC on November 15, 2011.
(12)	Filed as an exhibit to our Form S-8 as filed with the SEC on February 16, 2012.
(13)	Filed as an exhibit to our Form 10-Q for the quarter ended March 31, 2012, as filed with the SEC on May 11, 2012.
(14)	Filed as an exhibit to our Form 8-K as filed with the SEC on January 16, 2013.
(15)	Filed as an exhibit to our Form 8-K as filed with the SEC on February 14, 2013.
(16)	Filed as an exhibit to our Form 8-K as filed with the SEC on February 26, 2013.
(17)	Filed as an exhibit to our Form 8-K as filed with the SEC on March 14, 2013.
(18)	Filed as an exhibit to our Form 10-K as filed with the SEC on March 18, 2013.
(19)	Filed as an exhibit to our Form 8-K as filed with the SEC on July 31, 2013.
(20)	Filed as an exhibit to our Form 10-Q as filed with the SEC on November 7, 2013.
(21)	Filed as an exhibit to our Form 8-K as filed with the SEC on February 5, 2014.
(22)	Filed as an exhibit to our Form 8-K/A as filed with the SEC on February 21, 2014.
(23)	Filed as an exhibit to our Form 10-K for the fiscal year ended December 28, 2013, as filed with the SEC on March 28, 2014.
(24)	Filed as an exhibit to our Form 8-K/A as field with the SEC on May 6, 2014.
(25)	Filed as an exhibit to our Form 10-Q for the quarter ended March 29, 2014, as filed with the SEC on May 19, 2014.
(25)	Filed as an exhibit to our registration statement on Form S-1 (Amendment No. 1) as filed with the SEC on July 7, 2014.
(†)	Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

Item 17.	Undertakings.

     The undersigned registrant hereby undertakes:

1.	To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

	(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)

Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(c)

Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.

That, for determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective registration statement any of the securities being registered which remain unsold at the termination of the offering.

4.

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

	(a)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of Title 17 of the Code of Federal Regulations);

	(b)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(c)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

	(d)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

6.

For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

7.

For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Victoria, British Columbia, Canada, on July 30, 2014.

CRAILAR TECHNOLOGIES INC.

By: /s/ Kenneth C. Barker
Kenneth C. Barker, Chief Executive Officer

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of Crailar Technologies Inc., a British Columbia corporation that is filing a registration statement on Form S-1 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Kenneth C. Barker their true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing under Rule 462 promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney. Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kenneth C. Barker		July 30, 2014
Kenneth C. Barker	Chief Executive Officer and a Director
(principal executive officer)

/s/ Jason Finnis
Jason Finnis	President, Chief Innovation Officer and a Director	July 30, 2014

/s/
Theodore Sanders	Chief Financial Officer and Treasurer	July 30, 2014
(principal financial officer and authorized representative in the United States)

/s/ Guy Prevost
Guy Prevost	Corporate Controller and Compliance Officer	July 30, 2014
(principal accounting officer)

/s/ Robert Edmunds		July 30, 2014
Robert Edmunds	Director

/s/ Jeremy Jones		July 30, 2014
Jeremy Jones	Director

/s/ Peter C. Moore		July 30, 2014
Peter C. Moore	Director

/s/ Lesley Hayes		July 30, 2014
Lesley Hayes	Director and Chairperson

/s/ Klaus Flock
Klaus Flock	Director	July 30, 2014